AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1997

                                                     REGISTRATION NO. 333-19199
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------
                           THERMEDICS DETECTION INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     MASSACHUSETTS                3823                   04-3106698
    (STATE OR OTHER         (PRIMARY STANDARD         (I.R.S. EMPLOYER
    JURISDICTION OF            INDUSTRIAL            IDENTIFICATION NO.)
   INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)               NUMBER)

                               ---------------

              220 MILL ROAD, CHELMSFORD, MASSACHUSETTS 01824-4178
                                (508) 251-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                           SANDRA L. LAMBERT, CLERK
                           THERMEDICS DETECTION INC.
                        C/O THERMO ELECTRON CORPORATION
                                81 WYMAN STREET
                                P. O. BOX 9046
                            WALTHAM, MA 02254-9046
                                (617) 622-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
    SETH H. HOOGASIAN, ESQUIRE              EDWIN L. MILLER, JR., ESQUIRE
          GENERAL COUNSEL                  TESTA, HURWITZ & THIBEAULT, LLP
     THERMEDICS DETECTION INC.                     125 HIGH STREET
  C/O THERMO ELECTRON CORPORATION            BOSTON, MASSACHUSETTS 02110
          81 WYMAN STREET                          (617) 248-7000
 WALTHAM, MASSACHUSETTS 02254-9046
          (617) 622-1000
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement has become effective.
                               ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion, dated February 18, 1997

PROSPECTUS
                                2,200,000 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  Thermedics Detection Inc. ("Thermedics Detection" or the "Company"), a privately held, majority-owned subsidiary of Thermedics Inc. ("Thermedics"), will distribute to holders of the Company's outstanding shares of common stock, par value $.10 per share ("TDX Common Stock"), of record at the close of business on February 6, 1997 (the "Thermedics Detection Record Date"), including Thermedics, transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of TDX Common Stock for a price of
$    per share (the "Subscription Price"). Thermedics, which owns approximately
93.6% of the outstanding TDX Common Stock, will not exercise the Rights it receives from the Company, but is instead distributing all of such Rights to holders of outstanding shares of its common stock, par value $.05 per share ("Thermedics Common Stock"), of record at the close of business on February 21, 1997 (the "Thermedics Record Date"), including Thermo Electron Corporation ("Thermo Electron"), which owns approximately 55.3% of the outstanding common stock of Thermedics. Each holder of TDX Common Stock will receive approximately
 .366 transferable Rights for each share of TDX Common Stock held of record on the Thermedics Detection Record Date (or one Right for approximately every 2.73 shares held). Each holder of Thermedics Common Stock will receive 0.10 transferable Rights for each share of Thermedics Common Stock held of record on the Thermedics Record Date (or one Right for every 10 shares held). Thermo Electron will not distribute the Rights it receives to its stockholders, but may exercise its Rights or sell its Rights depending on prevailing market conditions, including in negotiated transactions with the Underwriters. No fractional Rights or cash in lieu thereof will be distributed or paid by the Company or Thermedics. The number of Rights distributed by the Company or Thermedics to each holder of Thermedics Common Stock or TDX Common Stock will be rounded up to the nearest whole number. The distribution of Rights to holders of TDX Common Stock will not be a taxable event. The distribution of Rights to holders of Thermedics Common Stock will constitute a taxable distribution of property. See "The Rights Offering--Federal Income Tax Consequences." Rights holders may purchase one share of TDX Common Stock for each whole Right held. Each Right also carries the right to subscribe at the Subscription Price for shares of TDX Common Stock that are not otherwise purchased pursuant to the exercise of Rights. An election to exercise Rights, once made, may not be revoked. All amounts received by the Subscription Agent pursuant to the exercise of Rights will be held in a non-interest-bearing escrow account until the completion of the Rights Offering. See "The Rights Offering--Subscription Privileges." The Rights are evidenced by transferable certificates. The Underwriters have agreed, subject to the terms and conditions of the Standby Underwriting Agreement, to purchase from the Company on the sixth business day after the Expiration Date (as defined below), at the Subscription Price, (i) 300,000 shares of TDX Common Stock (the "Firm Shares") and (ii) a number of shares of TDX Common Stock equal to 1,000,000 shares less the number of shares of TDX Common Stock subscribed for through the exercise of Rights (together with the Firm Shares, the "Underwritten Shares"). See "Underwriting." The distribution of Rights by the Company and Thermedics and the sale of the shares of TDX Common Stock upon the exercise of Rights or pursuant to the underwriting arrangements are referred to herein as the "Rights Offering." Assuming the sale of all of the Underwritten Shares, Thermedics will beneficially own approximately 77.6% of the outstanding TDX Common Stock.

  The Rights will expire at 5:00 p.m., Eastern time, on March 19, 1997 unless extended by the Company (as extended, the "Expiration Date"), except that the Company has agreed to allow the Underwriters to exercise Rights held by them on the business day following the Expiration Date. The Rights Offering is expected to close on the fourth business day after the Expiration Date. If the Rights Offering is not completed, the Subscription Agent will return the Subscription Price paid by investors as soon as practicable thereafter.

  The issuance of shares of TDX Common Stock pursuant to the exercise of the Rights is conditioned upon the sale of at least 1,000,000 shares of TDX Common Stock in the Rights Offering (excluding the Firm Shares). See "The Rights Offering--Subscription Privileges" and "Risk Factors--Risk of Termination of the Rights Offering Under Certain Circumstances." The maximum number of shares which may be issued in the Rights Offering, 2,200,000, and the minimum number of shares which may be issued, represent approximately 17.1% and 10.8% of the shares that would be outstanding after the Rights Offering, respectively.

  Prior to this offering, there has been no public market for the TDX Common Stock or the Rights. The TDX Common Stock and the Rights will be listed on the American Stock Exchange. The Subscription Price will be determined by the Company's Board of Directors after consultation with Representatives of the Underwriters. It is currently estimated that the Subscription Price will be between $11.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the Subscription Price.

                                  -----------
   THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
                      "RISK FACTORS" BEGINNING ON PAGE 9.

                                  -----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS  THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON  THE ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
        REPRESENTATION   TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Subscription          Underwriting Fees           Proceeds to
                                Price (1)           and Commissions (1)        Company (1) (2)
-----------------------------------------------------------------------------------------------
Per Share (2)..........           $11.50                    $.43                 $11.07 Max.
                                                            $.77                 $10.73 Min.
-----------------------------------------------------------------------------------------------
Total (3)..............      $25,300,000 Max.             $943,000             $24,357,000 Max.
                             $14,950,000 Min.             $997,000             $13,953,000 Min.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                             (cover page continued on next page)

                                  -----------

LEHMAN BROTHERS                                       NATWEST SECURITIES LIMITED

       , 1997

  At the upper left of the page is a graphic image depicting the Company's Alexus system. Immediately to the right of this image is a graphic image depicting the Company's InScan system. To the left of these graphics is the following caption:

  The Company's Alexus systems (far left), which detect trace amounts of constituents that affect product quality in refillable plastic soft drink, water and other beverage containers, have been installed on more than 200 bottling lines in more than 30 countries throughout the world. The Company's InScan system (left) uses high-speed x-ray imaging technology to detect liquid fill-levels and leakage in containers for the beverage, food and other industries.

  At the upper right of the page is a graphic image depicting the Company's Flash-GC high-speed gas chromatography system. Below this graphic is the following caption:

  The Company's Flash-GC is a high-speed gas chromatography system that can analyze chemical samples at speeds 20 to 50 times faster than conventional gas chromatography.

(cover page continued from previous page)

(1) In connection with the transactions contemplated hereby, the Underwriters will receive (a) standby and management fees aggregating $736,000,(b) additional fees of $.58 for each share of TDX Common Stock actually purchased by the Underwriters, whether pursuant to Rights purchased and exercised or pursuant to the Standby Underwriting Agreement (excluding the Firm Shares); provided that such standby, management and additional fees in the aggregate shall not exceed 6% of the Subscription Price for each share of TDX Common Stock purchased pursuant to the exercise of Rights (by the Underwriters or otherwise) or pursuant to the Standby Underwriting Agreement (excluding the Firm Shares) plus an amount equal to the aggregate purchase price of Rights purchased by the Underwriters, up to $100,000 and (c) an underwriting commission of $.69 on each Firm Share purchased by the Underwriters. See "Underwriting." The maximum Proceeds to the Company assumes that only the Firm Shares are purchased by the Underwriters and 1,900,000 shares are purchased upon the exercise of Rights by persons other than the Underwriters; and the minimum Proceeds to the Company assumes that 1,300,000 shares are purchased by the Underwriters and no shares are purchased upon exercise of Rights by persons other than the Underwriters.
(2) Before deducting expenses payable by the Company estimated at $660,000.
(3) The Company has granted to the Underwriters an option, exercisable within 30 days following the Expiration Date, to purchase up to an additional 195,000 shares of TDX Common Stock at the Subscription Price solely to cover over-allotments, if any. If this option is fully exercised, the total additional Proceeds to the Company would be $2,125,000 and the related total additional Underwriting Fees and Commissions would be $117,000. See "Underwriting."

                                 -------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE THERMEDICS DETECTION COMMON STOCK OR THE RIGHTS OR BOTH, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                 -------------

  Alexus, EGIS and TEA Analyzer are each registered trademarks, and Flash-GC, InScan, Micro-Quad, Quadra-Beam, Rampart and SecurScan are trademarks, of Thermedics Detection Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  Thermedics Detection Inc. (the "Company") develops, manufactures and markets high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis. The Company's industrial process systems use ultratrace chemical detectors, high-speed gas chromatography, X-ray imaging, near-infrared spectroscopy and other technologies for quality assurance of in-process and finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical and other consumer products industries. The Company's explosives-detection equipment uses simultaneous trace particle- and vapor-detection techniques based on its proprietary chemiluminescence and high-speed gas chromatography technologies. Customers use the Company's explosives-detection equipment to detect plastic and other explosives at airports and border crossings, for other high-security screening applications and for forensics and search applications.

  The Company's principal product lines include:

  . Alexus systems, introduced in 1992, detect trace amounts of constituents that affect product quality in refillable plastic soft drink, water and other beverage containers at speeds in excess of 600 bottles per minute. Alexus systems have been installed on more than 200 bottling lines in more than 30 countries;

  . InScan systems, introduced in 1996, detect liquid fill-levels, leakage, foreign objects and product defects at speeds in excess of 2,400 units per minute for the beverage, food and other industries;

  . Micro-Quad, Quadra-Beam and other products of the Moisture Systems division, acquired by the Company in 1996, measure moisture and other product constituents, including fats, proteins, oils, flavorings, solvents, adhesives and coatings, in the manufacturing processes of a variety of industries;

  . Flash-GC gas chromatography systems, introduced in 1996, analyze chemical samples at speeds 20 to 50 times faster than conventional gas chromatography systems. These systems can be used in a variety of markets, primarily in near on-line process and quality control applications that require high-speed results; and

  . EGIS explosives detectors, first sold to commercial airports in Europe in 1991, detect and identify trace levels of explosives in carry-on bags, in checked luggage and on people, and are also used in forensic investigations. The Company believes that its EGIS systems are the world's most widely used trace particle/vapor explosives-detection systems, with an installed base of more than 200 units in 21 countries, including more than 100 units installed in airports.

  The Company's strategy is to build upon its reputation as a technical and market leader in applications requiring complex, high-speed or continuous ultratrace detection and measurement. The Company holds significant patents relating to its chemiluminescent analysis and high-speed gas chromatography technologies, and believes that its proprietary position with respect to these technologies affords it a competitive advantage. In addition, the Company employs highly skilled research scientists and product development engineers who use their intimate knowledge of their customers' production processes to develop new products based on these technologies.

                              THE RIGHTS OFFERING

Rights..................
                          The Company is distributing to holders of TDX Common Stock of record at the close of business on February 6, 1997 (the "Thermedics Detection Record Date"), including Thermedics, transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of TDX Common Stock. Thermedics will not exercise the Rights it receives from the Company, but is instead distributing all of such Rights to holders of record of Thermedics Common Stock, including Thermo Electron, at the close of business on February 21, 1997 (the "Thermedics Record Date"). Each holder of TDX Common Stock will receive approximately .366 transferable Rights for each share of TDX Common Stock held of record on the Thermedics Detection Record Date. Each holder of Thermedics Common Stock will receive 0.10 transferable Rights for each share of Thermedics Common Stock held of record on the Thermedics Record Date. Thermo Electron will not distribute the Rights it receives to its stockholders, but may exercise its Rights or sell its Rights depending on prevailing market conditions, including in negotiated transactions with the Underwriters. The number of Rights distributed by the Company or Thermedics to each stockholder will be rounded up to the nearest whole number. An aggregate of approximately 1,900,000 Rights will be distributed pursuant to the rights offering to an aggregate of approximately 2,350 record holders of TDX Common Stock and Thermedics Common Stock. Each Right will be exercisable for one share of TDX Common Stock. An aggregate of approximately 1,900,000 shares of TDX Common Stock has been reserved for issuance upon exercise of the Rights (the "Underlying Shares"). The distribution of the Rights by the Company and Thermedics and the sale of shares of TDX Common Stock upon the exercise of Rights or pursuant to the underwriting arrangements are referred to herein as the "Rights Offering." See "The Rights Offering--The Rights."

Thermedics Detection
 Record Date............
                          February 6 , 1997

Thermedics Record
 Date...................  February 21 , 1997

Expiration Date.........
                          March 19, 1997, 5:00 p.m., Eastern time, or such later date to which the Company may extend the expiration of the Rights, except that the Company has agreed to allow the Underwriters to exercise Rights held by them on the first business day following the Expiration Date.

Basic Subscription        Rights holders are entitled to purchase for the
 Privilege..............  Subscription Price one share of TDX Common Stock for each whole Right held (the "Basic Subscription
                          Privilege"). The Rights are exercisable immediately upon distribution. See "The Rights Offering--
                          Subscription Privileges--Basic Subscription
                          Privilege."

Oversubscription          Each holder of Rights who elects to exercise his
 Privilege..............  Basic Subscription Privilege (including the
                          Underwriters) may also subscribe at the Subscription
                          Price for an unlimited number of additional
                          Underlying Shares that are not otherwise purchased pursuant to the Basic Subscription Privilege (the
                          "Oversubscription Privilege"). If an insufficient number of Underlying Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, the available Underlying Shares will be prorated among holders who exercise their Oversubscription
                          Privilege based on the respective numbers of Rights exercised by such holders pursuant to the Basic
                          Subscription Privilege. See "The Rights Offering--
                          Subscription Privileges--Oversubscription Privilege."

Subscription Price......  $       in cash per share of TDX Common Stock
                          subscribed for pursuant to the Basic Subscription
                          Privilege or the Oversubscription Privilege (the
                          "Subscription Price").

TDX Common Stock
 Outstanding after
 Rights Offering........
                          A maximum of 12,883,500 shares. This number excludes 218,180 shares issuable at a weighted average price of $10.41 per share pursuant to stock options outstanding at December 31, 1996 but assumes the sale of all of the Underwritten Shares. If the minimum number of Underwritten Shares is sold in the Rights Offering, a maximum of 11,983,500 shares would be outstanding after the Rights Offering. See "Capitalization," "Management," and "Security Ownership of Certain Beneficial Owners and Management."

Transferability of
 Rights and TDX Common
 Stock..................  The Rights are transferable and will be listed on the
                          American Stock Exchange ("AMEX"). The TDX Common Stock also will be listed on the AMEX. The Subscription Agent will endeavor to sell Rights for holders who have so requested by delivering a Subscription Certificate (as defined below) with the instruction for sale properly executed to the Subscription Agent by 11:00 a.m., Eastern time, on the date that is four AMEX trading days prior to the Expiration Date. See "The Rights Offering--Exercise of Rights."

Procedure for             Basic Subscription Privileges and Oversubscription
 Exercising Rights......  Privileges may be exercised by properly completing the subscription certificate evidencing the Rights (a
                          "Subscription Certificate") and forwarding such
                          Subscription Certificate (or following the Guaranteed
                          Delivery Procedures (as described in "The Rights
                          Offering--Exercise of Rights")), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription
                          Privilege and Oversubscription Privilege, to the Subscription Agent on or prior to the Expiration
                          Date. If the mail is used to forward Subscription
                          Certificates, it is recommended that insured, registered mail be used. Once a holder of Rights has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "The Rights Offering--Exercise of
                          Rights."

Procedure for
 Exercising Rights by
 Foreign Stockholders...  Subscription Certificates will not be mailed to holders of Thermedics Common Stock or TDX Common Stock whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise the Rights represented thereby, such holders must notify the Subscription Agent by completing an International Holder Subscription Form, which will be delivered to such holders in lieu of a Subscription Certificate, and sending it by mail or telecopy to the Subscription Agent. Holders located in the United Kingdom will not initially be provided with an International Holder Subscription Form and, if they are interested in participating in the

                          Rights Offering, should contact Lehman Brothers International (Europe), One Broadgate, London EC2M 7HA, England, telephone 011-44-1-71-260-2793, telecopier 011-44-1-71-260-2635, attention: Mr.
                          Adrian Norman. International Holder Subscription Forms must be returned to the Subscription Agent on or prior to 11:00 a.m., Eastern time, on the date that is four AMEX trading days prior to the Expiration Date, at which time (if no instructions have been received) such Rights will be sold, if feasible, by the Subscription Agent and the net proceeds, if any, remitted to such holders. Certain restrictions applicable to the exercise and sale of Rights by persons located outside of the United States are set forth elsewhere in this Prospectus under the caption "Additional Information." See "The Rights Offering--Foreign and Certain Other Stockholders."

Persons Holding Shares,
 or Wishing to Exercise
 Rights, Through
 Others.................
                          Persons holding Thermedics Common Stock or TDX Common Stock, and receiving the Rights distributable with respect thereto through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding stock certificates personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. Such holders should be aware that brokers or other nominee holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the Expiration Date. See "The Rights Offering--Exercise of Rights."

Issuance of TDX Common
 Stock..................

                          Certificates representing shares of TDX Common Stock purchased pursuant to the exercise of Rights will be delivered to subscribers as soon as practicable after the fourth business day following the Expiration Date. The issuance of shares pursuant to the exercise of Rights is conditioned upon the sale of at least 1,000,000 shares of TDX Common Stock in the Rights Offering (excluding the Firm Shares). See "The Rights Offering--Subscription Privileges" and "--Minimum Sale of Shares."

Use of Proceeds.........
                          Research and development activities, expansion of sales and marketing activities and for general corporate purposes, including possible acquisitions. See "Use of Proceeds."

Subscription Agent......  American Stock Transfer & Trust Company.

Standby Underwriting....
                          The Underwriters have agreed, subject to the terms and conditions of the Standby Underwriting Agreement, to purchase from the Company, at the Subscription Price, on the fourth business day after the Expiration Date a number of shares of TDX Common Stock equal to 1,000,000 shares less the number of shares of TDX Common Stock purchased through the exercise of Rights (together with the Firm Shares, the "Underwritten Shares"). Subject to certain price and volume limitations prescribed by applicable law, the Underwriters may acquire Rights in the secondary market and may exercise such Rights to acquire TDX Common Stock. All such shares may be offered to the public at offering prices determined from time to time by the Underwriters, including at prices in excess of the

                          Subscription Price. The Company has agreed to pay the Underwriters the fees and commissions set forth on the cover page hereof. The Company has agreed to allow the Underwriters to exercise any Rights held by them on the first business day following the Expiration Date. See "Underwriting."

Firm Shares.............
                          The Underwriters have agreed, subject to the terms and conditions of the Standby Underwriting Agreement, to purchase from the Company, on the fourth business day after the Expiration Date, 300,000 shares of TDX Common Stock (the "Firm Shares"). The Underwriters will receive a commission of $.69 for each Firm Share purchased. See "Underwriting."

Nature of Commitment....  The obligation of the Underwriters to purchase
                          Underwritten Shares is subject to certain conditions and may be terminated under certain circumstances. See "The Rights Offering--Standby Underwriting Commitment."

Proposed AMEX Symbols...  Rights: TDX.RtTDX Common Stock: TDX.WI (when issued)
                                         TDX (thereafter)

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA
                                       FISCAL YEAR (1)              COMBINED (4)
                          ----------------------------------------- FISCAL YEAR
                          1992 (2)  1993    1994    1995   1996 (3)     1996
                          -------- ------- ------- ------- -------- ------------
STATEMENT OF INCOME DA-
 TA:
Revenues................  $17,361  $42,031 $50,343 $27,954 $43,750    $45,297
Gross Profit............    8,032   18,272  25,437  12,718  21,600     22,504
Research and Development
 Expenses...............      647    1,790   3,895   2,741   4,608      4,608
Operating Income........    3,156    8,956   9,569   2,490   1,467      1,663
Net Income..............    1,903    5,803   6,380   1,508     362        438
Earnings per Share (5)..      .19      .58     .63     .15     .04        .04
Weighted Average
 Shares (5).............   10,069   10,069  10,069  10,069  10,320     10,320

                                                            DECEMBER 28, 1996
                                                         -----------------------
                                                         ACTUAL  AS ADJUSTED (6)
                                                         ------- ---------------
BALANCE SHEET DATA:
Working Capital......................................... $23,358     $36,651
Total Assets............................................  53,483      66,776
Long-term Obligations...................................  21,200      21,200
Shareholders' Investment................................  20,910      34,203

--------
(1) The Company's 1992, 1993, 1994, 1995 and 1996 fiscal years, set forth in this table and referred to elsewhere in this Prospectus, ended on January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995 and
    December 28, 1996, respectively.
(2) Derived from unaudited financial statements.
(3) Includes the results of Moisture Systems and Rutter since their acquisition by the Company in January 1996. See "The Company."
(4) The pro forma combined statement of income data was derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus. The pro forma combined statement of income data sets forth the results of operations for fiscal 1996, as if the acquisitions of Moisture Systems and Rutter had occurred on January 1, 1996.
(5) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermedics in connection with the initial capitalization of the Company, the effect of shares sold through private placements, as well as the effect of the assumed issuance of the private placements and the assumed exercise of stock options issued within one year prior to the Company's proposed rights offering with exercise prices less than the Subscription Price.
(6) Adjusted to reflect the minimum proceeds to the Company from the Rights Offering, which assumes the sale of 1,300,000 shares to the Underwriters at a Subscription Price of $11.50 per share and no purchase of shares upon the exercise of Rights by persons other than the Underwriters, after deduction of underwriting fees and commissions and estimated offering expenses payable by the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, investors should carefully consider the following risk factors when evaluating an investment in the TDX Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

  Uncertainty of Market Acceptance of New Products. Certain of the Company's products represent alternatives to traditional detection and analytical methods. As a result, such products may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology, particularly where the purchase of the product requires a significant capital commitment. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance of the efficiency and efficacy of the Company's innovative technologies by a broader group of customers. The Company is currently devoting significant resources toward the enhancement of its existing products and the development of new products and technologies, including the Company's Flash-GC high-speed gas chromatography system; a more portable EGIS; SecurScan, a walk-through explosives-detection system; and Rampart, a lower-cost EGIS unit for use in airport screening of carry-on baggage. There can be no assurance that the Company will be successful in obtaining such broad acceptance or that, if obtained, such acceptance will be sustained. The failure of the Company to obtain and sustain such broad acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

  Ongoing Product Development Efforts Required by Rapid Technological
Change. The markets for the Company's products are characterized by changing technology, evolving industry standards and new product introductions. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce new products and technologies to meet changing customer requirements. There can be no assurance that the Company will successfully complete the enhancement and development of these products in a timely fashion or that the Company's current or future products will satisfy the needs of its markets.

  Dependence of Explosives Detection Market on Government Regulation and Airline Industry. The Company's sales of its explosives-detection systems for use in airports has been and will continue to be dependent on governmental initiatives to require, or support, the screening of checked luggage, carry-on items and personnel with advanced explosives-detection equipment. Substantially all of such systems have been installed at airports in countries other than the United States, in which the applicable government or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of the Company, including political and budgetary concerns of governments, airlines and airports. Of the more than 600 commercial airports worldwide, more than 400 are located in the United States. Accordingly, the Company believes that the size of the market for explosives-detection equipment is, and will increasingly be, significantly influenced by United States government regulation. In the United States, the Aviation Security Act of 1990 directed the Federal Aviation Administration ("FAA") to develop a standard for explosives-detection systems and required airports in the United States to deploy systems meeting this standard in 1993. The standard adopted by the FAA is more comprehensive than standards adopted in most other countries. To date, no system has demonstrated that it meets the FAA standard under realistic airport operating conditions. As a result, the FAA has not mandated the installation of automated explosives-detection systems, and only a limited number of these systems have been deployed, primarily on a test basis, in the United States. The FAA first certified a computed X-ray tomography system for checked luggage in December 1994. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions. The Company's systems are trace detectors for which no FAA certification process for checked baggage, carry-on or personal screening exists to date. In 1992, the FAA approved the Company's EGIS system for use by airlines in screening carry-on electronic items and luggage searches. Each airline must seek this approval for each application. Although the FAA has provided significant funding to the

Company in connection with the development of its explosives-detection technology, there can be no assurance that any of the Company's systems will ever meet this or any other United States certification standard. Any product utilizing a technology ultimately recommended or required by the FAA will have a significant competitive advantage in the market for explosives-detection devices. Unless the FAA takes action with respect to a particular explosives-detection product or technology, airlines will not be required to upgrade existing metal detection equipment. Earnings of U.S. air carriers tends to fluctuate significantly from time to time. Any depression in the financial condition of such carriers would likely result in lower capital spending for discretionary items. Moreover, there can be no assurance that additional countries will mandate the implementation of effective explosives screening for airline baggage, carry-on items or personnel, or that, if mandated, the Company's systems will meet the certification or other requirements of the applicable government authority. Even if the Company's systems were to meet the applicable requirements, there can be no assurance that the Company would be able to market its systems effectively. See "Business--Explosives Detectors" and "--Government Regulation."

  In October 1996, the United States enacted legislation which includes a $144.2 million allocation to purchase explosives-detection systems and other advanced security equipment, including trace detection equipment such as the systems manufactured by the Company, for carry-on and checked baggage screening. There can be no assurance that this legislation will not be modified to reduce the funding for advanced explosives equipment, that the necessary appropriations will be made to fund the purchases of advanced explosives-detection equipment contemplated by the legislation, that trace-detection equipment such as the systems manufactured by the Company will be mandated, or that, even if such appropriation is made and such equipment is mandated, any of the Company's explosives-detection systems will be purchased for installation at any airports in the United States. Further, there can be no assurance that the U.S. will mandate the widespread use of these systems after completion of the initial purchases.

  Significance of Certain Customers. Sales of process detection instruments to bottlers licensed by The Coca-Cola Company ("Coca-Cola Bottlers") were $32,184,000, $9,974,000 and $10,641,000 in 1994, 1995 and 1996, respectively, or 64%, 36% and 24% of the Company's revenues, respectively, during such periods. Sales to Coca-Cola Bottlers have decreased as these customers have substantially completed full deployment of the Company's Alexus system in existing plant locations. Although the Company anticipates that it will continue to derive revenues from the sale of upgrades and new systems to new plants, as well as services to the Coca-Cola Bottlers, the Company does not expect that revenues derived from these customers will continue at a rate comparable to prior years. While the Company believes that the introduction of new process detection products for the food, beverage and other markets will continue to reduce the significance of the Coca-Cola Bottlers to the Company's results of operations, there can be no assurance that the Company will be successful in the introduction of new process detection products or that any sales of these products will be sufficient to maintain a rate of growth equivalent to prior years.

  Competition; Technological Change. The Company encounters, and expects to continue to encounter, competition in the sale of its current and future products. Many of the Company's competitors and potential competitors have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than those of the Company. Some of these competitors have large existing installed bases of products with substantial numbers of customers. In addition, other major corporations have recently announced their intention to enter certain of the Company's markets, including the security screening market. The Company believes that many of its products are successful because they are technologically superior to alternative products offered by some of the Company's competitors. In order to continue to be successful, the Company believes that it will be important to maintain this technological advantage. No assurance can be given that the Company will be able to maintain such an advantage or that competitors of the Company will not develop technological innovations that will render products of the Company obsolete. For example, the Company's EGIS system competes against other trace explosives detection systems as well as systems utilizing dual energy X-ray or computed X-ray tomography imaging technologies. There can be no assurance that such technologies will not be enhanced to a degree that would impair the Company's ability to market its explosives detection systems. See "Business-- Competition."

  Potential for Product Liability Claims. The Company's business involves the risk of product liability claims inherent to the explosives detection business, as well as the food, beverage and other industries. There are many factors beyond the control of the Company that could result in the failure of the Company's products to detect explosives or contaminants in food or beverage containers, such as the reliability of a customer's operators, the ongoing training of such operators and the maintenance of the Company's products by its customers. For these and other reasons, there can be no assurance that the Company's products will detect all explosives or contaminants. The failure to detect explosives or contaminants could give rise to product liability claims and result in negative publicity that could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently maintains both aviation and general product liability insurance in amounts the Company believes to be commercially reasonable. There can be no assurance that this insurance will be sufficient to protect the Company from product liability claims, or that product liability insurance will continue to be available to the Company at a reasonable cost, if at all.

  Uncertainties Associated With International Operations. In 1994, 1995 and 1996, international sales accounted for 85%, 73% and 67%, respectively, of the Company's revenues, and the Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. Sales to customers in The Netherlands accounted for approximately 17% of the Company's revenues in 1996. See Note 8 of Notes to the Company's Consolidated Financial Statements. International revenues are subject to a number of uncertainties, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. Moreover, many foreign countries have their own regulatory approval requirements for sales of the Company's products. As a result, the Company's introduction of new products into international markets can be costly and time-consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not attempt to minimize currency and exchange rate risks through material hedging activities.

  Limited Protection of Proprietary Technology and Risks of Third-Party Claims. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. The Company owns 38 United States patents and has filed applications for four additional United States patents. The Company's U.S. patents have expiration dates ranging from 1998 through 2014. The Company also owns corresponding patents, or has filed corresponding applications, in a number of jurisdictions throughout the world. In addition, the Company has an exclusive, perpetual, royalty-free license under ten patents covering the use of near-infrared and very near-infrared emitting diodes for on-line spectral measurements. There can be no assurance, however, that any patents now or hereafter owned by the Company will afford protection against competitors, or as to the likelihood that patents will issue from pending patent applications. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. Although the Company believes that its products and technology do not infringe any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some jurisdictions do not protect the Company's proprietary rights to the same extent as the laws of the U.S. There can be no assurance that these protections will be adequate. See "Business--Intellectual Property."

  Risk of Termination of the Rights Offering Under Certain Circumstances. The issuance of shares of TDX Common Stock pursuant to the exercise of the Rights is conditioned upon the sale of at least 1,300,000 shares of TDX Common Stock in the Rights Offering (including the Firm Shares). The Underwriters have agreed to purchase from the Company on the fourth business day after the Expiration Date, at the Subscription Price, the Firm Shares plus a number of shares of TDX Common Stock equal to 1,000,000 less the number of shares of TDX Common Stock subscribed for through the exercise of Rights. However, the obligation of the Underwriters under the Standby Underwriting Agreement to purchase Underwritten Shares is subject to the following conditions, among others: that the Registration Statement of which this Prospectus is a part shall have been declared effective, and that no stop order with respect thereto shall have been issued; that satisfactory opinions of counsel to the Company and to the Underwriters, and certain assurances from the Company's independent public accountants, shall have been received; that the Company shall not have experienced any material adverse change in its business (including the results of operations or management) or properties; and that the Company, Thermedics and Thermo Electron affirm as correct certain representations and warranties made to the Underwriters. In addition, the Underwriters in their absolute discretion may, in the event of the occurrence of any of the following, elect to terminate their obligations under the Standby Underwriting Agreement: if trading in the TDX Common Stock has been suspended by the AMEX or trading in securities generally on the AMEX, the New York Stock Exchange, the International Stock Exchange of the United Kingdom or the over-the-counter market has been suspended, limited or subject to the establishment of minimum prices; if a banking moratorium has been declared by banking authorities of the United States, the United Kingdom, New York State or the Commonwealth of Massachusetts; if there has occurred a declaration by the United States or the United Kingdom of a national emergency or war, or a material adverse change in general economic, political or financial conditions or the effect of international conditions on the financial markets in the United States or the United Kingdom is such as to make it, in the judgment of the Underwriters, impracticable or advisable to proceed with the Rights Offering or delivery of the Underwritten Shares as contemplated hereby.

  If fewer than 1,300,000 shares are purchased in the Rights Offering (including the Firm Shares) and the conditions to the obligations of the Underwriters contained in the Standby Underwriting Agreement are not duly satisfied or waived, the Rights Offering will not be completed. However, subject to the conditions described above, the Underwriters will be obligated to purchase the Firm Shares. See "The Rights Offering--Subscription Privileges," "--Standby Underwriting Commitment" and "Underwriting."

  Risks Associated with Acquisition Strategy. The Company's strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. For example, in January 1996 the Company acquired Moisture Systems. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

  Difficulties in Managing Rapid Growth. Due to the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. Further rapid expansion may also significantly strain the Company's administrative, operational and financial personnel, management information systems, manufacturing operations and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Failure to manage growth properly could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

  Potential Fluctuations in Quarterly Performance. Significant annual and quarterly fluctuations in the Company's results of operations may be caused by, among other factors, the overall demand for, and market acceptance of, the Company's products; the timing of regulatory approvals for certain of the Company's products, government initiatives to promote the use of explosives detection systems such as those manufactured and sold by the Company; the timing of the announcement, introduction and delivery of new products and product enhancements by the Company and its competitors; variations in the Company's product mix and component costs; timing of customer orders; adjustments of delivery schedules to accommodate customers programs; the availability of components from suppliers; the timing and level of expenditures in anticipation of future sales; the mix of products sold by the Company; and pricing and other competitive conditions. Because certain of the Company's products require significant capital expenditures and other commitments by its customers, the Company has experienced extended sales cycles. Delays in anticipated purchase orders could have a material adverse effect on the Company's business, financial condition and results of operations. Customers may also cancel or reschedule shipments, and product difficulties could delay shipments. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Dependence on Key Personnel. The Company is highly dependent on the members of its senior management, including the executive officers identified under "Management" elsewhere in this Prospectus, the loss of one or more of whom could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in part on whether it can attract and retain highly qualified engineering, management, manufacturing, marketing and sales personnel, particularly as the Company expands its business activities. The Company faces significant competition for the services of such personnel from other companies. There can be no assurance that the Company will be able to continue to attract and retain the personnel it requires for continued growth. The failure to hire and retain such personnel could materially adversely affect the Company. See "Management."

  Lack of Voting Control; Control by Thermedics. The Company's stockholders do not have the right to cumulate votes for the election of directors. After giving effect to the Rights Offering, assuming the sale of all of the Underwritten Shares, Thermedics will beneficially own approximately 77.6% of the outstanding TDX Common Stock. Accordingly, Thermedics will have the power to elect the entire Board of Directors of the Company and to approve or disapprove any corporate actions submitted to a vote of the Company's stockholders. See "Relationship with Thermo Electron and Thermedics" and "Security Ownership of Certain Beneficial Owners and Management."

  Potential Conflicts of Interest. The Company may be subject to potential conflicts of interest from time to time as a result of its relationship with Thermo Electron and Thermedics. See "Relationship with Thermo Electron and Thermedics" and "Transactions with Affiliates." Certain officers of the Company are also officers of Thermedics, Thermo Electron and/or other subsidiaries of Thermo Electron, and are full-time employees of Thermedics or Thermo Electron. Such officers will devote only a portion of their working time to the affairs of the Company. For financial reporting purposes, the Company's financial results are included in the consolidated financial statements of Thermedics and Thermo Electron. The members of the Board of Directors of the Company who are also affiliated with Thermo Electron or Thermedics will consider not only the short-term and the long-term impact of operating decisions on the Company, but also the impact of such decisions on the consolidated financial results of Thermedics and Thermo Electron. In some instances the impact of such decisions could be disadvantageous to the Company while advantageous to Thermedics or Thermo Electron, or vice versa. Although the Company has adopted no formal procedures for resolving potential conflicts of interest, it is the Company's intention to add at least one additional independent Director to the Company's Board of Directors within six months after completion of the Rights Offering, and to require the approval of such independent Directors of all material transactions involving conflicts of interest. The Company is a party to various agreements with Thermo Electron that may limit the Company's operating flexibility. See "Relationship with Thermo Electron and Thermedics" and "Transactions with Affiliates."

  Significant Additional Shares Eligible for Sale After the Offering. At the conclusion of the 120-day period following the closing of the Rights Offering, the Company will file a registration statement pursuant to the Securities Act covering the resale of 683,500 shares of TDX Common Stock held by existing investors other than Thermedics. The 10,000,000 shares of TDX Common Stock owned by Thermedics are eligible for resale under Rule 144. In addition, subject to certain limitations described below under "Shares Eligible for Future Sale," as long as Thermedics is able to elect a majority of the Company's Board of Directors, it will have the ability to cause the Company at any time to register for resale all or a portion of the TDX Common Stock owned by Thermedics.

  Additional shares of TDX Common Stock issuable upon exercise of options granted under the Company's stock-based compensation plans will become available for future sale in the public market at prescribed times. Sales of a significant number of shares of TDX Common Stock in the public market following the Rights Offering could adversely affect the market price of the TDX Common Stock. See "Relationship with Thermo Electron and Thermedics" and "Shares Eligible for Future Sale."

  Immediate and Substantial Dilution. Purchasers of the TDX Common Stock offered hereby will incur an immediate and substantial dilution in the net tangible book value per share of the TDX Common Stock from the Subscription Price. Dilution per share to investors in the Rights Offering will be $10.06 and $9.36 assuming minimum and maximum proceeds to the Company, respectively. Additional dilution is likely to occur upon the exercise of outstanding stock options. See "Dilution."

  No Prior Public Market for TDX Common Stock; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the TDX Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The Subscription Price will be determined by negotiations among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the Subscription Price. Many factors, including fluctuations in the Company's operating results, announcements of technological innovations or new contracts or products by the Company or its competitors, government regulation and approvals, developments in patent or other proprietary rights and market conditions for stocks of companies similar to the Company, could have a significant impact on the market price of the TDX Common Stock, and there can be no assurance that the market price of the TDX Common Stock will not decline below the Subscription Price.

  Lack of Dividends. The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the TDX Common Stock. Declaration of dividends on the TDX Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the Rights Offering depends on the number of Rights exercised. The maximum and minimum net proceeds to be received by the Company are estimated to be $23,697,000 and $13,293,000, respectively (a maximum of $25,822,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting fees and commissions and estimated offering expenses payable by the Company.

  The Company currently expects to use between 50% and 60% of the net proceeds from the Rights Offering to fund research and development with respect to new products, and approximately 25% of such net proceeds to expand its sales and marketing efforts throughout the world. The Company expects to use the balance of such net proceeds for general corporate purposes, including the possible acquisition of one or more businesses. The Company, however, is not currently engaged in negotiations with any companies and it has no agreements, understanding or commitments with respect to any specific acquisitions that would be material to the Company. Pending these uses, the Company expects to invest the net proceeds from the Rights Offering primarily in investment grade interest bearing or dividend bearing instruments, either directly by the Company or pursuant to a repurchase agreement with Thermo Electron in which the Company would in effect lend excess cash to Thermo Electron, on a collateralized basis at market interest rates. See "Transactions with Affiliates."

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on the TDX Common Stock. The Company anticipates that for the foreseeable future the Company's earnings, if any, will be retained for use in the business and that no cash dividends will be paid on the TDX Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 28, 1996, as adjusted to reflect the issuance and sale of 1,300,000 shares of TDX Common Stock in the Rights Offering, after deducting underwriting fees and commissions and estimated offering expenses payable by the Company.

                                                       DECEMBER 28, 1996
                                                    ------------------------
                                                    ACTUAL   AS ADJUSTED (1)
                                                    -------  ---------------
                                                       (IN THOUSANDS, EXCEPT
                                                          SHARE AMOUNTS)
Long-term Obligation:
  Promissory Note to Parent Company................ $21,200      $21,200
                                                    -------      -------
Shareholders' Investment:
  Common stock, $.10 par value, 15,000,000 shares
   authorized; 10,683,500
   shares issued and outstanding, 11,983,500
   shares, as adjusted for the Rights Offering
   (2).............................................   1,068        1,198
  Capital in excess of par value...................  13,130       26,293
  Retained earnings................................   7,136        7,136
  Cumulative translation adjustment................    (424)        (424)
                                                    -------      -------
    Total Shareholders' Investment.................  20,910       34,203
                                                    -------      -------
      Total Capitalization (Long-term Obligation
       and Shareholders' Investment)............... $42,110      $55,403
                                                    =======      =======

--------
(1) Adjusted to reflect the minimum proceeds to the Company from the Rights Offering, which assumes the sale of 1,300,000 shares to the Underwriters at a Subscription Price of $11.50 per share and no purchase of shares upon the exercise of Rights by persons other than the Underwriters, after deduction of underwriting fees and commissions and estimated offering expenses payable by the Company. See "The Rights Offering" and "Underwriting." Common stock and capital in excess of par value would be $1,288,000 and $36,607,000, respectively, assuming the capitalization of the Company adjusted to reflect the maximum proceeds to the Company from the sale of 2,200,000 shares at $11.50 per share.
(2) Does not include 358,333 shares of TDX Common Stock reserved for issuance under the Company's stock-based compensation plans. Options to purchase 218,180 shares of TDX Common Stock had been granted and were outstanding under the Company's stock-based compensation plans as of December 28, 1996. See "Management--Compensation of Directors" and "--Compensation of Executive Officers" and Note 3 of Notes to the Company's Consolidated Financial Statements.

                                   DILUTION

  As of December 28, 1996, the Company had net tangible book value of $3,922,000, or $.37 per share. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of TDX Common Stock outstanding. After giving effect to the Rights Offering, assuming the minimum proceeds to the Company, which assumes the sale of 1,300,000 shares to the Underwriters at a Subscription Price of $11.50 per share and the sale of no shares upon the exercise of Rights by persons other than the Underwriters, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of December 28, 1996 would have been $17,215,000 or $1.44 per share. This represents an immediate increase in such net tangible book value of $1.07 per share to present stockholders and an immediate dilution of $10.06 per share to the investors purchasing shares in the Rights Offering. See "Risk Factors--Immediate and Substantial Dilution." The following table illustrates this per share dilution:

Subscription Price per share.....................................       $11.50
  Net tangible book value per share as of December 28, 1996 be-
   fore the Rights Offering...................................... $ .37
  Increase in net tangible book value per share attributable to the Rights Offering...........................................  1.07
                                                                  -----
Pro forma net tangible book value per share as of December 28,
 1996, after the Rights Offering (1).............................         1.44
                                                                        ------
Dilution per share to investors in the Rights Offering (1).......       $10.06
                                                                        ======

--------
(1) If all options outstanding as of December 28, 1996 to purchase an aggregate of 218,180 shares of TDX Common Stock at a weighted average exercise price of $10.41 per share were exercised in full, the pro forma net tangible book value per share after the Rights Offering would be $1.60, resulting in an immediate dilution of $9.90 per share to investors purchasing shares in the Rights Offering.

  The following table sets forth on a pro forma basis as of December 28, 1996, the number of shares of TDX Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and investors purchasing shares in the Rights Offering, assuming the minimum proceeds to the Company from the Rights Offering:

                              SHARES PURCHASED  TOTAL CONSIDERATION     AVERAGE
                             ------------------ -----------------------  PRICE
                               NUMBER   PERCENT   AMOUNT     PERCENT   PER SHARE
                             ---------- ------- ------------ -------------------
   Thermedics (1)..........  10,000,000   83.5%    6,900,000     23.8%  $  .69
   Other existing investors
    (2)....................     683,500    5.7     7,123,000     24.6    10.42
   Investors in the Rights
    Offering...............   1,300,000   10.8    14,950,000     51.6    11.50
                             ----------  -----  ------------  -------
     Total.................  11,983,500  100.0%   28,973,000    100.0%
                             ==========  =====  ============  =======

--------
(1) Calculated on the basis of the book value of net assets transferred by Thermedics to the Company in exchange for 10,000,000 shares of TDX Common Stock. See "Relationship with Thermo Electron and Thermedics."
(2) Represents the consideration paid for shares of TDX Common Stock purchased for cash.

  After giving effect to the Rights Offering, assuming the maximum proceeds to the Company, which assumes the sale of 2,200,000 shares upon the exercise of Rights by persons other than the Underwriters and the sale of the Firm Shares to the Underwriters, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of December 28, 1996 would have been $27,619,000, or $2.14 per share. This represents an immediate increase in such net tangible book value of $1.77 per share to present stockholders and an immediate dilution of $9.36 per share to the investors purchasing shares in the Rights Offering. See "Risk Factors--Immediate and Substantial Dilution." The following table illustrates this per share dilution:

Subscription Price per share....................................        $11.50
  Net tangible book value per share as of December 28, 1996 be-
   fore the Rights Offering..................................... $  .37
  Increase in net tangible book value per share attributable to
   the Rights Offering..........................................   1.77
                                                                 ------
Pro forma net tangible book value per share as of December 28,
 1996, after the Rights Offering (1)(2).........................          2.14
                                                                        ------
Dilution per share to investors in the Rights Offering (1)(2)...        $ 9.36
                                                                        ======

--------
(1) If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the Rights Offering would be $2.27, resulting in an immediate dilution of $9.23 per share to investors purchasing shares in the Rights Offering.
(2) If all options outstanding as of December 28, 1996 to purchase an aggregate of 218,180 shares of TDX Common Stock at a weighted average exercise price of $10.41 per share were exercised in full in addition to the Underwriters' exercise of the over-allotment option, the pro forma net tangible book value per share after the Rights Offering would be $2.41, resulting in an immediate dilution of $9.09 per share to investors purchasing shares in the Rights Offering.

  The following table sets forth on a pro forma basis as of December 28, 1996, the number of shares of TDX Common Stock purchased from the Company, the total consideration paid and the average price paid per share by existing shareholders and investors purchasing shares in the Rights Offering, assuming the maximum proceeds to the Company from the Rights Offering:

                              SHARES PURCHASED  TOTAL CONSIDERATION     AVERAGE
                             ------------------ ----------------------- PRICE
                               NUMBER   PERCENT   AMOUNT     PERCENT   PER SHARE
                             ---------- ------- ------------ -------------------
   Thermedics (1)..........  10,000,000   77.6%    6,900,000     17.5%  $  .69
   Other existing investors
    (2)....................     683,500    5.3     7,123,000     18.1    10.42
   Investors in the Rights
    Offering...............   2,200,000   17.1    25,300,000     64.4    11.50
                             ----------  -----  ------------  -------
     Total.................  12,883,500  100.0%   39,323,000    100.0%
                             ==========  =====  ============  =======

--------
(1) Calculated on the basis of the book value of net assets transferred by Thermedics to the Company in exchange for 10,000,000 shares of TDX Common Stock. See "Relationship with Thermo Electron and Thermedics."
(2) Represents the consideration paid for shares of TDX Common Stock purchased for cash.

                                  THE COMPANY

  The Company operated as a division of Thermedics until its incorporation as a Massachusetts corporation in December 1990. In connection with the Company's incorporation, Thermedics transferred to the Company its TEA Analyzer and certain other trace detection technologies in exchange for 10,000,000 shares of the Company's Common Stock. In January 1996, the Company acquired substantially all of the assets of Moisture Systems Corporation and the stock of Rutter & Co. B.V. (collectively, "Moisture Systems"). Unless the context otherwise requires, references in this Prospectus to the Company or Thermedics Detection Inc. refer to Thermedics Detection Inc. and its subsidiaries and predecessors. As of December 28, 1996, Thermedics beneficially owned 93.6% of the outstanding TDX Common Stock. The Company's principal executive offices are located at 220 Mill Road, Chelmsford, Massachusetts 01824-4178, and its telephone number is (508) 251-2000.

                              THE RIGHTS OFFERING

THE RIGHTS

  The Company is distributing transferable Rights, at no cost, to holders of outstanding shares of TDX Common Stock of record on the Thermedics Detection Record Date. Thermedics Detection stockholders will receive approximately .366 Rights for each share of TDX Common Stock held by them of record on the Thermedics Detection Record Date. Each Right will be exercisable for one share of TDX Common Stock.

  Thermedics, which currently owns approximately 93.6% of the outstanding TDX Common Stock, will not exercise the Rights it receives from the Company, but is instead distributing all of such Rights to holders of outstanding shares of Thermedics Common Stock of record on the Thermedics Record Date (collectively, with the holders of TDX Common Stock on the Thermedics Detection Record Date, other than Thermedics, referred to as the "Holders"), including Thermo Electron. Thermedics stockholders will receive 0.10 Rights for each share of Thermedics Common Stock held by them of record on the Thermedics Record Date. Each Right will be exercisable for one share of TDX Common Stock. No fractional Rights or cash in lieu thereof will be issued or paid by the Company or Thermedics. The number of Rights distributed to each Holder will be rounded up to the nearest whole number.

  Thermo Electron will not distribute the Rights it receives to its stockholders but may exercise its Rights or sell its Rights, including in negotiated transactions with the Underwriters.

EXPIRATION DATE

  The Rights will expire at 5:00 p.m., Eastern time, on March 19, 1997 unless extended by the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. Notice of any extension of the Expiration Date will be made through a press release issued by the Company. Notwithstanding the foregoing, the Company has agreed to allow the Underwriters to exercise any Rights held by them on the business day following the Expiration Date.

SUBSCRIPTION PRIVILEGES

  Basic Subscription Privilege. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one share of TDX Common Stock (the "Basic Subscription Privilege"). Certificates representing shares of TDX Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the fourth business day following the Expiration Date.

  Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for Underlying Shares that are not otherwise purchased pursuant to the exercise of Rights (the "Oversubscription Privilege"). The Oversubscription Privilege must be exercised by a holder, if at all, simultaneously with the exercise of the Basic Subscription Privilege.

  Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege. If the Underlying Shares not subscribed for through the Basic Subscription Privilege ("Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights exercising the Oversubscription Privilege, in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares of TDX Common Stock each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Oversubscription Privilege. All beneficial holders who exercise the Basic Subscription Privilege, including Underwriters, will be entitled to exercise the Oversubscription Privilege. Certificates representing shares of TDX Common Stock purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the fourth business day following the Expiration Date and after all prorations have been effected.

  Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

  Minimum Sale of Shares. The issuance of shares of TDX Common Stock pursuant to the exercise of the Basic Subscription Privilege and the Oversubscription Privilege is conditioned upon the sale of at least 1,000,000 shares of TDX Common Stock in the Rights Offering (excluding the Firm Shares). All amounts received by the Subscription Agent pursuant to the exercise of Rights will be held in a non-interest-bearing escrow account until the completion of the Rights Offering. The Underwriters have agreed to purchase from the Company on the fourth business day after the Expiration Date at the Subscription Price a number of shares of TDX Common Stock equal to 1,000,000 shares less the number of shares of TDX Common Stock subscribed for through the exercise of Rights. However, the obligations of the Underwriters are subject to certain conditions contained in the Standby Underwriting Agreement. See "Underwriting." If fewer than 1,300,000 shares are purchased in the Rights Offering (including the Firm Shares) and the conditions to the obligations of the Underwriters contained in the Standby Underwriting Agreement are not duly satisfied or waived, the Rights Offering will not be completed. If the Rights Offering is not completed, all funds received by the Subscription Agent in payment of the Subscription Price and held in escrow by the Subscription Agent will be returned by mail without interest or deduction as soon as practicable following the termination or expiration of the Standby Underwriting Agreement.

EXERCISE OF RIGHTS

  Rights may be exercised by delivering to American Stock Transfer & Trust Company (the "Subscription Agent"), at or prior to 5:00 p.m., Eastern time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signatures guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Such payment in full must be by (a) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent, or (b) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041, Account No. 323294723; ABA No. 021 000 021. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or of any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS OF RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

  American Stock Transfer & Trust Company 40 Wall Street New York, New York 10005 Telephone: (718) 921-8200

  If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

    (i) such holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

    (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Thermedics Detection Inc. Subscription Certificates and International Holder Subscription Forms (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within three American Stock Exchange ("AMEX") trading days following the date of the Notice of Guaranteed Delivery; and

    (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. (718) 234-5001). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent, at the address set forth above.

  Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the shares of TDX Common Stock which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

  A holder of Rights who purchases less than all of the shares of TDX Common Stock represented by his Subscription Certificate will receive from the Subscription Agent a new Subscription Certificate representing the balance of the unsubscribed Rights, to the extent the Subscription Agent is able to reissue a Subscription Certificate prior to the Expiration Date.

  Unless a Subscription Certificate (i) provides that the shares of TDX Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution.

  Holders who hold shares of TDX Common Stock or Thermedics Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should provide a copy of this Prospectus to the respective beneficial owners of such shares as soon as possible, ascertain such beneficial owners' intentions and obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of TDX Common Stock or Thermedics Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions. Beneficial holders should be aware that brokers or other record holders may establish deadlines for receiving instructions from beneficial holders significantly in advance of the Expiration Date.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY, THERMEDICS, OR THERMO ELECTRON, BUT RATHER SEND THEM TO AMERICAN STOCK TRANSFER & TRUST COMPANY AS REFERENCED ABOVE.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT AT OR PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED, PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, HOLDERS OF RIGHTS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. The Company reserves the right to reject any purchases not properly submitted or the acceptance of which would, in the opinion of its counsel, be unlawful. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent.

NO REVOCATION

  ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS

  Rights may be purchased or sold through usual investment channels, including banks and brokers. The Rights and TDX Common Stock will be listed on the AMEX.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee. However, notwithstanding the foregoing, the Subscription Agent will reissue Subscription Certificates for the transferred Rights to the transferee, and will reissue Subscription Certificates for the balance, if any, to the holder of the Rights, only to the extent it is able to do so before the Expiration Date. To transfer Rights to any person other than a bank or broker, signatures on the Subscription Certificate must be guaranteed by an Eligible Institution.

  Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and
(iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. None of the Company, Thermedics, nor the Subscription Agent will have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  The Rights evidenced by a Subscription Certificate also may be sold, in whole or in part, through the Subscription Agent by delivering to the Subscription Agent such Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights evidenced by a single Subscription Certificate are to be sold by the Subscription Agent, such Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. Promptly following such sale, the Subscription Agent will send the Rights holder a check for the net proceeds from the sale of any Rights sold. If the proceeds from the sale of Rights are to be paid or delivered to anyone other than the registered holder of the Rights, signatures on the Subscription Certificate must be guaranteed by an eligible guarantor institution which is a participant in a securities transfer association recognized program (otherwise known as the Medallion Signature Guarantee Program). ANY SIGNATURE GUARANTEE NOT MADE IN ACCORDANCE WITH THE MEDALLION SIGNATURE GUARANTEE PROGRAM WILL NOT BE ACCEPTED BY THE SUBSCRIPTION AGENT. If the Rights can be sold by the Subscription Agent, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other direct expenses of sale. Orders to sell Rights must be received on or prior to 11:00 a.m., Eastern time, on the date that is four AMEX trading days prior to the Expiration Date, and the Subscription Agent's obligation to execute orders is subject to its ability to find buyers at a price that would result in net proceeds to the holder of the Rights.

  Except for the fees charged by the Subscription Agent (which will be paid by the Company), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

  The Company anticipates that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected through, the facilities of The Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., Eastern time, on March 19, 1997, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate Subscription Price for the number of Underlying Shares for which the Oversubscription Privilege is to be exercised. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the Subscription Agent.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

  Subscription Certificates will not be mailed to Holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise or sell Rights, such Holders must notify the Subscription Agent by completing an International Holder Subscription Form, which will be delivered to such Holders (except those located in the United Kingdom) in lieu of a Subscription Certificate, and sending it by mail or telecopy to the Subscription Agent at the address and telecopy number specified above. Holders located in the United Kingdom will not initially be provided with International Holder Subscription Forms. Such Holders who are interested in participating in the Rights Offering should contact Lehman Brothers International (Europe), One Broadgate, London EC2M 7HA, England, telephone 011-44-1-71-260-2793, telecopier 011-44-1-71-260-2635, attention: Mr. Adrian Norman. International Holder Subscription Forms must be returned to the Subscription Agent at or prior to 11:00 a.m., Eastern time, on the date that is four AMEX trading days prior to the Expiration Date, at which time (if no instructions have been received) the Rights represented thereby will be sold, if feasible, by the Subscription Agent and the net proceeds, if any, remitted to such Holders. If the Rights can be sold by the Subscription Agent, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses. Certain restrictions upon the transfer and exercise of Rights by persons located outside of the United States are set forth elsewhere in this Prospectus under the caption "Additional Information."

STANDBY UNDERWRITING COMMITMENT

  The Company and the Underwriters have entered into a Standby Underwriting Agreement, the material terms of which are discussed below. Under the Standby Underwriting Agreement, and except as described in the following paragraph, the Underwriters will be required to purchase from the Company on the fourth business day after the Expiration Date, at the Subscription Price, the Firm Shares plus a number of shares of TDX Common Stock equal to 1,000,000 shares less the number of shares of TDX Common Stock that have been properly subscribed for as of the Expiration Date ("Underwritten Shares"). If Rights to purchase at least 1,000,000 shares are exercised, the Underwriters will not be required to purchase any of the TDX Common Stock issuable upon the exercise of the Rights. However, subject to the conditions described below, the Underwriters will be obligated to purchase the Firm Shares. The Company has also granted the Underwriters an option, exercisable within 30 days after the Expiration Date, to purchase up to an additional 195,000 shares of TDX Common Stock at the Subscription Price solely to cover over-allotments, if any.

  The obligation of the Underwriters under the Standby Underwriting Agreement to purchase Underwritten Shares is subject to the following conditions, among others: that the Registration Statement of which this Prospectus is a part shall have been declared effective, and that no stop order with respect thereto shall have been issued; that satisfactory opinions of counsel to the Company and to the Underwriters, and certain assurances from the Company's independent public accountants, shall have been received; that the Company shall not have experienced any material adverse change in its business (including the results of operations or management) or properties; and that the Company, Thermedics and Thermo Electron affirm as correct certain representations and warranties made to the Underwriters. In addition, the Underwriters in their absolute discretion may, in the event of the occurrence of any of the following, elect to terminate their obligations under the Standby Underwriting Agreement: if trading in the TDX Common Stock has been suspended by the AMEX or trading in securities generally on the AMEX, the New York Stock Exchange, the International Stock Exchange of the United Kingdom or the over-the-counter market has been suspended, limited or subject to the establishment of minimum prices; if a banking moratorium has been declared by banking authorities of the United States, the United Kingdom, New York State or the Commonwealth of Massachusetts; if there has occurred a declaration by the United States or the United Kingdom of a national emergency or war, or a material adverse change in general economic, political or financial conditions or the effect of international conditions on the financial markets in the United States or the United Kingdom is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to proceed with the Rights Offering or delivery of the Underwritten Shares as contemplated hereby.

FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the material United States federal income tax considerations affecting holders of TDX Common Stock and Thermedics Common Stock receiving Rights in the Rights Offering. This summary is based upon laws, regulations, rulings, and decisions currently in effect. This summary does not discuss all aspects of federal taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations, and foreign persons), nor does it discuss any aspect of state, local, or foreign tax laws.

  HOLDERS OF TDX COMMON STOCK AND THERMEDICS COMMON STOCK SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR INDIVIDUAL TAX SITUATIONS AND THE TAX CONSEQUENCES OF THE RIGHTS OFFERING UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND UNDER ANY APPLICABLE STATE, LOCAL, OR FOREIGN TAX LAWS.

  Distribution of the Rights to Holders of TDX Common Stock. A holder of TDX Common Stock will not recognize taxable income for federal income tax purposes as a result of the issuance to such holder of Rights in respect of the TDX Common Stock. Except as provided in the following sentence, the basis of such Rights will be zero. If either (i) the fair market value of the Rights on the date of distribution is 15% or more of the fair market value of the TDX Common Stock in respect of which they are received on such date, or (ii) the stockholder elects, in the stockholder's federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such TDX Common Stock to the Rights, then the stockholder's basis in such TDX Common Stock will be allocated between such TDX Common Stock and such Rights in proportion to their respective fair market values on the date of distribution. The holding period of a stockholder with respect to Rights received as a distribution on such stockholder's TDX Common Stock will include the stockholder's holding period for the TDX Common Stock in respect of which the Rights were issued.

  Distribution of the Rights to Holders of Thermedics Common Stock. The distribution of the Rights by Thermedics to holders of Thermedics Common Stock will constitute a taxable distribution of property, and accordingly, each such holder will be required to include as ordinary taxable income an amount equal to the fair market value (if any) of the Rights as of the date of the distribution (subject, to the extent available, to the 70% dividends-received deduction currently allowed to certain corporate stockholders). The tax basis of the Rights in the hands of the recipient Thermedics stockholder will be equal to the amount so included in income.

  Thermedics is required annually to notify the holders of Thermedics Common Stock, on Internal Revenue Service Form 1099, of the amount of dividends aggregating $10 or more paid to such holders during the prior year, including, for 1997, the fair market value of the Rights (if any) on the date of distribution. Thermedics and the Company will determine the fair market value of the Rights on that date, after consultation with the Underwriters. It is anticipated that the per share value of the TDX Common Stock represented by the Rights at the date of commencement of the Rights Offering will approximate the Subscription Price, with the result that the Rights should have nominal value for federal income tax purposes. Holders of Thermedics Common Stock should be aware, however, that the Internal Revenue Service will not be bound by Thermedics' and the Company's determination.

  Tax Basis in Rights. A holder of Rights that purchased the Rights will have a tax basis in the Rights equal to the holder's cost of the Rights. A Thermedics shareholder that received the Rights as a dividend with respect to the stock of Thermedics will have a tax basis in the Rights equal to the amount of the dividend (without taking into account any dividends-received deduction for corporate shareholders). A holder of TDX Common Stock that received the Rights with respect to the TDX Common Stock will allocate its previous tax basis in the TDX Common Stock between the TDX Common Stock and the Rights in proportion to their respective fair market values on the date of the distribution, provided, however, that no such allocation of basis shall be made if (i) the fair market value of the Rights so acquired is less than 15% of the fair market value of the holder's TDX Common Stock immediately prior to the distribution (unless the holder elects to make an allocation), or (ii) the Rights so acquired are neither sold nor exercised.

  Exercise of Rights. A holder of Rights will not recognize gain or loss upon the exercise of the Rights. A holder of Rights who receives shares of TDX Common Stock upon such exercise will acquire a tax basis in those shares equal to the sum of the price paid on exercise and the holder's tax basis in the Rights. The holding period of TDX Common Stock received on exercise of the Rights will begin on the date the Rights are exercised.

  Transfer of Rights. A holder of Rights that sells Rights prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and such holder's adjusted tax basis in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of TDX Common Stock held by such stockholder would be characterized as capital gain or loss at the time of such sale. Capital gain or loss recognized on a sale of Rights by a Thermedics Detection stockholder will be long-term capital gain or loss if the TDX Common Stock for which the Rights were distributed was held by such stockholder for more than one year; otherwise such gain or loss will be short-term capital gain or loss. Any capital gain or loss recognized on a sale of Rights by a Thermedics stockholder will be a short-term capital gain or loss.

  Lapse of Rights. A holder of Rights that fails either to exercise or to transfer the Rights prior to the Expiration Date will be deemed to have sold his rights on that date for an amount equal to zero. As noted above (see "Tax Basis in Rights"), holders of TDX Common Stock will have a basis of zero in the Rights and so will not incur a loss for tax purposes upon the lapse of the Rights. Assuming that the Rights are held as capital assets, holders of Thermedics Common Stock who receive Rights will incur a short-term capital loss upon the lapse of the Rights equal to their adjusted tax basis in the Rights.

                        SELECTED FINANCIAL INFORMATION

  The selected financial information below as of and for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Prospectus. This information should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus. The selected financial information for the fiscal year ended January 1, 1994 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Prospectus. The selected financial information for the fiscal year ended January 2, 1993 and as of January 1, 1994 has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                                                                      PRO FORMA
                                        FISCAL YEAR                  COMBINED (2)
                          -----------------------------------------  FISCAL YEAR
                           1992    1993    1994    1995    1996 (1)      1996
                          ------- ------- ------- -------  --------  ------------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME
 DATA:
Revenues................  $17,361 $42,031 $50,343 $27,954  $43,750     $45,297
                          ------- ------- ------- -------  -------     -------
Costs and Operating
 Expenses:
 Cost of revenues.......    9,329  23,759  24,906  15,236   22,150      22,793
 Selling, general and
  administrative
  expenses..............    4,229   7,526  11,973   7,487   15,525      16,233
 Research and
  development expenses..      647   1,790   3,895   2,741    4,608       4,608
                          ------- ------- ------- -------  -------     -------
                           14,205  33,075  40,774  25,464   42,283      43,634
                          ------- ------- ------- -------  -------     -------
Operating Income........    3,156   8,956   9,569   2,490    1,467       1,663
Interest and Other
 Expense, Net...........      --      --      --      (72)    (878)       (934)
                          ------- ------- ------- -------  -------     -------
Income Before Provision
 for Income Taxes.......    3,156   8,956   9,569   2,418      589         729
Provision for Income
 Taxes..................    1,253   3,153   3,189     910      227         291
                          ------- ------- ------- -------  -------     -------
Net Income..............  $ 1,903 $ 5,803 $ 6,380 $ 1,508  $   362     $   438
                          ======= ======= ======= =======  =======     =======
Earnings per Share (3)..  $   .19 $   .58 $   .63 $   .15  $   .04     $   .04
                          ======= ======= ======= =======  =======     =======
Weighted Average Shares
 (3)....................   10,069  10,069  10,069  10,069   10,320      10,320
                          ======= ======= ======= =======  =======     =======
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working Capital.........  $ 5,593 $   447 $ 6,116 $11,273  $23,358
Total Assets............   12,126  25,544  17,793  20,322   53,483
Long-term Obligations...      --      --      --      --    21,200
Shareholders'
 Investment.............    7,282   3,822   9,208  13,773   20,910

--------
(1) Includes the results of Moisture Systems and Rutter since their acquisition by the Company in January 1996.
(2) The pro forma combined statement of income data was derived from the pro forma combined condensed statement of income included elsewhere in this Prospectus. The pro forma combined statement of income data sets forth the results of operations for fiscal 1996, as if the acquisitions of Moisture Systems and Rutter had occurred on January 1, 1996.
(3) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermedics in connection with the initial capitalization of the Company, the effect of shares sold through private placements, as well as the effect of the assumed issuance of the private placements and the assumed exercise of stock options issued within one year prior to the Company's proposed rights offering with exercise prices less than the Subscription Price.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Thermedics Detection Inc. (the "Company") develops, manufactures and markets high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis. The Company's industrial process systems use ultratrace chemical detectors, high-speed gas chromatography, X-ray imaging, near-infrared spectroscopy and other technologies for quality assurance of in-process and finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical and other consumer products industries. The Company's explosives-detection equipment uses simultaneous trace particle- and vapor-detection techniques based on its proprietary chemiluminescence and high-speed gas chromatography technologies. Customers use the Company's explosives-detection equipment to detect plastic and other explosives at airports and border crossings, for other high-security screening applications and for forensics and search applications.

  Historically, the Company's principal product lines were process detection systems, including Alexus systems, and EGIS explosives detectors. The Company expanded its product lines to include moisture analysis equipment through its acquisition of Moisture Systems and Rutter in January 1996, and also introduced its InScan systems and Flash-GC gas chromatography systems in 1996. The Company also performs contract research and development services for government and industry customers and generates service revenues through long-term contracts.

  The Company's strategy has been to develop proprietary, high-speed analytical technologies to meet the needs of its customers, introduce those technologies to new markets, and finally, employ the process knowledge gained from customers in these markets to develop new proprietary technologies. In 1992, based on technologies used in its EGIS systems and TEA Analyzer, the Company developed its line of Alexus systems, which detect trace amounts of contaminants in refillable plastic bottles for the soft-drink industry. The Coca-Cola Bottlers elected to retrofit all of their existing refillable plastic bottling lines outside of the U.S. with this device, creating a dramatic increase in sales in 1993 through 1994. Sales of Alexus systems to the Coca-Cola Bottlers were $32.2 million, or 64% of the Company's revenues, in 1994. By 1995, the Coca-Cola Bottlers had substantially completed their retrofit, and sales of the Alexus systems substantially declined. Sales of Alexus systems to the Coca-Cola Bottlers were $10.0 million and $10.6 million, or 36% and 24% of the Company's revenues, in 1995 and 1996, respectively. These revenues represent product line upgrades by the Company's installed base, and new bottling lines added by the Coca-Cola Bottlers. The Company has sought to expand its customer base and continues to develop Alexus upgrades and new applications and products. The Company also introduced several new product lines over the last 12 months, including its InScan and Flash-GC product lines. As the Company begins marketing these and other products, including its EGIS explosives-detection equipment, the Company believes that it will become less dependent on its traditional revenue base. No assurance can be given, however, that the Company will be able to significantly broaden the markets for its process detection systems.

  The Company's sales of its explosives-detection systems for use in airports has been and will continue to be dependent on governmental initiatives to require, or support, the screening of checked luggage, carry-on items and personnel with advanced explosives-detection equipment. Significant terrorist acts, such as the downing of Pan American Flight 103, the World Trade Center bombing and the bombing in Oklahoma City have sparked renewed government initiatives in the screening of people, baggage and packages at high-sensitivity locations such as airports. In October 1996, in response to the explosion of TWA Flight 800, the United States enacted legislation which included $144.2 million allocated for the purchase of explosives-detection systems and other advanced security equipment, including trace equipment, such as the systems manufactured by the Company for carry-on and checked baggage screening. The Company believes that this legislation and potential follow-on legislation will generate significant growth in the market for explosives-detection instruments, including trace- detection systems.

  Approximately 67% of the Company's revenues originate outside of the U.S. Although the Company seeks to charge its customers in the same currency as its operating costs, the Company's financial performance and competitive position may be impacted by currency exchange rate fluctuations affecting the relationship between the U.S. dollar and foreign currencies.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly financial information for each of the eight quarters in the period ended December 28, 1996. The Company believes that this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus and in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of the Company and related notes thereto included elsewhere in the Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                    THREE MONTHS ENDED
                         -------------------------------------------------------------------------------
                         APRIL 1, JULY 1,  SEPT. 30,  DEC. 30,  MARCH 30,  JUNE 29,   SEPT. 28, DEC. 28,
                           1995    1995      1995       1995      1996       1996       1996      1996
                         -------- -------  ---------  --------  ---------  --------   --------- --------
                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues................  $9,050  $7,140    $5,998     $5,766    $9,345    $10,104     $11,117  $13,184
Cost of Revenues........   4,390   3,866     3,723      3,257     4,725      6,123       5,236    6,066
                          ------  ------    ------     ------    ------    -------     -------  -------
Gross Profit............   4,660   3,274     2,275      2,509     4,620      3,981       5,881    7,118
Operating Expenses......   2,687   2,531     2,347      2,663     5,191      5,933       4,355    4,654
                          ------  ------    ------     ------    ------    -------     -------  -------
Operating Income
 (Loss).................   1,973     743       (72)      (154)     (571)    (1,952)      1,526    2,464
Net Income (Loss).......   1,202     426       (35)       (85)     (524)    (1,244)        705    1,425
Earnings (Loss) per
 Share..................     .12     .04       --        (.01)     (.05)      (.12)        .07      .14
Weighted Average
 Shares.................  10,069  10,069    10,069     10,069    10,099     10,342      10,342   10,498
Gross Profit Margin.....      51%     46%       38 %       44 %      49 %       39 %        53%      54%
Operating Income (Loss)
 Margin.................      22%     10%       (1)%       (3)%      (6)%      (19)%        14%      19%
Net Income (Loss) Mar-
 gin....................      13%      6%       (1)%       (1)%      (6)%      (12)%         6%      11%

  The presentation of the Company's historical quarterly results reflects revenues from process detection instruments of $2.9 million in the first quarter of 1996, compared with $6.4 million in the first quarter of 1995. This decrease was offset by an increase in revenues in the first quarter of 1996 due to the inclusion of $3.2 million of revenues from Moisture Systems and Rutter, which were acquired January 1996. In the first half of 1996, gross profit margin from process detection instruments decreased due to lower sales volume, offset by higher-margin revenues from Moisture Systems and Rutter in 1996. In addition, in the first and second quarters of 1996, the Company recorded significant nonrecurring charges, including those discussed in the results of operations. These write-offs included a reserve for obsolete inventory due to planned product changes, as well as costs for severance and a reduction of leased facilities and other adjustments. The Company's operating results for the first half of 1996 were adversely affected as a result of these charges and the Company incurred an operating loss of $2.5 million for that period. The Company was profitable in the periods subsequent to these write-offs, with operating income of $1.5 million and $2.5 million recorded in the third and fourth quarters of 1996, respectively.

RESULTS OF OPERATIONS

 1996 Compared With 1995(/1/)
  Total revenues increased to $43.8 million in 1996 from $28.0 million in 1995. Product revenues increased 69% to $31.3 million in 1996 from $18.5 million in 1995, while service revenues increased 32% to $12.5 million in 1996 from $9.5 million in 1995.

--------
(1) References to 1996, 1995 and 1994 herein are for the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, respectively.

  Revenues increased in 1996 due to the inclusion of $18.0 million in revenues from Moisture Systems and Rutter, which were acquired in January 1996. Revenues from the Company's process detection instruments decreased to $16.0 million in 1996 from $18.5 million in 1995, primarily due to a decrease in demand from the Coca-Cola Bottlers, which have substantially completed their initial deployment of Alexus systems. Revenues from the Company's EGIS explosives-detection systems increased to $7.1 million in 1996 from $4.6 million in 1995, primarily due to the sale of eight EGIS units to the U.S. government to provide counterterrorism support in Israel. Revenues from research and development contracts decreased by $2.2 million to $1.8 million in 1996 due to the completion of a commercial contract with the Miller Brewing Company for the InScan system and, to a lesser extent, the completion of various phases of government contracts, which have since been renewed.

  The gross profit margin increased to 49% in 1996 from 45% in 1995. The gross profit margin on product revenues increased to 51% in 1996 from 46% in 1995, primarily due to higher-margin revenues from Moisture Systems and Rutter, offset in part by an inventory write-down of $0.8 million in the second quarter of 1996 due to obsolescence created by planned product changes. The gross profit margin on service revenues increased to 46% in 1996 from 44% in 1995, primarily due to the inclusion of higher-margin revenues from Moisture Systems and, to a lesser extent, the impact of cost reductions implemented in late 1995 and early 1996.

  Selling, general and administrative expenses as a percentage of revenues increased to 35% in 1996 from 27% in 1995, primarily due to higher expenses as a percentage of revenues at Moisture Systems and Rutter and, to a lesser extent, $0.4 million of costs incurred in the second quarter of 1996 related to reductions in personnel and a reduction in leased space in response to the lower sales volume of process detection instruments.

  Research and development expenses increased to $4.6 million in 1996 from $2.7 million in 1995, primarily due to research and development relating to the Company's Flash-GC gas chromatograph and its InScan high-speed X-ray imaging system. These projects are nearing completion and the Company expects that its research and development expenses as a percentage of revenues will decline in 1997. In addition, the Company recorded a nonrecurring charge of $0.2 million in the second quarter of 1996 for the write-off of certain research and development equipment no longer of use.

  Interest expense, related party of $1.1 million in 1996 reflects the issuance of a $21.2 million promissory note to Thermedics in connection with the January 1996 acquisitions of Moisture Systems and Rutter. This note is due March 1998, and bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. See "Transactions with Affiliates."

 1995 Compared With 1994

  Total revenues were $28.0 million in 1995, compared with $50.3 million in 1994. Product revenues decreased 54% to $18.5 million in 1995 from $40.4 million in 1994, and service revenues decreased 4% to $9.5 million in 1995 from $9.9 million in 1994.

  Revenues from the Company's process detection instruments decreased to $18.5 million in 1995 from $38.0 million in 1994, primarily due to a decrease in demand from the Coca-Cola Bottlers, which have substantially completed their initial deployment of Alexus systems. Revenues from the Company's EGIS explosives-detection systems declined to $4.6 million in 1995 from $10.1 million in 1994. During 1993 and 1994, large orders from BAA plc, which oversees airports in the United Kingdom, and the German government accounted for a significant portion of EGIS sales. These decreases were offset in part by an increase in research and development contract revenues of $2.1 million to $4.0 million in 1995 due to an increase in government contract revenue and, to a lesser extent, revenue from a commercial contract with Miller Brewing Company in 1995.

  The gross profit margin declined to 45% in 1995 from 51% in 1994. The gross profit margin on product revenues decreased to 46% in 1995 from 55% in 1994 due to the lower sales volume and, to a lesser extent, the inclusion of lower-margin research and development contract revenues. The gross profit margin on service revenues increased to 44% in 1995 from 31% in 1994 due to higher margins on recent service contracts.

  Selling, general and administrative expenses as a percentage of revenues increased to 27% in 1995 from 24% of revenues in 1994, primarily due to the lower sales volume in 1995.

  Research and development expenses decreased to $2.7 million in 1995 from $3.9 million in 1994 due to a shift in the allocation of resources to externally funded research and development contracts.

LIQUIDITY AND CAPITAL RESOURCES

  Consolidated working capital was $23.4 million at December 28, 1996, compared with $11.3 million at December 30, 1995. Included in working capital are cash and cash equivalents of $13.5 million at December 28, 1996 and $1.3 million at December 30, 1995. During 1996, cash of $6.6 million was provided by operating activities. Cash of $1.8 million was used to fund an increase in accounts receivable due to retainage provisions on certain contracts and higher international receivables, which often have longer payment cycles than domestic receivables. This use of cash was largely offset by $1.3 million of cash provided by a decrease in inventories resulting from improved inventory management.

  During 1996, cash of $22.6 million was used in investing activities. In January 1996, the Company acquired the assets of Moisture Systems and certain affiliated companies, and the stock of Rutter for a total of $21.7 million in cash, including the repayment of approximately $.7 million of indebtedness. In connection with this acquisition, the Company borrowed $21.2 million from Thermedics pursuant to a promissory note due March 1998, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. See "Transactions with Affiliates." Thermedics has indicated its intention to require the repayment of the principal amount of this note only to the extent that the Company's liquidity and cash flow permit. In December 1996, the Company acquired certain moisture detection product lines for approximately $0.3 million in cash, plus a percentage of the revenues earned by the Company from such product lines. The Company expended $0.8 million on purchases of machinery, equipment and leasehold improvements in 1996.

  In March 1996, the Company issued and sold 300,000 shares of the Company's common stock in a private placement for net proceeds of $3.0 million. In November 1996, the Company issued and sold 383,500 shares of the Company's common stock in a private placement for net proceeds of $4.0 million.

  During 1995, cash of $2.0 million was used in operating activities. Uses of cash included $3.2 million to fund an increase in inventories in anticipation of expected higher sales volume in 1996 and $2.4 million to reduce other current liabilities, including accrued employee benefits and accrued warranty, which were reduced as a result of the Company's lower volume of business in 1995. Investing activities used cash of $0.6 million and financing activities provided cash of $3.2 million in 1995 as a result of additional capital contributions from parent company.

  During 1994, cash of $1.9 million was provided by operating activities. Cash of $3.5 million was provided by a reduction in accounts receivable and unbilled contract costs and fees and cash of $4.6 million was provided by a decrease in inventories, both resulting from shipment of significant orders to the Coca Cola Bottlers. These sources of cash, together with cash provided by the Company's net income, were more than offset by the use of $14.1 million of cash to reduce accounts payable and other current liabilities as a result of the lower volume of business following shipment of the significant orders to the Coca Cola Bottlers. Investing activities used cash of $0.7 million and financing activities used cash of $1.0 million due to the transfer of funds to parent company.

  The Company expects to use substantially all of the anticipated net proceeds from the Rights Offering to fund research and development for new products. The Company expects to use the balance of such net proceeds for general corporate purposes, including the possible acquisition of one or more businesses. The Company, however, is not currently engaged in negotiations with any companies and it has no agreements, understanding or commitments with respect to any specific acquisitions that would be material to the Company.

  Although the Company expects to have positive cash flow from its existing operations, the Company anticipates it will require significant amounts of cash for the possible acquisition of complementary businesses and technologies. The Company expects that it will finance these acquisitions through a combination of internal funds, the net proceeds of the Rights Offering, additional debt or equity financing and/or short-term borrowings from Thermedics or Thermo Electron, although it has no agreement with these companies to ensure that funds will be available on acceptable terms or at all. The Company believes that its existing resources are sufficient to meet the capital requirements of its existing businesses for the foreseeable future, including at least the next 24 months.

                                   BUSINESS

OVERVIEW

  Thermedics Detection Inc. develops, manufactures and markets high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis. The Company's industrial process systems use ultratrace chemical detectors, high-speed gas chromatography, X-ray imaging, near-infrared spectroscopy and other technologies for quality assurance of in-process and finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical and other consumer products industries. The Company's explosives-detection equipment uses simultaneous trace particle- and vapor-detection techniques based on its proprietary chemiluminescence and high-speed gas chromatography technologies. Customers use the Company's explosives-detection equipment to detect plastic and other explosives at airports and border crossings, for other high-security screening applications and for forensics and search applications.

  The Company's principal product lines include:

  .Alexus systems, introduced in 1992, detect trace amounts of constituents that affect product quality in refillable plastic soft drink, water and other beverage containers at speeds in excess of 600 bottles per minute. Alexus systems have been installed on more than 200 bottling lines in more than 30 countries;

  .InScan systems, introduced in 1996, detect liquid fill-levels, leakage, foreign objects and product defects at speeds in excess of 2,400 units per minute for the beverage, food and other industries;

  .Micro-Quad, Quadra-Beam and other products of the Moisture Systems division, acquired by the Company in 1996, measure moisture and other product constituents, including fats, proteins, oils, flavorings, solvents, adhesives and coatings, in the manufacturing processes of a variety of industries;

  .Flash-GC gas chromatography systems, introduced in 1996, analyze chemical samples at speeds 20 to 50 times faster than conventional gas chromatography systems. These systems can be used in a variety of markets, primarily in near on-line process and quality control applications that require high-speed results; and

  .EGIS explosives detectors, first sold to commercial airports in Europe in 1991, detect and identify trace levels of explosives in carry-on bags, in checked luggage and on people, and are also used in forensic investigations. The Company believes that its EGIS systems are the world's most widely used trace particle/vapor explosives-detection systems, with an installed base of more than 200 units in 21 countries, including more than 100 units installed in airports.

  The Company's historical growth has resulted primarily from a strategy of developing proprietary high-speed analytical technologies to meet the needs of its customers, introducing those technologies to new markets and, finally, employing the process knowledge gained from the customers in these markets to develop new proprietary technologies. For example, the Company's TEA Analyzer was the first instrument to use chemiluminescent analysis to reliably detect nitrogen-based carcinogens in foods, beverages and other consumer products. Enhanced TEA Analyzer technology is used in the Company's EGIS explosives-detection systems as well as in the Alexus systems used in the beverage industry. In 1995, in response to the needs of its beverage customers for more sensitive, high-speed fill-level and leakage detectors, the Company developed its InScan system based on a proprietary X-ray technology. The Company is currently enhancing InScan to detect foreign objects and product defects in the broader packaged goods markets for the food, consumer products and other industries.

  The Company's strategy is to build upon its reputation as a technical and market leader in applications requiring complex, high-speed or continuous ultratrace detection and measurement by continuing the technology development and market-application cycle on which its growth has been based to date. The Company holds significant patents relating to its chemiluminescent analysis and high-speed gas chromatography technologies, and believes that its proprietary position with respect to these technologies affords it a competitive advantage. In addition, the Company employs highly skilled research scientists and product development engineers who use their intimate knowledge of their customers' production processes to develop new products based on these technologies.

  The Company's customers are characterized by the need to improve product quality and consistency while reducing production costs. Effective quality control requires high-speed systems that can test samples on-line, or near on-line, so that adjustments to the manufacturing process can be made quickly and frequently. More effective sampling reduces the amount of unacceptable product produced. Similarly, airports and other security checkpoints are required to screen increasing volumes of passengers and baggage with a high degree of accuracy without causing undue inconvenience and delays. Consequently, the time between the initiation of the testing process and the completion of the analysis must be reduced to the greatest practical extent. The Company believes that its high-speed detection and measurement systems meet the requirements of these demanding applications and, as a result, systems based on its high-speed analytical techniques will become increasingly employed in a wider variety of applications.

PROCESS DETECTION SYSTEMS

  The Company designs, manufactures and markets high-speed on-line trace (parts-per-trillion) measurement, detection and rejection equipment that uses particle-detection, vapor-detection and other technologies for product quality and productivity applications. The Company believes that the current total annual worldwide market for process detection equipment and systems is in excess of $2 billion. The Company currently addresses an approximately $250 million segment of this market, focusing on product content and packaging.

  Alexus. The Company's Alexus systems detect trace amounts of constituents that affect product quality in refillable plastic soft drink, water and other beverage containers. The Company believes that it is the world's largest supplier of quality assurance systems for refillable plastic containers to the beverage industry. The Company's Alexus systems, introduced in 1992, have been installed on more than 200 bottling lines in more than 30 countries throughout the world, primarily in Europe and Latin and South America, by the Coca-Cola Bottlers, Perrier and other major beverage producers. Alexus systems sell for between $150,000 and $500,000 per unit.

  The Company believes that its Alexus systems are the most accurate, cost-effective and easily maintained systems of their kind. The Alexus A100 system obtains vapor samples from refillable plastic bottles of up to two liters passing along a production line at speeds in excess of 600 bottles per minute. Alexus operates by sending a small burst of air into each bottle and then capturing some of the displaced vapor. Each vapor sample is sent through three different channels for analysis: two chemiluminescence detectors are used to search for both nitrogen-based compounds, such as ammonia and nitrogen organics, and for volatile organic compounds. The third channel, strobe analysis, is used to detect gasoline and other hydrocarbons. In addition, an optical detection module is used to detect nonvolatile compounds such as soaps and detergents. Optical detection is also used to inspect refillable water bottles for fruit juices and other flavor substances. Once the analysis is completed, an electronic signal is sent from the Alexus to indicate the bottle status. Each bottle is tracked and a rejecter module then automatically separates the acceptable and rejected bottles onto separate tracks. The Alexus W10, introduced in 1994, incorporates strobe analysis and a chemiluminescence detector to detect similar compounds in refillable three-, five- and six-gallon water bottles at speeds of up to 3,600 bottles per hour.

  Refillable plastic bottles are widely used for soft drinks, water and other beverages. The United States permits the reuse of large plastic water bottles used in commercial water dispensers. Certain countries, including Denmark, Holland and Norway, require the reuse of refillable plastic bottles and many countries, including Germany, Finland and Sweden, place a high tax on the use of nonrecyclable containers. In addition, bottlers and consumers often prefer plastic bottles because they are lighter, less breakable and easier to transport than glass bottles. Refillable plastic bottles also provide a significant economic advantage to beverage companies because they may be returned for reuse as many as 30 times. Industry sources estimate that as many as 1% of the returned bottles cannot be reused, even after cleaning, because they contain foreign substances that can chemically bond with the plastic container. Refilling a bottle that contains a foreign substance is of major concern to beverage producers because the publicity associated with an abused bottle can severely damage a brand name and a bottler's reputation. The Company believes that demand for Alexus systems will increase as its current customers expand into new markets around the world, as the technology is accepted by additional beverage producers and as the Company provides upgrades to its installed customer base.

  InScan. The Company's InScan system uses high-speed X-ray imaging technology to detect liquid fill-levels and leakage in containers for the beverage, food and other industries. InScan uses a low-power X-ray to capture data both vertically and horizontally. This data produces an instant, detailed image of each container that InScan's proprietary software automatically compares to a predetermined profile and generates mathematical algorithms to determine whether the container is acceptable. InScan incorporates a sophisticated, high-speed rejection system that automatically removes unacceptable containers from the line. The Company shipped its first InScan units in 1996 and believes that the current total annual worldwide beverage market for these systems is approximately $60 million. The Company also believes that these systems have applications in the broader packaging inspection market, which industry sources estimate to be approximately $130 million per year. InScan systems currently sell for an average of $35,000 per unit.

  Bottlers have traditionally detected fill-level and leakage by shooting a pinpoint gamma ray through a bottle or can on a production line. The principal disadvantages of gamma-based systems are their limitations in both accuracy and the scope of detection, as well as their potential for radioactive contamination of personnel and machinery. The wider image generated by InScan's X-ray imaging technology means that accuracy is unaffected by the speed of the line, acceleration or deceleration of the line, sloshing of contents or vibration. Consequently, InScan can be used on lines running at speeds of up to 2,400 units per minute, with an accuracy of +/-0.5 millimeters over the entire range of inspection speeds. Moreover, because the system is designed to image a portion of a can or bottle, rather than a pinpoint, InScan can be used to detect improper or missing lids, caps or tabs, as well as the integrity of the container from the shape of the lid or cap. Other advantages of InScan include reduced health hazards due to the elimination of potential radioactive gamma hazards, simple positioning anywhere on a production line and quick adjustability to fit packages of varying shapes.

  The Company believes that its InScan X-ray imaging technology is significantly more accurate than traditional single-point gamma-based systems. The Company also believes that the increased accuracy of InScan systems can result in substantially fewer short-filled or over-filled containers, permitting an InScan system to pay for itself in as few as nine months.

  The Company's InScan systems are currently used by major beer and soft drink companies in the U.S. and overseas, including Miller, Molson, Coors and the Coca-Cola Bottlers. Industry sources estimate that there are currently approximately 5,000 beer and soft drink bottling lines throughout the world, and that the number of such lines is increasing at a rate of approximately 5% per year. The Company believes that demand for InScan systems will increase as additional bottlers perceive the benefits of the technology.

  The Company is currently developing new applications for InScan, including the detection of foreign objects such as bone fragments and plastic in baby food, and product defects in packaged goods for the food, consumer products and other industries.

  Moisture Systems. The Company's Moisture Systems division, acquired in 1996, designs, manufactures and markets equipment that uses near-infrared spectroscopy to measure moisture and other product constituents, including fats, proteins, oils, flavorings, solvents, adhesives and coatings, in a variety of manufacturing processes. The Company's systems are used across the food, pharmaceutical, chemical, petrochemical, tobacco, forest products, pulp and paper, paper converting, plastics, textiles, corrugating and other industries. The Company believes that it is the world's largest supplier of near-infrared on-line constituent-measurement products, with an installed base of more than 10,000 units. Principal customers currently include Nabisco, Nestle, Hoechst Celanese, Akzo Nobel, Georgia Pacific, Avery Dennison, Reynolds Aluminum, Procter & Gamble, DuPont, 3M Company and other major manufacturers of consumer and industrial products. With a large installed base over a wide range of applications, the Company has built a base of knowledge and experience that it believes to be a competitive advantage. The Company's systems generally sell for between $10,000 and $100,000 per unit.

  The Company's moisture-analysis equipment determines the amount of near-infrared light absorbed by a sample at each given wavelength to precisely identify and measure the content of the sample's constituent molecules. The Company's principal products include the Quadra-Beam and Micro-Quad, which are designed to precisely measure moisture and other product constituents at fixed points on a variety of solid materials. Quadra-Beam instruments operate with either one or two sensors, and measure a single constituent per sensor. Micro-Quad instruments operate with up to five sensors, and are capable of measuring multiple constituents per sensor. Both Quadra-Beam and Micro-Quad products can be incorporated into more complex systems. For example, the Company's Profile Video Display Systems measure product constituents across webs for applications in the paper, paper converting, sheet metal, textile and other industries. Similarly, the Company's liquid and gas systems are designed to measure product constituents in liquid or gas streams moving through pipes. Customers for these systems include the petrochemical, chemical, food, beverage, plastics and polymer industries.

  Manufacturers need to perform precise measurements of moisture and other product constituents to ensure product quality and consistency while reducing production costs. Manufacturers have historically performed such measurements on samples taken from production lines for laboratory analysis. The Company's moisture-analysis products provide continuous, nondestructive analysis, without requiring sample preparation or contact, making information instantly available to the operator or computer controlling the production process. In certain applications, these instruments can be incorporated into closed-loop systems. For example, an instrument detecting insufficient moisture in a product can relay an electronic signal to an oven elsewhere on the production line to decrease the amount of moisture to be extracted during the drying process.

  Industry analysts estimate that the annual worldwide market for on-line moisture measurement products is approximately $60 million. The Company believes that approximately $35 to $40 million of this market is for near-infrared measurement products. Approximately 60% of the Company's sales are to new manufacturing facilities, facilities expanding by adding new production lines and facilities incorporating on-line systems for the first time, and approximately 40% are to replace existing on-line equipment. The Company sells its moisture-analysis equipment primarily in the United States and in Europe. The Company expects that certain geographical markets for this equipment, including the Asia/Pacific region and Latin America, will grow significantly over the next several years as countries in that region accelerate their industrialization and their production of consumer products and industrial goods, such as paper and cardboard.

FLASH-GC GAS CHROMATOGRAPHY SYSTEMS

  The Company designs, manufactures and markets high-speed gas chromatography systems that can analyze chemical samples at speeds 20 to 50 times faster than conventional gas chromatography. Industry sources estimate that the conventional gas chromatography laboratory and process instrument market is currently $850 million annually. The Company currently markets its systems under the trade name "Flash-GC" to analytical services and quality laboratories and for near on-line process and quality control applications that require high-speed results. The Company also intends to target certain other segments of the conventional gas chromatography market in which access to high-speed analysis would be advantageous.

  As in traditional gas chromatography, a sample is introduced into the Flash-GC and is separated into its chemical constituents in a chromatograph column under heat and pressure. Traditional gas chromatographs place the column in a heated oven. In contrast, the Flash-GC uses patented or patent-pending technology to dynamically heat the column itself rather than the large mass of air in the oven. Coupled with the Flash-GC's intermediate controlled-temperature trap zones, this technology permits the Flash-GC to separate a sample into its constituents 20 to 50 times faster than a conventional gas chromatograph in certain applications. As in conventional gas chromatography, the chemical constituents enter a detector at the end of the Flash-GC column, which gives off an electric signal corresponding to the identity of each constituent. The Flash-GC is not suitable for all applications because some detectors used with conventional gas chromatographs cannot respond rapidly enough to the output of the Flash-GC. The Company believes, however, that with the detectors currently available with the Flash-GC, and with detectors currently under development, this technology can serve a significant portion of the conventional gas chromatography market in which speed is important.

  The Company believes that the Flash-GC has potential applications in the food, flavors, fragrance, chemical, pharmaceutical, forensics and automotive industries, as well as for medical and environmental laboratories. The Company believes that the market for high-speed gas chromatography is only beginning to develop and the Company intends to target only those sectors of the laboratory and process gas chromatography market that are expected to place a premium on near-instant analysis. For example, food processors subject to the Food Quality Protection Act use gas chromatography to ensure that packaged foods contain the correct ingredients and in the proper proportions. Today, a typical gas chromatography analysis of the ingredients in packaged foods may require 40 minutes, a time frame in which the food processor continues to produce a large volume of its product that must ultimately be disposed of if the analysis demonstrates nonconformity to applicable standards. The Flash-GC permits food processors to perform the same analysis in less than two minutes. Other customers using the Flash-GC include an automobile manufacturer performing on-line emissions testing, a company evaluating its wastewater during discharge and a beverage company evaluating production ingredients at the point of mixing. In each case, these customers have reported analyses 20 to 50 times faster than with the conventional gas chromatographs currently in use, with significant improvements in both productivity and quality.

  The Flash-GC, a new technology introduced in 1996, received both the Pittcon Editors' Gold Award for the best new product exhibited at Pittcon '96, a major U.S. analytical instrument conference, and the Most Innovative New Product Award at the Het Instrument '96 Conference, a major European analytical instrument conference. The Company shipped ten Flash-GC units for beta testing in 1996. The Company is currently building a sales and marketing organization to support the Flash-GC, and expects to begin shipping production units in the first quarter of 1997. The Company expects that the Flash-GC systems will be priced at between $60,000 and $75,000 per unit. The Company is continuing to develop the Flash-GC to configure it with additional detectors and to introduce a process-oriented version for additional on-line applications.

EXPLOSIVES DETECTORS

  The Company designs, manufactures and markets explosives-detection equipment that uses trace particle- and vapor-detection techniques for forensics, search and screening applications under the direction of police, border police, transportation authorities and carriers. The Company's principal explosives-detection system is EGIS, a highly sensitive particle- and vapor-detection system for screening people, baggage, packages, freight, and electronic equipment such as personal computers for the presence of a wide range of explosives, including plastic explosives that have proven difficult to detect using conventional methods. The EGIS system is designed for stand-alone use in the detection of explosives in carry-on items and on personnel, and can be used in conjunction with enhanced X-ray and other advanced imaging systems to provide a comprehensive explosives-detection system for checked luggage.

  Explosives-detection equipment used in security screening applications comprises two distinct categories that are generally combined into a single system: enhanced X-ray technologies, such as computed tomography ("CT") and dual energy X-ray systems, and trace detection technologies, such as the EGIS system. Because of its medium- to high-throughput rate, enhanced X-ray equipment is generally used in the initial screening of checked luggage in multi-tiered systems, with trace equipment placed at the end of the process. X-ray technology, however, is relatively capital intensive and generally requires significant engineering to fit into existing luggage systems. Trace equipment is sensitive to minute quantities of explosive particles, and is generally physically smaller, more portable and less expensive than X-ray equipment. Trace equipment that combines gas chromatography with a detector can simultaneously detect more types of explosives than units employing only a detector. Trace systems currently require hand-held sample collectors. This typically manual process results in a throughput level below that of enhanced X-ray. Trace systems can be used effectively to manually screen checked baggage rejected by X-ray systems, which have a relatively high false positive rate. Trace systems have throughput rates that allow them to be used effectively on a stand-alone basis in carry-on and walk-through screening applications.

  In response to the crash of TWA Flight 800 in July 1996, President Clinton formed the White House Commission on Aviation Safety and Security, chaired by Vice President Gore (the "Gore Commission"), to review airline and airport security and oversee aviation safety. Both the Gore Commission and the Baseline Working Group, a government/industry panel that was established prior to the crash of TWA Flight 800 to recommend an airport security plan for the United States, have recommended that trace detection equipment be used in series with enhanced X-ray systems for screening checked luggage. The Gore Commission and the Baseline Working Group also recommended the use of trace detection equipment for screening passengers and carry-on baggage.

  The Company believes that EGIS is the most accurate and most sensitive high-speed trace explosives-detection equipment available today. EGIS utilizes the Company's Flash-GC high-speed gas chromatography technology combined with chemiluminescent detection techniques to detect ultratrace quantities of certain explosives and taggants, and indicate the concentration and type of explosive detected. Because EGIS' chemiluminescent detector responds only to compounds of certain structures in the sample, rather than the thousands of compounds that may be contained in the sample, EGIS is more selective than competing trace detection systems, with fewer false-positive detections. A processor in EGIS compares the chemical profile of the sample to the known profiles of various explosives, including TNT, nitroglycerin, PETN, Semtex and C-4. Within seconds of the introduction of the sample into EGIS, the system determines whether explosives are present, and, if so, identifies the type and amount.

  The Company believes that it is the worldwide leader in providing explosives trace detection equipment. Initially developed with internal funds and contract funding from the FAA and the U.S. Department of State, more than 200 EGIS units have been deployed to date. The EGIS system is currently operational in 21 countries and is in use in carry-on and checked luggage screening at more than 42 international airports. EGIS is also used in government buildings and embassies, and at border crossings and other locations where there is a high degree of concern for security. The EGIS system has assisted in identifying explosives used in terrorist bombings, including those in Federal Building in Oklahoma City and the World Trade Center in New York, as well as in Israel, Buenos Aires and the United Kingdom. In March 1996, the Company supplied the U.S. government with eight EGIS systems to provide counter-terrorism support in Israel. Most recently, the Bureau of Alcohol, Tobacco and Firearms and the Federal Bureau of Investigation used EGIS systems in their attempt to identify the cause of the crash of TWA Flight 800.

  Of the more than 600 commercial airports worldwide, more than 400 are located in the United States, 150 are in Europe and 50 are in the Asia/Pacific region. Following the bombing of Pan American Flight 103, various European governments mandated the use of, and purchased, advanced explosives-detection systems. The FAA has approved the use of several trace systems for various applications, and approved the EGIS system for voluntary use by airlines in screening carry-on electronic items and luggage searches in 1992. Although the FAA certified a CT-based system for screening checked baggage in 1994, no CT-based system has yet demonstrated compliance with FAA standards under realistic airport operating conditions. To date, the FAA has not mandated the use of any explosives-detection system. In October 1996, the United States enacted legislation that includes a $144.2 million allocation for the initial purchase of explosives-detection systems and other advanced security equipment. This legislation specifically requires the purchase of 79 advanced X-ray imaging devices for screening checked luggage, together with one trace detection system to be used with each such X-ray imaging system. An additional 410 trace detection systems are to be purchased for use in screening carry-on baggage. The Company believes that approximately $32 million has been allocated to purchases of trace detection equipment such as the systems manufactured by the Company.

  In December 1996, the Baseline Working Group recommended the expenditure of $1.8 billion between 1997 and 2000 for carry-on and checked luggage and personal screening at larger U.S. airports, and recommended the expenditure of an additional $3.9 billion between 2001 and 2005 to complete the U.S. system. The Company believes that if the United States mandates the installation of explosives-detection equipment in a substantial number of domestic commercial airports, then the market for trace detection systems such as the Company's EGIS system will grow rapidly for several years. There can be no assurance, however, that the Company's systems would meet any applicable FAA requirements or that, even if the Company's systems were to meet applicable requirements, that the Company would be able to market its systems effectively. See "Risk Factors--Dependence of Explosives Detection Market on Government Regulation and Airline Industry."

  The EGIS system sells for between $160,000 and $200,000. In September 1996, the Company entered into a development contract with the FAA to develop EGIS II, a lower-cost EGIS unit for use in more portable applications such as remote security checkpoints and counter-terrorism activities. In November 1996, the Company introduced its new SecurScan, a prototype of a walk-through trace detector designed to screen 10 passengers per minute, and announced that it intends to introduce Rampart, a lower-cost unit for airport applications, in 1997. SecurScan and Rampart are expected to cost approximately $300,000 and $55,000, respectively.

MARKETING, SALES AND SERVICE

  The Company employs a variety of sales methods for its products and services that are designed to fit the needs of particular customer groups. The Company sells and services Alexus systems, principally outside of the United States, with a small, specialized direct sales force supported by a broader service organization. Alexus systems are also sold through Krones GmbH, a large German turnkey plant contractor for new bottling lines. The Company sells and services both its InScan and Moisture Systems and equipment through a mix of direct sales, manufacturers representatives and original equipment manufacturer relationships around the world. The Company also operates factory service centers for these products.

  The Company's Flash-GC systems are sold through a direct sales and services organization. The Company is currently attempting to recruit additional direct sales representatives for certain regions of the United States. In addition, the Company intends to use specialized manufacturers representatives in other territories. The Company currently has such representatives in Europe and in the Southern United States.

  EGIS explosives-detection systems are sold to a few key decision-makers around the world, primarily government agencies or private companies fulfilling government regulations. Accordingly, EGIS sales are made by a small, specialized direct sales force, supported by a broader service organization, from offices shared with Alexus sales and service organizations.

  The Company's existing sales and service organizations are located in North and South America and Europe. The Company also has distribution and service capabilities in Asia through a combination of direct sales, manufacturers representatives and original equipment manufacturer relationships.

INTELLECTUAL PROPERTY

  The Company's policy is to protect its intellectual property rights, including applying for patents when appropriate. The Company also enters into licensing agreements with other companies in which it grants or receives rights to specific patents and technical know-how. The Company owns 38 United States patents, and has filed applications for four additional United States patents. The Company's U.S. patents, more than 60% of which were issued after 1990, have expiration dates ranging from 1998 through 2014. The Company also owns corresponding patents, or has filed corresponding applications, in a number of jurisdictions throughout the world. In addition, the Company has an exclusive, perpetual, royalty-free license under ten patents covering the use of near-infrared and very near-infrared emitting diodes for on-line spectral measurements. The Company owns several patents covering certain aspects of its chemiluminescent analysis technology and high-speed gas chromatography technology. The Company believes that these patents provide the Company with competitive advantages in the markets for certain of its products. The Company also considers technical know-how, trade secrets and trademarks to be important to its business. See "Risk Factors--Limited Protection of Proprietary Technology and Risks of Third-Party Claims."

COMPETITION

  The markets for the Company's products are highly competitive. Competitors may develop superior products or products of similar quality for sale at the same or lower prices. Moreover, there can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. See "Risk Factors--Ongoing Product Development Efforts Required by Rapid Technological Change" and "--Competition; Technological Change."

  Process Detection Systems and Flash-GC. The Company's product quality assurance systems compete with detection systems manufactured by numerous companies. The Company believes, however, that these companies are generally focused on particular niches in the process detection systems market, only in some of which does the Company compete. The Alexus system encounters competition throughout the world, but primarily in the German-speaking areas of Europe, with products offered by Walter Grassle GmbH of Germany and Sudtronics S.A. of Switzerland. InScan competes with gamma-based beverage fill-height detectors offered by a number of companies, including Industrial Dynamics Company, based in California, and Heuft Systemtechnik GmbH, based in Germany. Competition in the moisture-detection market is highly fragmented. The Company's principal competitor in this market is Infrared Engineering Limited, based in England.

  The Flash-GC is a new technology competing in the developing high-speed gas chromatography market segment. The Company's Flash-GC competes principally against high-speed gas chromatographs offered by ChromFast, based in Michigan.

  Competition in the markets for each of the Company's process detection systems and the Flash-GC is based primarily on performance, durability, service and, to a lesser extent, price. The Company believes that its systems' performance and speed, as well as the Company's reputation for developing superior new technologies and for the innovative application of existing technologies to a variety of high-speed production environments and product quality assurance problems, are competitive advantages.

  Explosives Detection Systems. In the explosives-detection market, the Company competes with a small number of companies, including other makers of chemical trace detection instruments, and, to a lesser degree, makers of enhanced X-ray detectors. Competition in this market is based primarily on performance, including speed, accuracy and the range of explosives that can be detected; ease of use; service; and price. The Company's principal competitor in the trace detection market is Barringer Technologies Inc., a Canadian firm that has placed several trace detectors in airport applications. To date, no other manufacturers have placed trace detection systems in airports, but the Company expects that the FAA will purchase trace systems from Barringer and such other manufacturers as part of the initial deployment of explosives-detection systems in the U.S. The Company believes that the companies, if any, whose devices are ultimately required by the FAA will have a substantial competitive advantage in the United States.

GOVERNMENT REGULATION

  The explosives-detection systems manufactured and marketed by the Company for use in airports are subject to regulation by the FAA, corresponding foreign governmental authorities and The International Civil Aviation Organization, the United Nations organization for establishing standard practices for the aviation industry on a worldwide basis. Sales of the Company's explosives-detection systems for use in airports have been and will continue to be dependent upon governmental initiatives to require or support the screening of baggage, carry-on items and people with advanced explosives-detection equipment. Substantially all of such systems have been installed at airports in countries in which the applicable government or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of the Company, including political and budgetary concerns of governments, airlines and airports. To date, the FAA has not mandated the use of any explosives-detection system. See "Risk Factors--Dependence of Explosives Detection Market on Government Regulation and Airline Industry."

RESEARCH AND DEVELOPMENT

  The Company maintains active programs for the development and introduction of new products and improvements to existing products. The Company also seeks to develop new applications for its existing products and technology. The Company is currently devoting significant resources toward the enhancement of its existing products and the development of new products and technologies, including: enhancing InScan to detect foreign objects and, in some applications, product defects in packaged goods for the food, consumer products and other industries; developing an advanced generation of moisture-detection products to address recently identified customers needs; adding auto-calibration capabilities to its Alexus system; completing production units of the Flash-GC, as well as beginning to enhance the Flash-GC to broaden its applications; and developing Rampart, a lower-cost unit for use in airport screening of carry-on baggage.

  The Company also performs contract engineering and/or development on behalf of its customers. Recent contracts have included funding by the FAA of the development of the SecurScan walk-through explosives-detection system as well as feasibility studies and initial development work for EGIS II. The Company believes that its reputation for being able to apply its core technologies to solve production problems of its customers provides the Company with a significant competitive advantage.

  Company-funded research and development expenses were $3,895,000, $2,741,000 and $4,608,000 in fiscal 1994, 1995 and 1996, respectively. Contract research and development revenues were $1,923,000, $3,987,000 and $1,758,000, respectively, during the same periods.

EMPLOYEES

  As of December 28, 1996, the Company had 216 fulltime employees, of which 6 were engaged in senior management, 25 in administration and accounting, 43 in research and development, 46 in sales and marketing, 47 in product support and 49 in manufacturing. None of the Company's employees are represented by a labor union, and the Company considers its relations with its employees to be good. To date, the Company has been able to attract and retain the personnel required by its business, but there can be no assurance that additional skilled personnel necessary to successfully expand the Company's business and operations can be recruited and retained.

BACKLOG

  At December 30, 1995 and December 28, 1996, the Company's backlog of firm orders was approximately $5,045,000 and $11,955,000, respectively. The Company includes in backlog only those orders for which it has received completed purchase orders and for which delivery has been specified within twelve months. Most orders are subject to cancellation by the customer. Because of the possibility of customer changes in delivery schedules, cancellation of orders and potential delays in product shipments, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

FACILITIES

  The Company operates from two principal facilities: a 113,000-square foot office, research and development, and manufacturing facility in Chelmsford, Massachusetts occupied under a lease expiring in 2006, subject to one five-year renewal option at the election of the Company; and a 40,000-square foot office and manufacturing facility in Hopkinton, Massachusetts occupied under a lease expiring in 1998. The Company also leases approximately 9,000 square feet in Enschede, Holland occupied under a lease expiring in 2000. In addition, the Company leases office space throughout the world for its sales and service operations. The Company believes that these facilities are adequate for its present operations.

LEGAL PROCEEDINGS

  The Company is not a party to any litigation that it believes could reasonably be expected to have a material adverse effect on the Company or its business.

               RELATIONSHIP WITH THERMO ELECTRON AND THERMEDICS

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermedics has created the Company as a privately held subsidiary, and Thermedics and Thermo Electron, and certain of its subsidiaries, have created several other privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spin-out strategy. (The Company and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

  Thermedics develops, manufactures, and markets product quality assurance systems, precision-weighing and inspection equipment, electrochemistry and micro-weighing products, electronic-test instruments, explosives-detection devices, and moisture-analysis systems, as well as implantable heart-assist devices and other biomedical products. For its fiscal year ended December 30, 1995, and the nine months ended September 28, 1996, Thermedics had consolidated revenues of $175,754,000 and $188,624,000, respectively, and consolidated net income of $15,121,000 and $19,694,000, respectively.

  Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments, papermaking and recycling equipment, biomedical products such as heart-assist devices and mammography systems, biomass electric power generation, and other specialized products and technologies. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal year ended December 30, 1995, and the nine months ended September 28, 1996, Thermo Electron had consolidated revenues of $2,270,291,000 and $2,138,125,000, respectively, and consolidated net income of $139,582,000 and $137,184,000, respectively. See "Risk Factors--Potential Conflicts of Interest."

THE THERMO ELECTRON CORPORATE CHARTER

  Thermo Electron and the Thermo Subsidiaries, including the Company, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron is also responsible for ensuring that members comply with internal policies and procedures. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participates. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Company, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

  As provided in the Charter, the Company and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Company. The Company was assessed an annual fee equal to 1.2% of the Company's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the Company's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Company and Thermo Electron. During 1995 and 1996, Thermo Electron assessed the Company $335,000 and $438,000, respectively, in fees under the Services Agreement.

  Management believes that the service fees charged under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Company. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based on charges directly attributable to the Company. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Company upon 30 days' prior written notice. In addition, the Services Agreement terminates automatically in the event the Company ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Company will be required to pay a termination fee equal to the fee that was paid by the Company for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Company or as required in order to meet the Company's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Company a fee equal to the market rate for comparable services if such services are provided following termination.

TAX ALLOCATION AGREEMENT

  The Tax Allocation Agreement between the Company and Thermedics outlines the terms under which the Company is to be included in Thermedics' consolidated Federal and state income tax returns. Under current law, the Company will be included in such tax returns so long as Thermedics owns at least 80% of the outstanding TDX Common Stock. In years in which the Company has taxable income it will pay to Thermedics amounts comparable to the taxes it would have paid if it had filed its own separate company tax returns. Assuming the sale of all of the Underwritten Shares, Thermedics will own 77.6% of the outstanding TDX Common Stock, and the Company will be required to file its own tax returns for periods subsequent to the completion of the Rights Offering.

                       TRANSACTIONS WITH AFFILIATES

  As of December 28, 1996, $10,976,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo

Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

  In January 1996, the Company acquired Moisture Systems for a total of $21.7 million in cash, including repayments of approximately $0.7 million of indebtedness. In connection with this acquisition, the Company borrowed $21.2 million from Thermedics pursuant to a promissory note due March 1998, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Thermedics has indicated its intention to require the repayment of the principal amount of this note only to the extent that the Company's liquidity and cash flow permit.

  Pursuant to a subcontract entered into in October 1993, the Company performs research and development services for Coleman Research Corporation ("Coleman"), which is the prime contractor under a contract with the U.S. Department of Energy. Coleman is a wholly owned subsidiary of Thermo Electron and was acquired by Thermo Electron in March 1995. Coleman paid the Company $829,000 and $619,000 for services rendered in 1995 and 1996, respectively.

  The Company purchases an X-ray source that is used as a component in its InScan systems from Trex Medical Corporation, a publicly traded, majority-owned subsidiary of ThermoTrex Corporation, which is itself a publicly-traded, majority-owned subsidiary of Thermo Electron. Each of such X-ray sources is purchased pursuant to written purchase orders. The Company paid Trex Medical Corporation $285,000 and $162,000 under this arrangement in 1995 and 1996, respectively.

  The Company has subleased approximately 8,000 square feet of space in its Chelmsford, Massachusetts, facility to Thermo Cardiosystems Inc., a publicly traded, majority-owned subsidiary of Thermedics ("Thermo Cardiosystems"), under a two-year sublease agreement. Under this sublease, Thermo Cardiosystems will pay the Company base rent of $40,000 in the first year and $44,000 in the second year, in each case, together with an amount equal to approximately $33,000 per year, representing Thermo Cardiosystem's pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities.

  The Company believes that the arrangements set forth above are on terms comparable to those the Company would receive from unaffiliated parties.

  On March 22, 1996, the Company completed a private placement of 300,000 shares of TDX Common Stock at a purchase price of $10.00 per share. On November 19, 1996, the Company completed an additional private placement of 383,500 shares of TDX Common Stock at a purchase price of $10.75 per share. Although substantially all of the shares sold in such private placements were purchased by outside investors that are not affiliated with the Company, Thermedics or Thermo Electron, Dr. Fine purchased 10,000 shares of TDX Common Stock in the March private placement and Mr. Langan purchased 10,000 shares of TDX Common Stock in the November private placement, at prices of $10.00 and $10.75 per share, respectively.

                                  MANAGEMENT

  The Directors and executive officers of the Company and their ages as of November 30, 1996 are as follows:

  NAME                 AGE                       POSITION
  ----                 ---                       --------
John W. Wood Jr.......  52 Chairman of the Board and Director
Jeffrey J. Langan.....  51 Chief Executive Officer, President and Director
David H. Fine.........  54 Senior Vice President
John N. Hatsopoulos...  62 Vice President, Chief Financial Officer and Director
Paul F. Kelleher......  54 Chief Accounting Officer
Morton Collins........  61 Director

  All of the Company's Directors are elected annually and hold office until their respective successors are elected and qualified. Executive officers are elected annually by the Board of Directors and serve at its discretion. Messrs. Wood, Hatsopoulos and Kelleher are full-time employees of Thermo Electron or Thermedics, but these individuals devote such portions of their time to the Company's affairs as the Company's needs reasonably require from time to time. While the amount of time devoted to the affairs of the Company by these individuals may vary substantially from time to time, the Company generally expects that Mr. Wood will devote from 10% to 20% of his time, and that Messrs. Hatsopoulos and Kelleher will devote less than 5% of their time, respectively, to the affairs of the Company.

  Mr. Wood has been Chairman of the Board and Director of the Company since its inception in 1990. Mr. Wood also served as the Company's Chief Executive Officer from December 1995 until December 27, 1996. Mr. Wood has been President and Chief Executive Officer of Thermedics since 1984. Mr. Wood has been Senior Vice President of Thermo Electron since December 1995, and, prior to that promotion, was a Vice President of Thermo Electron from September 1994 to December 1995. Mr. Wood is also a director of Thermedics, Thermo Cardiosystems Inc., Thermo Sentron Inc. and Thermo Voltek Corp.

  Mr. Langan has been President of the Company since April 1996, a Director of the Company since November 1996, and Chief Executive Officer of the Company since December 27, 1996. Prior to joining the Company, Mr. Langan held a number of positions at Hewlett-Packard Company in both its Medical and Analytical Products Groups. He served as General Manager of the Healthcare Information Management Division, and also of the Clinical Systems Business Unit within the Medical Group. In the late 1980s, Mr. Langan was General Manager of the Gas Chromatography/Workstations Division of Hewlett-Packard's Analytical Products Group. Mr. Langan is also a Vice President of Thermedics.

  Dr. Fine has been Senior Vice President of the Company since 1992 and had been a Vice President of the Company since its inception in 1990 until 1992. Dr. Fine joined Thermo Electron in 1972 and has held the following positions at Thermo Electron prior to 1990: Head of the Cancer Research Department, Director of Special Projects for the Research and Development Center, and Manager and Director of Research for Instrument Research Development. Dr. Fine is also a Vice President of Thermedics.

  Mr. Hatsopoulos has been Vice President and Chief Financial Officer of the Company since its inception in 1990 and has been a Director of the Company since December 1995. Mr. Hatsopoulos was appointed Chairman of the Board of Thermedics in March 1995, and has served as Thermedics' Chief Financial Officer since 1988 and its Vice President since 1986. In September 1996, Mr. Hatsopoulos was appointed President of Thermo Electron effective January 1997. Mr. Hatsopoulos has been the Chief Financial Officer of Thermo Electron since 1988 and had been an Executive Vice President of Thermo Electron since 1986. He is also a director of Thermedics, Thermo Ecotek Corporation, Thermo Fibergen Inc., Thermo Fibertek Inc., Thermo Instrument Systems Inc., Thermo Power Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation.

  Mr. Kelleher has been the Chief Accounting Officer of the Company since its inception in 1990. Mr. Kelleher has been Vice President, Finance of Thermo Electron since 1987 and served as its Controller from 1982 to January 1996. He is a director of ThermoLase Corporation.

  Mr. Collins has been a Director of the Company since February 1997. Mr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981 and a General Partner of DSV Management, Ltd. since 1982. Since 1985, DSV Management, Ltd. has been a General Partner of DSV Partners IV, a venture capital limited partnership. Mr. Collins is also a director of Kopin Corporation, The Liposome Company, Tandem Computers, Inc. and ThermoTrex Corporation.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company, Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of director fees is made quarterly. Messrs. Wood, Langan and Hatsopoulos are employees of Thermo Electron companies and do not receive any cash compensation from the Company for their services as Directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

  Directors Deferred Compensation Plan. Under the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his or her fees until he or she ceases to serve as a Director, dies or retires from his or her principal occupation. In the event of a change in control or proposed change in control of the Company that is not approved by the Board of Directors, deferred amounts become payable immediately. For purposes of the Deferred Compensation Plan, a change of control is defined as: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding TDX Common Stock or the outstanding common stock of Thermedics or 25% or more of the outstanding common stock of Thermo Electron or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the TDX Common Stock or the common stock of Thermedics or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of TDX Common Stock. When payable, amounts deferred may be disbursed solely in shares of TDX Common Stock accumulated under the Deferred Compensation Plan. The Company has reserved 25,000 shares under this Plan. The Deferred Compensation Plan will not become effective until completion of the Rights Offering. As of the date of this Prospectus, no units had been accumulated under the Deferred Compensation Plan.

COMPENSATION OF EXECUTIVE OFFICERS

 Summary Compensation Table

  The following table summarizes compensation for services to the Company in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer, former Chief Executive Officer and one other executive officer for the fiscal year ended December 28, 1996 (the Chief Executive Officer, the former Chief Executive Officer and such other executive officer being hereinafter referred to as the "Named Executive Officers"). No other executive officer of the Company met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during this period.

  The Company is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Company in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under the Services Agreement between the Company and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Relationship with Thermo Electron and Thermedics."

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                             ANNUAL COMPENSATION        COMPENSATION
                             ---------------------- ---------------------
                                                    SECURITIES UNDERLYING
                                                           OPTIONS
                                                       (NO. OF SHARES        ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY     BONUS(1)      AND COMPANY)(2)    COMPENSATION(3)
---------------------------  ----------- ---------- --------------------- ---------------
John W. Wood Jr.
 Former Chief Executive
 Officer(4).............     $   195,000  $    --                --           $6,750
Jeffrey J. Langan
 Chief Executive Officer
 and President(5).......     $   165,000  $    --       50,000 (TDX)          $  --
                                                        75,000 (TMD)
                                                        15,000 (TMO)
David H. Fine
 Senior Vice President..     $   128,000  $    --       20,000 (TDX)          $6,381
                                                         3,000 (TMD)
                                                         1,950 (TMO)
                                                         7,500 (TSR)
                                                        30,000 (TLZ)

--------
(1) Bonus compensation for fiscal 1996 is not calculable as of the date of this Preliminary Prospectus.
(2) In addition to receiving options to purchase TDX Common Stock (designated in the table as TDX), Mr. Langan and Dr. Fine have been granted options to purchase the common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last fiscal year in the following Thermo Electron companies: Thermedics (designated in the table as TMD), Thermo Electron (designated in the table as TMO), Thermo Sentron Inc. (designated in the table as TSR) and ThermoLase Corporation (designated in the table as TLZ).
(3) Represents the amount of matching contributions made by the individual's employer on behalf of the Named Executive Officers under the Thermo Electron 401(k) plan.
(4) Mr. Wood is a senior vice president of Thermo Electron and the president and chief executive officer of Thermedics, and also served as the Company's chief executive officer until December 27, 1996. Reported in the table under "Annual Compensation" and "All Other Compensation" are total amounts paid to Mr. Wood for his service in all capacities to Thermo Electron companies. The total annual compensation paid to Mr. Wood from all sources within the Thermo Electron organization is allocated among the companies based on the time he devotes to their businesses. For 1996, 50% of Mr. Wood's annual compensation was allocated to Thermedics, and included his managerial assignment on behalf of the Company. None of Mr. Wood's annual compensation in 1996 was separately allocated to or paid by the Company. In addition, Mr. Wood has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Company from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Company.
(5) Mr. Langan was appointed President of the Company on April 2, 1996 and Chief Executive Officer on December 27, 1996.

 Stock Options Granted During Fiscal 1996

  The following table sets forth certain information concerning grants of stock options by the Company and other Thermo Electron companies made during fiscal 1996 to the Named Executive Officers. No options to purchase shares of the Common Stock of the Company were granted to Mr. Wood during fiscal 1996. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.
                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF
                           NUMBER OF         % OF TOTAL                            STOCK PRICE
                            SHARES            OPTIONS                           APPRECIATION FOR
                          UNDERLYING         GRANTED TO  EXERCISE                OPTION TERM(2)
                            OPTIONS         EMPLOYEES IN PRICE PER EXPIRATION ---------------------
 NAME                     GRANTED(1)        FISCAL YEAR    SHARE      DATE        5%        10%
 ----                    -------------      ------------ --------- ---------- ---------- ----------
John W. Wood Jr.(3).....  5,400 (TMD)            1.6%     $28.13    02/09/99  $   23,922 $   50,274
                         30,000 (TSR)            5.8%     $14.00    03/01/08  $  334,200 $  898,200
                          2,100 (TVL)            1.5%     $12.78    03/07/01  $    4,221 $    8,883
                          3,000 (TM0)            0.2%     $42.79    05/22/99  $   20,220 $   42,480
                         37,500 (TM0)            2.4%     $40.63    04/03/08  $1,212,750 $3,258,000
                          5,000 (TBA)            0.6%     $10.00    03/11/08  $   39,800 $  106,900
                         10,000 (TFG)            1.8%     $10.00    09/12/08  $   79,600 $  213,800
                         15,000 (TOC)            0.5%     $12.00    04/09/08  $  143,250 $  384,900
                          5,000 (LYTE)           1.4%     $10.00    03/11/08  $   39,800 $  106,900
                         15,000 (TMQ)            0.5%     $13.00    03/11/08  $  155,250 $  417,000
                         20,000 (TXM)            1.0%     $11.00    03/11/08  $  175,000 $  470,400
Jeffrey J. Langan....... 50,000 (TDX)           24.2%     $10.00    04/02/06  $  314,500 $  797,000
                         75,000 (TMD)(4)        22.9%     $28.13    04/02/03  $  858,750 $2,001,750
                         15,000 (TMO)(4)         1.0%     $42.79    05/22/03  $  261,300 $  609,000
David H. Fine........... 20,000 (TDX)            9.7%     $10.75    12/17/06  $  135,200 $  342,600
                          3,000 (TMD)(4)         0.9%     $28.13    02/09/99  $   13,290 $   27,930
                          1,950 (TMO)(4)         0.1%     $42.79    05/22/99  $   13,143 $   27,612
                          7,500 (TSR)(4)         1.5%     $14.00    02/09/08  $   83,550 $  224,550
                         30,000 (TLZ)(4)(5)      7.5%     $23.55    09/12/08  $  562,200 $1,510,800

--------

(l) The options to purchase shares of the common stock of Thermedics (designated in the table as TMD), Thermo Electron (designated in the table as TMO), Thermo Sentron Inc. (designated in the table as TSR) and ThermoLase Corporation (designated in the table as TLZ) are immediately exercisable, while the options to purchase shares of TDX Common Stock (designated in the table as TDX) are not exercisable until the earlier of
    (i) 90 days after the effective date of the registration of the TDX Common Stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided the optionee continues to be employed by the Company or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. As to the options to purchase shares of TDX Common Stock, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date, unless the TDX Common Stock becomes publicly-traded before that date, in which event the repurchase rights are deemed to have lapsed 20% per year commencing on the first anniversary of the grant date. The granting corporation may permit the holders of all options to exercise options and satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.
(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the underlying TDX Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

(3) Mr. Wood has also served as an officer of Thermo Electron since 1994 and the chief executive officer of Thermedics since 1984 and has been granted options to purchase common stock of Thermo Electron (designated in the table as TMO) and certain of its subsidiaries other than the Company, including the common stock of Thermedics (designated in the table as TMD), Thermo Sentron Inc. (designated in the table as TSR), Thermo Voltek Corp. (designated in the table as TVL), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Optek Corporation (designated in the table as TOC), ThermoLyte Corporation (designated in the table as LYTE), Thermo Quest Corporation (designated in the table as TMQ) and Trex Medical Corporation (designated in the table as TXM). These options were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Company. Each of these options was granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.
(4) These options were granted under stock option plans maintained by Thermo Electron or its public subsidiaries as part of Thermo Electron's compensation program and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

(5) The options to purchase shares of the common stock of ThermoLase Corporation granted to Dr. Fine are subject to the same terms as described in footnote (1), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

 Stock Options Exercised During Fiscal Year 1996 and Fiscal Year-End Option
Values

  The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Named Executive Officers. No stock appreciation rights were exercised or outstanding during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF
                                                                               SHARES          VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                            UNEXERCISED      IN-THE-MONEY
                                                                             OPTIONS AT    OPTIONS AT FISCAL
                                                                          FISCAL YEAR-END      YEAR-END
                                                    NUMBER OF             ---------------- -----------------
                                                 SHARES ACQUIRED  VALUE     EXERCISABLE/     EXERCISABLE/
  NAME                           COMPANY           ON EXERCISE   REALIZED UNEXERCISABLE(1)   UNEXERCISABLE
  ----                   ----------------------- --------------- -------- ---------------- -----------------
John W. Wood Jr.(2)..... Themedics Detection(4)         --           --         0/23,333   $      0/$268,330(3)
Jeffrey J. Langan....... Thermedics Detection           --           --         0/50,000   $      0/$575,000(3)
                         Thermedics                     --           --    75,000/0        $      0/0
                         Thermo Electron                --           --    15,000/0        $      0/0
David H. Fine........... Thermedics Detection(4)        --           --         0/61,667   $      0/$709,171(3)
                         Thermedics                     --           --    87,600/0        $616,979/0
                         Thermo Cardiosystems         2,445      103,546    1,530/0        $ 42,229/0
                         Thermo Ecotek                  --           --     1,500/0        $ 17,625/0
                         Thermo Electron(5)           3,038      114,098   54,637/0        $956,232/0
                         Thermo Fibertek                --           --     4,500/0        $ 27,000/0
                         Thermo Sentron                 --           --     7,500/0        $      0/0
                         ThermoLase(6)                  --           --    30,000/0        $      0/0
                         ThermoSpectra                  --           --     1,000/0        $  1,875/0
                         ThremoTrex                     360       17,838         --

--------
(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable, except the options to purchase shares of TDX Common Stock which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the TDX Common Stock under
    Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five to ten year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.
(2) Mr. Wood also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Company. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Company.
(3) No public market existed for the shares underlying the options as of December 28, 1996. Accordingly, this value has been calculated on the basis of an assumed market value of $11.50 per share, which is the mid-point of the estimated subscription price range.
(4) Options to purchase 23,333 and 41,667 shares of TDX Common Stock granted to Mr. Wood and Dr. Fine, respectively, were granted pursuant to a nonqualified stock option plan of Thermedics.
(5) Options to purchase 45,000 shares of the common stock of Thermo Electron granted to Dr. Fine are subject to the same terms described in footnote
    (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(6) The options to purchase shares of the common stock of ThermoLase Corporation granted to Dr. Fine are subject to the same terms described in footnote (1), except the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDER

  The following table sets forth certain information regarding the beneficial ownership of the TDX Common Stock as of November 30, 1996 by Thermedics, which is the only person or entity that owns beneficially more than 5% of the outstanding shares of TDX Common Stock. See "Risk Factors--Control by Thermedics."

                                       NUMBER OF SHARES  PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER  BENEFICIALLY OWNED SHARES BENEFICIALLY OWNED
------------------------------------  ------------------ -------------------------
Thermedics Inc.(1)................        10,000,000               93.6%
470 Wildwood Street
Woburn, Massachusetts 01888

--------
(l) Thermedics is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of TDX Common Stock beneficially owned by Thermedics. Thermo Electron disclaims beneficial ownership of these shares. After giving effect to the Rights Offering, assuming the sale of all of the Underwritten Shares, Thermedics will beneficially own approximately 77.6% of the outstanding TDX Common Stock.

  Thermedics has adopted a stock option plan with respect to the TDX Common Stock that it beneficially owns. Under this plan, options to purchase up to 333,333 shares of such stock may be granted to any person within the discretion of the human resources committee of the Board of Directors of Thermedics, including officers and key employees of Thermedics.

MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the TDX Common Stock as of November 30, 1996 as well as information regarding the beneficial ownership of the common stock of Thermedics and Thermo Electron, as of November 30, 1996, with respect to (i) each of the Company's Directors, (ii) each executive officer named in the summary compensation table above, and (iii) all Directors and executive officers of the Company as a group.

                              THERMEDICS                        THERMO ELECTRON
  NAME(1)                  DETECTION INC.(2) THERMEDICS INC.(3) CORPORATION(4)
  -------                  ----------------- ------------------ ---------------
John W. Wood Jr...........           0            175,347            263,909
Jeffrey J. Langan.........      10,000             75,000             15,300
David H. Fine.............      10,000            110,568             70,003
John N. Hatsopoulos.......           0             65,618            506,768
Morton Collins............           0                  0                  0
All Directors and
 executive officers
 as a group (6) persons...      20,000            446,758          1,000,978

--------
(l) Except as reflected in the footnotes to this table, shares of TDX Common Stock and common stock of Thermedics and Thermo Electron beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership involves sole voting and investment power.
(2) Certain officers and directors have been granted options to purchase 135,000 shares of TDX Common Stock; however, these options will not become exercisable until 90 days after the Rights Offering. No Director or executive officer beneficially owned more than 1% of the TDX Common Stock outstanding as of November 30, 1996, and all directors and executive officers as a group beneficially owned less than 1% of the TDX Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Wood, Mr. Langan, Mr. Hatsopoulos, Dr. Fine and by all Directors and executive officers as a group include 125,500, 75,000, 50,000, 87,600 and 357,100 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hatsopoulos and by all Directors and executive officers as a group include 1,602 and 2,761 full shares, respectively, allocated through November 30, 1996 to their respective accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Mr. Wood include 2,600 shares held in a trust of which Mr. Wood's spouse is the trustee. No director or executive officer beneficially owned more than 1% of the common stock of Thermedics outstanding as of November 30, 1996; all Directors and executive officers as a group beneficially owned 1.2% of such common stock outstanding as of such date.
(4) The shares of common stock of Thermo Electron have been adjusted to reflect a three-for-two stock split effected on May 22, 1996. Shares of the common stock of Thermo Electron beneficially owned by Mr. Wood, Mr. Langan, Mr. Hatsopoulos, Dr Fine and by all Directors and executive officers as a group include 227,658, 15,000, 379,685, 54,637 and 774,554 shares, respectively, that such person or group has the right to acquire within 60 days of November 30, 1996, through the exercise of stock options. Shares beneficially owned by Mr. Hatsopoulos and by all Directors and executive officers as a group include 1,934 and 3,258 full shares, respectively, allocated through November 30, 1996 to their respective accounts maintained pursuant to the ESOP. No director or executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of November 30, 1996; all directors and executive officers as a group beneficially owned less than 1% of the common stock of Thermo Electron outstanding as of such date.

                         DESCRIPTION OF CAPITAL STOCK

  The following is a brief description of the principal terms applicable to the authorized shares of TDX Common Stock.

  As of the date of this Prospectus, the Company had 50,000,000 shares of TDX Common Stock authorized for issuance, of which 10,683,500 were issued and outstanding. Each share of TDX Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of TDX Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of TDX Common Stock have no preemptive, subscription, redemption, conversion or similar rights. The outstanding shares of TDX Common Stock are, and the shares offered hereby when issued will be, legally issued, fully paid and nonassessable.

  The shares of TDX Common Stock have noncumulative voting rights. As a result, the holders of more than 50% of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors. Upon completion of the Rights Offering, Thermedics will continue to beneficially own at least a majority of the outstanding TDX Common Stock, and will have the power to elect all of the members of the Company's Board of Directors. Thermedics is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of TDX Common Stock beneficially owned by Thermedics. Thermo Electron disclaims beneficial ownership of these shares.

  The Company's Articles of Organization, as amended, contain certain provisions permitted under the Business Corporation Law of the Commonwealth of Massachusetts relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's By-Laws also contains provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the Business Corporation Law of the Commonwealth of Massachusetts. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

  The transfer agent and registrar for the TDX Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Rights Offering, there will be a maximum of 12,883,500 shares of TDX Common Stock outstanding, assuming the sale of all of the Underwritten Shares. The shares issued in the Rights Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased in the Rights Offering by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act (an "Affiliate"), may generally only be resold in compliance with applicable provisions of Rule 144.

  The Company has agreed, pursuant to Stock Purchase Agreements with the shareholders of the Company other than Thermedics, to file a registration statement under the Securities Act covering the sale of the 683,500 shares of TDX Common Stock owned by them (the "Registrable Shares") within 120 days of the closing of the Rights Offering. All fees, costs and expenses of the registration of the Registrable Shares will be paid by the Company. See "Risk Factors--Significant Additional Shares Eligible for Sale After the Offering."

  As of December 28, 1996, Thermedics owned 10,000,000 of the outstanding shares of TDX Common Stock. Thermo Electron, Thermedics and the Company have agreed, without the prior written consent of the Representatives of Underwriters, not to offer, sell or otherwise dispose of any shares of TDX Common Stock within a 180-day period after the date of this Prospectus, other than (i) shares of TDX Common Stock to be issued in the Rights Offering, (ii) the issuance of options and sales of shares of TDX Common Stock pursuant to existing stock-based compensation plans, (iii) shares of TDX Common Stock which may be sold to Thermedics and Thermo Electron, (iv) the issuance of shares of TDX Common Stock as consideration for the acquisition of one or more businesses (provided that such TDX Common Stock may not be resold prior to the expiration of the 180-day period referenced above) and (v) the sale of Rights by Thermo Electron. So long as Thermedics is able to elect a majority of the Board of Directors it will be able to cause the Company at any time to register under the Securities Act all or a portion of the TDX Common Stock owned by Thermedics or its affiliates, in which case it would be able to sell such shares without restriction upon effectiveness of the registration statement.

  In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of TDX Common Stock or (ii) the average weekly trading volume in the TDX Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144 provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k).

  The Company has reserved 358,333 shares of TDX Common Stock for grants under its existing stock-based compensation plans. As of December 28, 1996 the Company had options outstanding to purchase up to 218,180 shares of TDX Common Stock to certain of its officers and directors at a weighted average exercise price of $10.41 per share. Ninety days after the completion of the Rights Offering such options will become immediately exercisable, subject to the right of the Company to repurchase shares at the exercise price if the optionee ceases to be employed by the Company or another Thermo Electron company. This repurchase right lapses ratably (on an annual basis) over a five to ten year period depending upon the term of the option. As of December 28, 1996, the repurchase right had lapsed as to 16,502 shares issuable upon exercise of outstanding options. The Company has reserved 140,153 shares remaining for future grant under plans. The Company intends to file registration statements under the Securities Act to register all shares of TDX Common Stock issuable under such plans. Shares covered by these registration statements that are not subject to transferability restrictions will be eligible for sale in the public market immediately upon the filing of such registration statements, subject to Rule 144 limitations applicable to Affiliates as noted above.

  Prior to the Rights Offering, there has been no public market for the TDX Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of TDX Common Stock or the availability of shares for sale will have on the market price of the TDX Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the TDX Common Stock in the public market could adversely affect the market price of the TDX Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors-- Significant Additional Shares Eligible for Sale After the Offering."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Standby Underwriting Agreement, each of the Underwriters named below, for whom Lehman Brothers Inc. and NatWest Securities Limited are acting as Representatives (the "Representatives") has severally agreed to purchase from the Company at the Subscription Price the respective percentage set forth opposite its name below of a number of shares of TDX Common Stock equal to (i) 300,000 shares of TDX Common Stock (the "Firm Shares") and (ii) 1,000,000 shares less the number of shares purchased upon the exercise of Rights (together with the Firm Shares, the "Underwritten Shares"):

                                                                PERCENTAGE OF
         UNDERWRITER                                         UNDERWRITTEN SHARES
         -----------                                         -------------------
      Lehman Brothers Inc. .................................
      NatWest Securities Limited............................
                                                                     ---
        Total...............................................         100%
                                                                     ===

  In the Standby Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Underwritten Shares if any Underwritten Shares are purchased. In the event of a default by any Underwriter, the Standby Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriter may be increased or the Standby Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose to offer shares to certain dealers at a
concession initially equal to $    per share. Such concession may be changed
by the Underwriters to an amount not in excess of $   per share. The
Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of TDX Common Stock to any accounts over which they exercise discretionary authority.

  The Company has granted the several Underwriters an option, exercisable not later than 30 days after the Expiration Date, to purchase up to 195,000 additional shares of TDX Common Stock at the Subscription Price. To the extent that the Underwriters exercise such option, each of the Underwriters severally will have a firm commitment to purchase the same percentage thereof as is shown in the above table. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of TDX Common Stock offered hereby.

  Under current applicable law, the Underwriters may bid for and purchase Rights for certain purposes. Such purchases will be subject to certain price and volume limitations when the TDX Common Stock is being stabilized by the Underwriters or when the Underwriters own Rights without an offsetting short position in the TDX Common Stock. Such limitations provide, among other things, that subject to certain exceptions, not more than one bid to purchase Rights may be maintained in any one market at the same price at the same time and that the initial bid for or purchase of Rights may not be made at a price higher than the highest current independent bid price on the AMEX. Any such price may not be increased, subject to certain exceptions, unless the Underwriters have not purchased any Rights for a full business day or the independent bid price for such Rights on the American Stock Exchange has exceeded such price for a full business day. Effective March 4, 1997, the foregoing restrictions on the bids for and purchase of Rights will terminate.

  From the date hereof, the Underwriters may offer and sell TDX Common Stock at prices set from time to time by the Representatives, which prices may be higher or lower than the Subscription Price. Under rules applicable prior to March 4, 1997, prior to the Expiration Date, each such price when set will not exceed, if applicable, the highest price at which the TDX Common Stock last sold on the AMEX (plus an amount equal to an exchange commission) or the current asked price on the AMEX (plus such commission), whichever is higher and any such offering price set on any calendar day will not be increased more than once during that day. Any such offering may include TDX Common Stock acquired or to be acquired through the exercise of the Rights or may be made in anticipation of the purchase of Underwritten Shares. As a result of such offerings, the Underwriters may realize profits or losses independent of the underwriting commissions and fees described below.

  In connection with this offering, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the TDX Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of TDX Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits Lehman Brothers Inc. to reclaim a selling concession from a syndicate member in connection with the offering when shares of TDX Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the American Stock Exchange, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  The Company has agreed to pay a management fee equal to $506,000 to the Representatives, a standby fee of $230,000 to the Underwriters and additional fees of $.58 per share to the Underwriters for each share of TDX Common Stock actually purchased by the Underwriters (other than the Firm Shares and the first 45,000 of overallotment shares), whether pursuant to Rights purchased and exercised by the Underwriters or pursuant to the Standby Underwriting Agreement; provided that such fees in the aggregate shall not exceed 6% of the Subscription Price for each share of TDX Common Stock purchased pursuant to the exercise of Rights (by the Underwriters or otherwise) or pursuant to the Standby Underwriting Agreement (other than the Firm Shares and the first 45,000 of overallotment shares) plus an amount equal to the aggregate purchase price of Rights purchased by the Underwriters, up to $100,000. The Company has agreed to allow the Underwriters to exercise any Rights held by them on the first business day following the Expiration Date. The Company has also agreed to reimburse the Underwriters for their out-of-pocket expenses in connection with the Rights Offering.

  The Standby Underwriting Agreement provides that the Company, Thermedics and Thermo Electron will indemnify the Underwriters against certain liabilities incurred in connection with the Rights Offering, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, Thermedics and Thermo Electron have also agreed that they will not, without the Representatives' prior written consent, offer, sell, grant any options to purchase or otherwise dispose of any TDX Common Stock within 180 days after the date of this Prospectus, other than (i) sales of shares of TDX Common Stock to be issued in the Rights Offering, (ii) the issuance of options and sales of shares of TDX Common Stock pursuant to existing stock-based compensation plans, (iii) shares of TDX Common Stock which may be sold to Thermedics and Thermo Electron, (iv) the issuance of shares of TDX Common Stock as consideration for the acquisition of one or more businesses (provided that such TDX Common Stock may not be resold prior to the expiration of the 180-day period referenced above) and (v) the sale of Rights by Thermo Electron. See "Shares Eligible for Future Sale."

  Thermo Electron may sell its Rights from time to time prior to the Expiration Date in transactions on the American Stock Exchange, in negotiated transactions, including transactions with the Underwriters, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of the Rights to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Thermo Electron and/or the purchasers of the Rights for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Thermo Electron and any broker-dealer who acts in connection with the sale of Rights by Thermo Electron may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commission received by them and profit on any resale of the Rights as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

  Each of the Underwriters from time to time has performed various investment banking services for Thermo Electron and its subsidiaries.

  NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the TDX Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any TDX Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Standby Underwriting Agreement does not limit sales of TDX Common Stock offered hereby outside of the United States.

  NatWest Securities Limited has also represented and agreed that as a part of the distribution of the TDX Common Stock offered hereby, (i) it has not offered or sold and will not offer or sell any TDX Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in aquiring, managing, holding or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "POS Regulations") or the Financial Services Act 1986 (the "Act"); (ii) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the TDX Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the TDX Common Stock, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document or instrument required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise be lawfully issued or passed on.

  Prior to the Rights Offering there has been no public market for the TDX Common Stock. The Subscription Price for the TDX Common Stock will be determined by the Company in consultation with the Representatives. Among the factors to be considered in determining the Subscription Price will be prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related businesses and other factors deemed relevant.

                                LEGAL OPINIONS

  The validity of the issuance of the TDX Common Stock offered hereby will be passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermedics and the Company, and certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Mr. Hoogasian owns or has the right to acquire 8,900 shares of common stock of Thermedics and 107,558 shares of common stock of Thermo Electron.

                                    EXPERTS

  The Consolidated Financial Statements of the Company, (except the Consolidated Financial Statements of Rutter & Co. B.V. as of December 28, 1996 and for the period from January 25, 1996 (date of acquisition) to December 28,
1996), and the Combined Financial Statements of Moisture Systems Corporation and Moisture Systems Limited included in this prospectus and the related financial statement schedule included in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicated in their reports with respect thereto.

The Consolidated Financial Statements of Rutter & Co. B.V. as of December 28, 1996 and for the period from January 25, 1996 to December 28, 1996 have been audited by Deloitte & Touche, independent auditors and registeraccountants, as stated in their report included herein. The consolidated financial statements and financial statement schedule of the Company are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing in giving said reports. The combined financial statements of Moisture Systems Corporation and Moisture Systems Limited are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports.

  The Consolidated Financial Statements of Rutter & Co. B.V. for the two years ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche, independent auditors and registeraccountants, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the
Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Although statements made in this Prospectus as to the contents of any contract, agreement or other document referred to set forth all material elements of such documents, such statements are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement, although setting forth all material elements of such documents, shall be deemed qualified by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

  The distribution of this Prospectus and the offering of the Rights and the shares of TDX Common Stock in certain jurisdictions may be restricted by law. No action has been taken by the Company, Thermedics or the Underwriters that would permit an offering of the Rights or such shares or the circulation or distribution of this Prospectus or any offering material in relation to the Company, the Rights or such shares in any country outside the United States where action for that purpose is required. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any such restrictions, including the following:

  The TDX Common Stock may not be offered for sale in the United Kingdom except in circumstances that do not constitute an offer to the public within the meaning of the POS Regulations and therefore offers may not be made other than to persons who, at the date of this document, are persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the POS Regulations.

  This document may only be issued or passed on to any person in the United Kingdom if at the date of issue hereof such person is either (i) a person who is reasonably believed to be of the kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or (ii) a person who is reasonably believed to be an existing registered stockholder of either Thermedics or the Company and therefore a person of the kind described in Article 3(1) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996.

  The Rights may not be sold, transferred or exercised by any person located in Canada. The Subscription Agent will sell the Rights for the account of each Thermedics or Thermedics Detection stockholder located in Canada and mail the proceeds of such sale to each such stockholder. See "The Rights Offering-- Method of Transferring Rights."

  No application has been made to the French Commission des Operations de Bourse in respect of this Prospectus or any part hereof. The Company hereby represents and agrees, and each French recipient, by his acceptance of this Prospectus agrees, that neither this Prospectus nor any part hereof constitutes a public offering of Rights or shares of Thermedics Detection Common Stock in France. The Company and Thermedics further confirm that they have not, and each French recipient, by his acceptance of this Prospectus, confirms that such recipient has neither offered for sale nor sold nor will offer for sale or sell (whether by use of this Prospectus or any part hereof, any information contained herein or any connected or related document or otherwise) any of the Rights or shares of Thermedics Detection Common Stock to the public in France.

                          REPORTS TO SECURITY HOLDERS

  The Company intends to furnish holders of the TDX Common Stock offered hereby with annual reports containing financial statements audited by an independent public accounting firm and with quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

THERMEDICS DETECTION INC.
  Reports of Independent Public Accountants...............................  F-2
  Consolidated Statement of Income for the years ended December 31, 1994,
   December 30, 1995 and December 28, 1996................................  F-4
  Consolidated Balance Sheet as of December 30, 1995 and December 28,
   1996...................................................................  F-5
  Consolidated Statement of Cash Flows for the years ended December 31,
   1994, December 30, 1995 and December 28, 1996..........................  F-6
  Consolidated Statement of Shareholders' Investment for the years ended
   December 31, 1994, December 30, 1995 and December 28, 1996.............  F-7
  Notes to Consolidated Financial Statements..............................  F-8
MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED
  Report of Independent Public Accountants................................  F-19
  Combined Statement of Income for the year ended December 30, 1995 and for the period from December 31, 1995 through January 25, 1996.........  F-20
  Combined Balance Sheet as of December 30, 1995..........................  F-21
  Combined Statement of Cash Flows for the year ended December 30, 1995 and for the period from December 31, 1995 through January 25, 1996.....  F-22
  Combined Statement of Owners' Investment for the year ended December 30,
   1995 and for the period from December 31, 1995 through January 25,
   1996...................................................................  F-23
  Notes to Combined Financial Statements..................................  F-24
RUTTER & CO. B.V.
  Auditor's Report........................................................  F-28
  Consolidated Balance Sheets at December 31, 1995 and 1994...............  F-29
  Consolidated Profit and Loss Accounts for the years ended December 31,
   1995 and 1994..........................................................  F-30
  Notes to the Consolidated Balance Sheets and the Consolidated Profit and
   Loss Accounts..........................................................  F-31
  Parent Company Balance Sheets at December 31, 1995 and 1994.............  F-35
  Parent Company Profit and Loss Accounts for the years ended December 31,
   1995 and 1994..........................................................  F-36
  Notes to the Parent Company Balance Sheets and the Parent Company Profit
   and Loss Accounts......................................................  F-37
  Supplementary Information...............................................  F-40
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMEDICS DETECTION
INC., MOISTURE SYSTEMS AND RUTTER & CO. B.V. (UNAUDITED)
  Pro Forma Combined Condensed Statement of Income for the year ended
   December 28, 1996......................................................  F-45
  Note to Pro Forma Combined Condensed Statement of Income................  F-46

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermedics Detection Inc.:

  We have audited the accompanying consolidated balance sheet of Thermedics Detection Inc. (a Massachusetts corporation and 94%-owned subsidiary of Thermedics Inc.) and subsidiaries as of December 30, 1995 and December 28, 1996, and the related consolidated statements of income, cash flows and shareholders' investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Rutter & Co. B.V. (a wholly owned subsidiary of Thermedics Detection Inc.), for the period from January 25, 1996 (the date of acquisition) through and as of December 28, 1996, which statements reflect total assets and total revenues of 16% and 17% in 1996, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermedics Detection Inc. and subsidiaries as of December 30, 1995 and December 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 3, 1997

                         INDEPENDENT AUDITORS' REPORT

  We have audited the consolidated balance sheet of the Rutter & Co. B.V. segment of Thermedics Detection Inc. as of December 28, 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the period from January 25, 1996 (acquisition date) to December 28, 1996 (all expressed in Netherlands Guilders) (not included herein). These financial statements are the responsibility of Thermedics Detection Inc.'s and Rutter & Co. B.V.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  As discussed in the Notes to the financial statements (not included herein), the consolidated balance sheet of the Rutter & Co. B.V. segment of Thermedics Detection Inc. includes the net assets acquired by Thermedics Detection Inc. in its purchase of Rutter & Co. B.V. on January 25, 1996, after giving effect to the allocation of Thermedics Detection Inc.'s purchase price to the consolidated net assets of Rutter & Co. B.V. and to the changes in the consolidated net assets of Rutter & Co. B.V. subsequent to the acquisition; the related consolidated statements of income, stockholder's equity, and cash flows reflect the results of operations and cash flows of Rutter & Co. B.V. subsequent to such acquisition after giving effect to the allocation of Thermedics Detection Inc.'s purchase price to Rutter & Co. B.V.'s consolidated net assets.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Rutter & Co. B.V. segment of Thermedics Detection Inc. at December 28, 1996, and the results of their operations and their cash flows for the period from January 25, 1996 to December 28, 1996 in conformity with generally accepted accounting principles in the United States of America.

Deloitte & Touche Registeraccountants

Almelo, The Netherlands
January 29, 1997

                           THERMEDICS DETECTION INC.

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       1994    1995     1996
                                                      ------- -------  -------
Revenues (Note 8)
  Product............................................ $40,436 $18,457  $31,255
  Service............................................   9,907   9,497   12,495
                                                      ------- -------  -------
                                                       50,343  27,954   43,750
                                                      ------- -------  -------
Costs and Operating Expenses:
  Cost of product revenues...........................  18,052   9,895   15,417
  Cost of service revenues...........................   6,854   5,341    6,733
  Selling, general and administrative expenses (Note
   6)................................................  11,973   7,487   15,525
  Research and development expenses..................   3,895   2,741    4,608
                                                      ------- -------  -------
                                                       40,774  25,464   42,283
                                                      ------- -------  -------
Operating Income.....................................   9,569   2,490    1,467
Interest Income......................................     --      --       229
Interest Expense, Related Party (Note 2).............     --      --    (1,119)
Other Income (Expense)...............................     --      (72)      12
                                                      ------- -------  -------
Income Before Provision for Income Taxes.............   9,569   2,418      589
Provision for Income Taxes (Note 4)..................   3,189     910      227
                                                      ------- -------  -------
Net Income........................................... $ 6,380 $ 1,508  $   362
                                                      ======= =======  =======
Earnings per Share................................... $   .63 $   .15  $   .04
                                                      ======= =======  =======
Weighted Average Shares..............................  10,069  10,069   10,320
                                                      ======= =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMEDICS DETECTION INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                1995     1996
                                                               -------  -------
                           ASSETS
Current Assets:
  Cash and cash equivalents..................................  $ 1,282  $13,484
  Accounts receivable, less allowances of $516 and $1,215....    4,619    9,387
  Unbilled contract costs and fees...........................    1,152      307
  Inventories................................................    8,991    8,793
  Prepaid and refundable income taxes (Note 4)...............    1,530    2,173
  Prepaid expenses...........................................      208      547
                                                               -------  -------
                                                                17,782   34,691
                                                               -------  -------
Property, Plant and Equipment, at Cost, Net..................    2,230    1,784
                                                               -------  -------
Cost in Excess of Net Assets of Acquired Companies (Note 2)..      --    16,694
                                                               -------  -------
Other Assets.................................................      310      314
                                                               -------  -------
                                                               $20,322  $53,483
                                                               =======  =======
          LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable...........................................  $ 1,558  $ 3,030
  Accrued payroll and employee benefits......................      681    1,375
  Accrued installation and warranty expenses.................    1,414    1,413
  Deferred revenue...........................................    1,324    1,281
  Customer deposits..........................................      446      637
  Other accrued expenses.....................................    1,086    3,436
  Due to parent company and affiliates.......................      --       161
                                                               -------  -------
                                                                 6,509   11,333
                                                               -------  -------
Deferred Income Taxes (Note 4)...............................       40       40
                                                               -------  -------
Promissory Note to Parent Company (Note 2)...................      --    21,200
                                                               -------  -------
Commitments (Note 5)
Shareholders' Investment (Note 3):
  Common stock, $.10 par value, 15,000,000 shares authorized;
   10,000,000 shares and 10,683,500 shares issued and
   outstanding ..............................................    1,000    1,068
  Capital in excess of par value.............................    6,114   13,130
  Retained earnings..........................................    6,774    7,136
  Cumulative translation adjustment..........................     (115)    (424)
                                                               -------  -------
                                                                13,773   20,910
                                                               -------  -------
                                                               $20,322  $53,483
                                                               =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMEDICS DETECTION INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 1994      1995      1996
                                               --------  --------  --------
OPERATING ACTIVITIES:
 Net income .................................. $  6,380  $ 1,508  $    362
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
   Depreciation and amortization..............    1,060    1,159     2,364
   Provision for losses on accounts
    receivable................................      128       98       582
   Other noncash expenses.....................    1,127      727     1,804
   Increase (decrease) in deferred income
    taxes.....................................       81      (40)      --
   Changes in current accounts, excluding the
    effects of acquisitions:
     Accounts receivable......................    1,862    1,051    (1,776)
     Unbilled contract costs and fees.........    1,687     (931)      845
     Inventories..............................    4,649   (3,213)    1,254
     Other current assets.....................     (934)    (116)     (599)
     Accounts payable.........................   (2,977)     182       758
     Other current liabilities................  (11,147)  (2,392)    1,045
                                               --------  -------  --------
      Net cash provided by (used in) operating
       activities.............................    1,916   (1,967)    6,639
                                               --------  -------  --------
INVESTING ACTIVITIES:
 Acquisitions (Note 2)........................      --       --    (21,668)
 Acquisition of product line (Note 2).........      --       --       (300)
 Purchases of machinery, equipment and
  leasehold improvements......................     (722)    (608)     (766)
 Proceeds from sale of machinery, equipment
  and leasehold improvements..................      448       19       113
 Purchase of other assets.....................     (471)     --        --
                                               --------  -------  --------
      Net cash used in investing activities...     (745)    (589)  (22,621)
                                               --------  -------  --------
FINANCING ACTIVITIES:
 Net proceeds from private placement of
  Company common stock (Note 7)...............      --       --      6,964
 Proceeds from issuance of promissory note to
  parent company (Note 7).....................      --       --     21,200
 Transfers to parent company and additional
  capital contributions, net .................     (984)   3,170       120
 Other........................................      --       --        (15)
                                               --------  -------  --------
      Net cash provided by (used in) financing
       activities.............................     (984)   3,170    28,269
                                               --------  -------  --------
Exchange Rate Effect on Cash..................       14     (138)      (85)
                                               --------  -------  --------
Increase in Cash and Cash Equivalents.........      201      476    12,202
Cash and Cash Equivalents at Beginning of
 Year.........................................      605      806     1,282
                                               --------  -------  --------
Cash and Cash Equivalents at End of Year...... $    806  $ 1,282  $ 13,484
                                               ========  =======  ========
CASH PAID FOR:
 Interest..................................... $    --   $   --   $    596
                                               ========  =======  ========
 Income taxes................................. $    338  $   152  $    618
                                               ========  =======  ========
NONCASH ACTIVITIES:
 Fair value of assets of acquired companies... $    --   $   --   $ 24,328
 Cash paid for acquired companies.............      --       --     21,668
                                               --------  -------  --------
    Liabilities assumed of acquired
     companies................................ $    --   $   --   $  2,660
                                               ========  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMEDICS DETECTION INC.

               CONSOLIDATED STATEMENT OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                      COMMON    CAPITAL IN          CUMULATIVE
                                    STOCK, $.10 EXCESS OF  RETAINED TRANSLATION
                                     PAR VALUE  PAR VALUE  EARNINGS ADJUSTMENT
                                    ----------- ---------- -------- -----------
BALANCE JANUARY 1, 1994...........    $1,000     $ 2,814    $  --      $   8
Net income........................       --          --      6,380       --
Transfer to parent company, net...       --          --       (984)      --
Translation adjustment............       --          --        --        (10)
                                      ------     -------    ------     -----
BALANCE DECEMBER 31, 1994.........     1,000       2,814     5,396        (2)
Net income........................       --          --      1,508       --
Additional capital contribution...       --        3,300       --        --
Transfer to parent company, net...       --          --       (130)      --
Translation adjustment............       --          --        --       (113)
                                      ------     -------    ------     -----
BALANCE DECEMBER 30, 1995.........     1,000       6,114     6,774      (115)
Net income........................       --          --        362       --
Additional capital contribution...       --          120       --        --
Net proceeds from private
 placement of Company common stock
 (Note 7).........................        68       6,896       --        --
Translation adjustment............       --          --        --       (309)
                                      ------     -------    ------     -----
BALANCE DECEMBER 28, 1996.........    $1,068     $13,130    $7,136     $(424)
                                      ======     =======    ======     =====


  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMEDICS DETECTION INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Operations

  Thermedics Detection Inc. ("the Company") develops, manufactures and markets high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis. The Company's industrial process systems use ultratrace chemical-concentration detectors, high-speed gas chromatography, X-ray imaging, near-infrared spectroscopy and other technologies for quality assurance of in-process and finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical and other consumer products industries. The Company's explosives-detection equipment uses trace particle- and vapor-detection techniques based on its proprietary chemiluminescene and high-speed gas chromatography technologies. Customers use the Company's explosives-detection equipment to detect plastic and other explosives at airports and border crossings, for other high-security screening applications and for forensics and search applications.

 Relationship with Thermedics Inc. and Thermo Electron Corporation

  The Company operated as a division of Thermedics Inc. ("Thermedics") until its incorporation as a Massachusetts corporation in December 1990. In connection with the Company's incorporation, Thermedics transferred to the Company its TEA Analyzer and certain other trace detection technologies in exchange for 10,000,000 shares of the Company's common stock. As of December 28, 1996, Thermedics owned 94% of the Company's outstanding common stock. As of December 28, 1996, Thermedics is a 51%-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

  The accompanying financial statements include the assets, liabilities, income and expenses of the Company as included in Thermedics' consolidated financial statements.

 Principles of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

 Fiscal Year

  The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1994, 1995 and 1996 are for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively.

 Revenue Recognition

  The Company recognizes product revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment. The Company recognizes service revenues over the term of the contract. Deferred revenue in the accompanying balance sheet consists of unearned revenue on service contracts which is recognized over the life of the service contract. Substantially all of the deferred revenue included in the accompanying balance sheet as of December 30, 1995, will be recognized within one year. Revenues and profits on long-term contracts are recognized using the percentage-of-completion method. Revenues recorded under the percentage-of-completion method, including revenues from long-term research and development contracts, were $1,923,000 in 1994, $3,987,000 in 1995 and $1,758,000 in 1996. The percentage of completion is determined by relating the actual costs incurred to date to management's estimate of total costs to be incurred on each contract. If a loss is indicated on any contract in process, a provision is made currently for the entire loss. Contracts generally provide for the billing of customers on a cost-plus-fixed-fee basis as costs are incurred. Revenues earned on contracts in process in excess of billings are classified as unbilled contract costs and fees in the accompanying balance sheet. There are no significant amounts included in the accompanying balance sheet that are not expected to be recovered from existing contracts at current contract values, or that are not expected to be collected within one year, including amounts that are billed but not paid under retainage provisions.

                           THERMEDICS DETECTION INC.

 Stock-based Compensation Plans

  The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its stock-based compensation plans (Note 3). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

 Income Taxes

  The Company and Thermedics have a tax allocation agreement under which the Company is included in Thermedics' consolidated federal and certain state income tax returns. The agreement provides that in years in which the Company has taxable income, it will pay to Thermedics amounts comparable to the taxes the Company would have paid had it filed separate tax returns. If Thermedics' equity ownership of the Company were to drop below 80%, the Company would be required to file its own income tax returns.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Earnings per Share

  Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for all periods include 10,000,000 shares issued to Thermedics in connection with the initial capitalization of the Company, the effect of shares sold through private placements, as well as the effect of the assumed issuance of the private placements and the assumed exercise of stock options issued within one year prior to the Company's proposed initial public offering with exercise prices less than the subscription price. Because the effect of the assumed exercise of stock options issued more than one year prior to the Company's proposed initial public offering would be immaterial, they have been excluded from the earnings per share calculation.

 Stock Split

  In March 1996, the Company declared and effected a two-for-three reverse stock split. All share and per share information has been restated to reflect the stock split.

 Cash and Cash Equivalents

  Cash receipts and cash disbursements of the Company's domestic operations were combined with other Thermedics corporate cash transactions and balances prior to the Company's March 1996 private placement of common stock. Therefore, cash of the Company's domestic operations is not included in the accompanying balance sheet as of December 30, 1995. The Company's cash equivalents in 1995 include investments in commercial paper and short-term certificates of deposit of the Company's foreign operations, which have an original maturity of three months or less. Cash and cash equivalents are carried at cost, which approximates market value.

  As of December 28, 1996, $10,976,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company and have an original maturity of three months or less. The

                           THERMEDICS DETECTION INC.

repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

 Inventories

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Raw material and supplies................................... $ 7,089 $ 6,135
   Work in process.............................................     784     871
   Finished goods..............................................   1,118   1,787
                                                                ------- -------
                                                                $ 8,991 $ 8,793
                                                                ======= =======

 Property, Plant and Equipment

  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, three to ten years and leasehold improvements, the lesser of the term of the lease or the life of the asset. Property, plant and equipment is comprised of the following:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Machinery, equipment and leasehold improvements............. $ 4,874 $ 5,683
   Less: Accumulated depreciation and amortization.............   2,644   3,899
                                                                ------- -------
                                                                $ 2,230 $ 1,784
                                                                ======= =======

 Cost in Excess of Net Assets of Acquired Companies

  The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over periods not exceeding 40 years. Accumulated amortization was $403,000 at December 28, 1996. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

 Foreign Currency

  All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS
No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholders' investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for the three years presented.

                           THERMEDICS DETECTION INC.

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, due to parent company and affiliates and promissory note to parent company. Their respective carrying amounts in the accompanying balance sheet approximate fair value due to their short-term nature, except for the promissory note to parent company. The carrying amount of the promissory note to parent company approximates fair value based on borrowing rates available to the Company at December 28, 1996.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. ACQUISITIONS

  On January 25, 1996, the Company acquired the assets of Moisture Systems Corporation and certain affiliated companies (collectively, "Moisture Systems"), and the stock of Rutter & Co. B.V. ("Rutter") for a total purchase price of $21,668,000 in cash, which included the repayment of $700,000 of debt. Moisture Systems and Rutter design, manufacture and sell instruments that use near infrared spectroscopy to measure moisture and other product constituents, including fats, proteins, oils, flavorings, solvents, adhesives and coatings, in a variety of manufacturing processes. These systems are used across the food, pharmaceutical, chemical, petrochemical, tobacco, forest products, pulp and paper, converting, plastics, textiles, corrugating and other industries. To finance these acquisitions, the Company borrowed $21,200,000 from Thermedics pursuant to a promissory note due March 1998, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of December 28, 1996, the interest rate on the promissory note was 5.77%. In December 1996, the Company acquired certain moisture measurement product lines for approximately $300,000 in cash, subject to certain post closing adjustments. In addition, the Company has agreed to pay a licensing fee on sales of these products through December 2000.

  These acquisitions have been accounted for using the purchase method of accounting and their results of operations have been included in the accompanying financial statements from their respective dates of acquisition. The aggregate cost of Moisture Systems and Rutter exceeded the estimated fair value of the acquired net assets by $17,326,000, which is being amortized over 40 years. Allocation of the purchase price for these acquisitions was based on estimates of the fair value of the net assets acquired.

  The following table presents selected financial information for the Company, Moisture Systems and Rutter on a pro forma basis, as if the acquisitions of Moisture Systems and Rutter had occurred as of January 1, 1995.

                                                                  1995    1996
                                                                 ------- -------
                                                                 (IN THOUSANDS,
                                                                   EXCEPT PER
                                                                 SHARE AMOUNTS)
   Revenues..................................................... $46,485 $45,297
   Net Income...................................................   1,796     520
   Earnings per Share...........................................     .18     .05

  The pro forma results are not necessarily indicative of future operations on the actual results that would have occurred had the acquisitions of Moisture Systems and Rutter been made at the beginning of 1995. Additional pro forma information for the Company, Moisture Systems and Rutter is included elsewhere in this prospectus.

                           THERMEDICS DETECTION INC.

3. EMPLOYEE BENEFIT PLANS

 Stock-based Compensation Plans

 Stock Option Plan

  On November 1, 1994, the Company adopted a stock-based compensation plan for its key employees, directors and others, which permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the "Board Committee"), including restricted stock, stock options, stock bonus shares or performance-based shares. The option recipients and the terms of options granted under this plan are determined by the Board Committee. Options granted generally vest and become immediately exercisable on the ninth anniversary of the grant date, unless the Company's common stock becomes publicly traded prior to such date. In such an event, options become exercisable 90 days after the Company becomes subject to the Securities Exchange Act of 1934, but will be subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally will be deemed to have lapsed ratably over periods ranging from five to ten years after the first anniversary of the grant date, depending on the term of the option, which will generally range from ten to twelve years. Nonqualified stock options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's common stock on the date of grant. To date, all options have been granted at fair market value.

 Employee Stock Purchase Plan

  Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermedics. Under this plan, shares of Thermedics and Thermo Electron's common stock may be purchased at the end of a 12-month plan year at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

 Pro Forma Stock-based Compensation Plans Expense

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB 25 in accounting for its stock-based compensation plans. Had compensation cost for awards in 1996 under the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                                   1996
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                            PER SHARE AMOUNTS)
   Net income:
     As reported..........................................         $362
     Pro forma............................................          102
   Earnings per share:
     As reported..........................................          .04
     Pro forma............................................          .01

  Pro forma net income for 1995 was not materially different from historical net income in 1995.

                           THERMEDICS DETECTION INC.

  Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Pro forma compensation expense for options granted is reflected over the vesting period, therefore future pro forma compensation expense may be greater as additional options are granted.

  The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                          1996
                                                                         -------
   Risk-free interest rate..............................................    6.4%
   Expected life of options............................................. 7 years

  Expected volatility of zero is assumed for options granted in Company common stock due to the Company's status as nonpublic.

  The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

 Stock Option Plan Activity

  A summary of the Company's stock option activity is as follows:

                                     1996            1995            1994
                                --------------- --------------- ---------------
                                                                       RANGE OF
                                       WEIGHTED        WEIGHTED         OPTION
                                NUMBER AVERAGE  NUMBER AVERAGE  NUMBER  PRICES
                                  OF   EXERCISE   OF   EXERCISE   OF     PER
                                SHARES  PRICE   SHARES  PRICE   SHARES  SHARE
                                ------ -------- ------ -------- ------ --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Options outstanding, beginning
 of year......................    25    $ 9.75    26    $9.75    --       --
  Granted.....................   207    $10.45     2    $9.75     26    $9.75
  Exercised...................   --     $  --    --     $ --     --       --
  Forfeited...................   --     $  --    --     $ --     --       --
  Expired.....................   (14)   $ 9.79    (3)   $9.75    --       --
                                 ---    ------   ---    -----    ---    -----
Options outstanding, end of
 year.........................   218    $10.41    25    $9.75     26    $9.75
                                 ===    ======   ===    =====    ===    =====
Options exercisable...........   --     $  --    --     $ --     --     $ --
                                 ===    ======   ===    =====    ===    =====
Options available for grant...   116             309             308
                                 ===             ===             ===
Weighted average fair value of
 options granted during year..          $ 3.76          $4.15
                                        ======          =====

  As of December 28, 1996, the options outstanding were exercisable at prices ranging from $9.75 to $10.75 and had a weighted-average remaining contractual life of 9.7 years.

  At December 28, 1996, the Company had reserved 358,333 unissued shares of its common stock for possible issuance under the stock-based compensation plans.

                           THERMEDICS DETECTION INC.

 401(k) Savings Plan

  Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $159,000, $233,000 and $247,000 in 1994, 1995 and 1996, respectively.

 Defined Benefit Pension Plan

  The Company's Rutter subsidiary, acquired in January 1996, has a defined benefit pension plan covering substantially all of its full-time employees. The Company's funding policy is to make contributions within a range required by applicable regulations in the Netherlands.

  Net periodic pension costs included the following components:

                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
Service cost.....................................................      $ 22
Interest cost on projected benefit obligation....................        45
Return on plan assets............................................        (9)
Amortization of unrecognized obligation..........................       (26)
                                                                       ----
                                                                       $ 32
                                                                       ====

  The funded status of the Company's defined benefit pension plan is as follows:

                                                                       1996
                                                                  --------------
                                                                  (IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefits.............................................      $607
     Non-vested benefits.........................................       --
                                                                       ----
     Accumulated benefit obligation..............................       607
   Effect of projected future salary increases...................       152
                                                                       ----
   Projected benefit obligation..................................       759
   Plan assets at fair value.....................................       965
                                                                       ----
   Excess of plan assets over projected benefit obligation.......       206
   Unrecognized net gain.........................................       196
   Initial unrecognized net obligation...........................       (69)
                                                                       ----
     Prepaid pension cost........................................      $333
                                                                       ====

  Significant actuarial assumptions used to determine the net periodic pension cost during 1996 were:

                                                                           1996
                                                                           ----
   Discount rate..........................................................   7%
   Rate of increase in salary levels up to age 45......................... 4.5%
   Rate of increase in salary levels after age 45......................... 2.5%
   Expected long-term rate of return on assets............................ 4.0%

                           THERMEDICS DETECTION INC.

4. INCOME TAXES

  The components of income before income taxes are as follows:

                                                           1994   1995   1996
                                                          ------ ------ -------
                                                             (IN THOUSANDS)
   Domestic.............................................. $9,379 $2,197 $(1,742)
   Foreign...............................................    190    221   2,331
                                                          ------ ------ -------
                                                          $9,569 $2,418 $   589
                                                          ====== ====== =======

  The components of the provision for income taxes are as follows:

                                                             1994   1995  1996
                                                            ------  ----  -----
                                                             (IN THOUSANDS)
   Currently payable:
     Federal............................................... $2,736  $681  $(350)
     State.................................................    568   166    (90)
     Foreign...............................................    116    94    692
                                                            ------  ----  -----
                                                             3,420   941    252
                                                            ------  ----  -----
   Net prepaid:
     Federal...............................................   (188)  (25)  (195)
     State.................................................    (43)   (6)   (34)
     Foreign...............................................    --    --     204
                                                            ------  ----  -----
                                                              (231)  (31)   (25)
                                                            ------  ----  -----
                                                            $3,189  $910  $ 227
                                                            ======  ====  =====

  Provision for income taxes in the accompanying statement of operations differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                             1994   1995   1996
                                                            ------  -----  ----
                                                             (IN THOUSANDS)
   Provision for income taxes at statutory rate............ $3,253  $ 822  $201
   Increases (decreases) resulting from:
     State income taxes, net of federal tax................    346    106   (82)
     Foreign tax rate and tax law differential.............     51     19   103
     Tax benefit of foreign sales corporation..............   (499)  (133)  --
     Deemed dividend from foreign subsidiary...............    --      80   --
     Other, net............................................     38     16     5
                                                            ------  -----  ----
                                                            $3,189  $ 910  $227
                                                            ======  =====  ====

                           THERMEDICS DETECTION INC.

  Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
   Prepaid income taxes:
     Reserves and other accruals............................... $   556 $   999
     Inventory basis difference................................     675     643
     Accrued compensation......................................     133     130
     Other, net................................................      28      30
                                                                ------- -------
                                                                $ 1,392 $ 1,802
                                                                ======= =======
   Deferred income taxes:
     Depreciation.............................................. $    40 $    40
                                                                ======= =======

5. COMMITMENTS

  The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $413,000, $542,000 and $1,335,000 in 1994, 1995 and 1996, respectively. Total future minimum payments due under noncancelable operating leases at December 28, 1996, are $1,220,000 in 1997; $1,041,000 in 1998; $953,000 in 1999; $880,000 in 2000; $850,000 in 2001; and
$3,714,000 in 2002 and thereafter. Total future minimum lease payments are $8,658,000.

6. RELATED PARTY TRANSACTIONS

 Corporate Services Agreement

  The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron an annual fee equal to 1.0% of the Company's revenues. The Company paid Thermo Electron an amount equal to 1.25% and 1.20% of the Company's revenues in 1994 and 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $629,000, $335,000 and $438,000 in 1994, 1995 and 1996, respectively.
Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

 Research and Development Agreement

  Pursuant to a subcontract entered into in October 1993, the Company performs research and development services for Coleman Research Corporation ("Coleman"), which is the prime contractor under a contract with the U.S. Department of Energy. Coleman is a wholly owned subsidiary of Thermo Electron and was acquired by Thermo Electron in March 1995. Coleman paid the Company $234,000, $829,000 and $619,000 for services rendered in 1994, 1995 and 1996, respectively.

                           THERMEDICS DETECTION INC.

 Purchase Arrangement

  The Company purchases an X-ray source that is used as a component in its InScan systems from Trex Medical Corporation, a publicly traded, majority-owned subsidiary of ThermoTrex Corporation, which is itself a publicly-traded, majority-owned subsidiary of Thermo Electron. Each of such X-ray sources is purchased pursuant to written purchase orders. The Company paid Trex Medical Corporation $18,000, $285,000 and $162,000 under this arrangement in 1994, 1995 and 1996, respectively.

 Sublease Agreement

  Subsequent to year end 1996, the Company subleased approximately 8,000 square feet of space in its Chelmsford, Massachusetts, facility to Thermo Cardiosystems Inc. ("Thermo Cardiosystems"), a publicly traded, majority-owned subsidiary of Thermedics, under a two-year sublease agreement. Under this sublease, Thermo Cardiosystems will pay the Company base rent of $40,000 in the first year and $44,000 in the second year, together with an amount equal to approximately $33,000 per year, representing Thermo Cardiosystems' pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities.

 Repurchase Agreement

  The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

7. PRIVATE PLACEMENTS OF COMMON STOCK

  In March 1996, the Company issued 300,000 shares of its common stock in a private placement at $10.00 per share, for net proceeds of $3,000,000.

  In November 1996, the Company issued 383,500 shares of its common stock in a private placement at $10.75 per share, for net proceeds of $3,964,000.

                           THERMEDICS DETECTION INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

8. SIGNIFICANT CUSTOMER AND GEOGRAPHICAL INFORMATION

  Sales to one customer accounted for 64%, 36% and 24% of the Company's total revenues in 1994, 1995 and 1996, respectively.

  The Company is engaged in one business segment: developing, manufacturing and marketing of high-speed on-line detection and measurement systems used in a variety of industrial process applications, explosives detection and laboratory analysis. The following table shows data for the Company by geographical area.

                                                     1994     1995     1996
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Revenues:
     United States................................. $47,098  $22,571  $32,003
     The Netherlands...............................     --       --     7,547
     Other Europe..................................   7,454    4,057    5,893
     Other.........................................   2,042    2,600    2,588
     Transfers among geographical areas (a)........  (6,251)  (1,274)  (4,281)
                                                    -------  -------  -------
                                                    $50,343  $27,954  $43,750
                                                    =======  =======  =======
   Income before provision for income taxes:
     United States................................. $ 9,505  $ 2,933  $  (859)
     The Netherlands...............................     --       --     1,514
     Other Europe..................................     317     (127)     394
     Other.........................................    (126)     348      412
     Corporate and eliminations (b)................    (127)    (664)       6
                                                    -------  -------  -------
     Total operating income........................   9,569    2,490    1,467
     Other expense.................................     --       (72)    (878)
                                                    -------  -------  -------
                                                    $ 9,569  $ 2,418  $   589
                                                    =======  =======  =======
   Identifiable assets:
     United States................................. $14,369  $15,806  $31,924
     The Netherlands...............................     --       --     8,574
     Other Europe..................................   2,509    2,850    3,506
     Other.........................................     915    1,666    1,615
     Corporate and eliminations (c)................     --       --     7,864
                                                    -------  -------  -------
                                                    $17,793  $20,322  $53,483
                                                    =======  =======  =======
   Export revenues included in United States
    revenues above (d):
     Mexico........................................ $10,416  $ 1,363  $ 2,015
     Germany.......................................   6,028    3,914    2,487
     Other Europe..................................   9,200    3,995    4,420
     South America.................................  10,892    3,271    3,998
     Other.........................................   3,139    2,341    4,437
                                                    -------  -------  -------
                                                    $39,675  $14,884  $17,357
                                                    =======  =======  =======

--------
(a) Transfers among geographical areas are accounted for at prices that are representative of transactions with unaffiliated parties.
(b) Primarily general and administrative expenses.
(c) Primarily cash and cash equivalents.
(d) In general, export sales are denominated in U.S. dollars.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Moisture Systems Corporation and Moisture Systems Limited:

  We have audited the accompanying combined balance sheet of Moisture Systems Corporation and Moisture Systems Limited (collectively, the Company) as of December 30, 1995, and the related combined statements of income, cash flows and owners' investment for the year ended December 30, 1995 and for the period from December 31, 1995 through January 25, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Moisture Systems Corporation and Moisture Systems Limited as of December 30, 1995 and the results of their operations and their cash flows for the year ended December 30, 1995 and for the period from December 31, 1995 through January 25, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 3, 1997

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

                          COMBINED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                   DEC. 31, 1995
                                                                      THROUGH
                                                           1995    JAN. 25, 1996
                                                          -------  -------------
Revenues (Note 6)........................................ $12,075     $1,141
                                                          -------     ------
Costs and Operating Expenses:
  Cost of revenues.......................................   5,805        563
  Selling, general and administrative expenses...........   5,423        495
                                                          -------     ------
                                                           11,228      1,058
                                                          -------     ------
Operating Income.........................................     847         83
Interest Income..........................................      24          1
Interest Expense (Note 4)................................    (189)       (18)
                                                          -------     ------
Income Before Provision for Income Taxes.................     682         66
Provision for Income Taxes (Note 3)......................      47          6
                                                          -------     ------
Net Income............................................... $   635     $   60
                                                          =======     ======




    The accompanying notes are an integral part of these combined financial statements.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                         1995
                                                                        ------
                                ASSETS
Current Assets:
  Cash and cash equivalents............................................ $  297
  Accounts receivable, less allowance of $86...........................  2,264
  Inventories..........................................................  1,978
  Prepaid expenses.....................................................     26
                                                                        ------
                                                                         4,565
                                                                        ------
Property, Plant and Equipment, at Cost, Net............................  1,006
                                                                        ------
Other Assets...........................................................     22
                                                                        ------
                                                                        $5,593
                                                                        ======
                  LIABILITIES AND OWNERS' INVESTMENT
Current Liabilities:
  Notes payable and current portion of capital lease obligation (Note
   4).................................................................. $1,157
  Accounts payable.....................................................  1,008
  Accrued payroll and employee benefits................................    191
  Dividends payable (Note 5)...........................................    120
  Other accrued expenses...............................................    597
                                                                        ------
                                                                         3,073
                                                                        ------
Long-term Obligations:
  Capital lease obligation (Note 4)....................................    233
  Other................................................................     42
                                                                        ------
                                                                           275
                                                                        ------
Owners' Investment (Note 5):
  Common Stock.........................................................    --
  Capital in excess of par value.......................................  3,128
  Accumulated deficit..................................................   (587)
  Treasury stock, at cost..............................................   (296)
                                                                        ------
                                                                         2,245
                                                                        ------
                                                                        $5,593
                                                                        ======


    The accompanying notes are an integral part of these combined financial statements.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  DEC. 31, 1995
                                                                     THROUGH
                                                          1995    JAN. 25, 1996
                                                         -------  -------------
OPERATING ACTIVITIES:
  Net income............................................ $   635      $  60
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation........................................     445         11
    Provision for losses on accounts receivable.........      33          2
    Other noncash expenses..............................      (2)       --
    Changes in current accounts:
      Accounts receivable...............................     495       (160)
      Inventories.......................................    (486)       120
      Other current assets..............................      85          6
      Accounts payable..................................    (188)       146
      Other current liabilities.........................     256         (9)
                                                         -------      -----
        Net cash provided by operating activities.......   1,273        176
                                                         -------      -----
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............    (112)        (4)
  Proceeds from sale of property, plant and equipment...      96        --
  Increase in other assets..............................     (22)        (8)
                                                         -------      -----
        Net cash used in investing activities...........     (38)       (12)
                                                         -------      -----
FINANCING ACTIVITIES:
  Net proceeds from line of credit (Note 4).............     723        --
  Repayment of note payable (Note 4)....................  (1,071)       --
  Repayment of capital lease obligation.................    (409)       (34)
  Repayment of related party debt (Note 7)..............     (89)       (23)
  Dividends paid........................................    (617)      (120)
                                                         -------      -----
        Net cash used in financing activities...........  (1,463)      (177)
                                                         -------      -----
Decrease in Cash and Cash Equivalents...................    (228)       (13)
Cash and Cash Equivalents at Beginning of Period........     525        297
                                                         -------      -----
Cash and Cash Equivalents at End of Period.............. $   297      $ 284
                                                         =======      =====
CASH PAID FOR:
  Interest.............................................. $   189      $  18
                                                         =======      =====
  Income Taxes.......................................... $    36      $ --
                                                         =======      =====

    The accompanying notes are an integral part of these combined financial statements.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

                    COMBINED STATEMENT OF OWNERS' INVESTMENT
                                 (IN THOUSANDS)

                                                 CAPITAL IN
                                          COMMON EXCESS OF  ACCUMULATED TREASURY
                                          STOCK  PAR VALUE    DEFICIT    STOCK
                                          ------ ---------- ----------- --------
BALANCE DECEMBER 31, 1994................ $ --     $3,128      $(866)    $(296)
Net income...............................   --        --         635       --
Dividends declared (Note 5)..............   --        --        (356)      --
                                          -----    ------      -----     -----
BALANCE DECEMBER 30, 1995................   --      3,128       (587)     (296)
Net income...............................   --        --          60       --
                                          -----    ------      -----     -----
BALANCE JANUARY 25, 1996................. $ --     $3,128      $(527)    $(296)
                                          =====    ======      =====     =====




    The accompanying notes are an integral part of these combined financial statements.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination and Nature of Operations

  The accompanying combined financial statements include the accounts of Moisture Systems Corporation (a Massachusetts corporation) and Moisture Systems Limited (a United Kingdom corporation) (collectively, "the Company"), companies under common control. The Company designs, manufactures and sells instruments that use near infrared spectroscopy to measure moisture and other product constituents, including fats, proteins, oils, flavorings, solvents, adhesives and coatings, in a variety of manufacturing processes. The Company's systems are used across the food, pharmaceutical, chemical, petrochemical, tobacco, forest products, pulp and paper, converting, plastics, textiles, corrugating and other industries. All material intercompany accounts and transactions have been eliminated.

 Fiscal Year

  The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1995 are for the fiscal year ended December 30, 1995.

 Revenue Recognition

  The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment.

 Cash and Cash Equivalents

  The Company considers liquid investments with original maturity of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor and manufacturing overhead. The components of inventories are as follows:

                                                                    1995
                                                                  ---------
                                                                  (IN THOUSANDS)
   Raw material and supplies..................................... $  1,812
   Work in process and finished goods............................      166
                                                                  --------
                                                                  $  1,978
                                                                  ========

 Property, Plant and Equipment

  The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: building--30 years; building under capital lease--ten years; and machinery and equipment--three to ten years. Property, plant and equipment consist of the following:

                                                                    1995
                                                                  ---------
                                                                  (IN THOUSANDS)
   Building...................................................... $    213
   Building under capital lease..................................    3,058
   Machinery and equipment.......................................    1,506
                                                                  --------
                                                                     4,777
   Less: Accumulated depreciation and amortization...............    3,771
                                                                  --------
                                                                  $  1,006
                                                                  ========

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes payable and current portion of capital lease obligation, accounts payable, and long-term obligations. The

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED carrying amounts of these financial instruments, with the exception of long-term obligations, approximate fair value due to their short-term nature. The carrying amount of long-term obligations approximates fair value based on the borrowing rates currently available to the Company.

 Foreign Currency

  All assets and liabilities of the Company's foreign operations are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the two periods presented.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. EMPLOYEE BENEFIT PLAN

 401(k) Savings Plan

  Substantially all of the Company's full-time U.S. employees are eligible to participate in the Company's 401(k) savings plan. Contributions to the 401(k) savings plan are made by the employee. The Company does not contribute to this plan.

3. INCOME TAXES

  Moisture Systems Corporation has elected to be taxed as an S corporation for federal and state income tax purposes. As an S corporation, taxable income of Moisture Systems Corporation is reported on the individual income tax returns of its stockholders, although certain states require a corporate-level tax. Moisture Systems Limited is taxable at U.K. tax rates. The Company provides for state and foreign income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes."

  Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial reporting basis and income tax basis of assets and liabilities as measured by the enacted tax laws and rates expected to be applicable when the differences reverse.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

  The components of income before provision for income taxes are as follows:

                                                                   DEC. 31, 1995
                                                                      THROUGH
                                                              1995 JAN. 25, 1996
                                                              ---- -------------
                                                                (IN THOUSANDS)
   Domestic.................................................. $580     $117
   Foreign...................................................  102      (51)
                                                              ----     ----
                                                              $682     $ 66
                                                              ====     ====

  The components of the provision for income taxes are as follows:

                                                                   DEC. 31, 1995
                                                                      THROUGH
                                                              1995 JAN. 25, 1996
                                                              ---- -------------
                                                                (IN THOUSANDS)
   Currently payable:
     State................................................... $12      $  2
     Foreign.................................................  21         4
                                                              ---      ----
                                                               33         6
                                                              ---      ----
   Net deferred:
     State...................................................  14       --
                                                              ---      ----
                                                              $47      $  6
                                                              ===      ====

  The provision for income taxes differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                              DEC. 31, 1995
                                                                 THROUGH
                                                    1995      JAN. 25, 1995
                                               -------------- -------------
                                                      (IN THOUSANDS)

   Income tax provision at statutory rate.....     $ 232          $ 22
   Increases (decreases) resulting from:
     Income taxed to shareholders.............      (197)          (18)
     State income taxes.......................        26             1
     Foreign tax differential ................       (14)            1
                                                   -----          ----
                                                   $  47          $  6
                                                   =====          ====

  Prepaid income taxes and deferred income taxes in the accompanying balance sheet consist of the following:

                                                    1995
                                               --------------
                                               (IN THOUSANDS)
   Prepaid income taxes:
     U.K. building indexation.................     $  90
     Various reserves and accruals............        12
                                                   -----
                                                     102
   Less: Valuation allowance..................       (90)
                                                   -----
                                                   $  12
                                                   =====
   Deferred income taxes:
     Capital lease............................     $  17
                                                   =====

  The valuation allowance was established by Moisture Systems Limited due to the uncertainty of the realizability of the U.K. building indexation value and the ability to use U.K. loss carryforwards.

           MOISTURE SYSTEMS CORPORATION AND MOISTURE SYSTEMS LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

4. LONG-TERM OBLIGATION AND OTHER FINANCING ARRANGEMENTS

  The Company entered into a building lease that met the requirements for treatment as a capital lease. The future minimum lease payments under the agreement are as follows:

                                                                  (IN THOUSANDS)
   1996..........................................................      $480
   1997..........................................................       240
                                                                       ----
                                                                        720
   Less: amount representing interest............................        53
                                                                       ----
   Present value of minimum lease payments.......................       667
   Less: current portion.........................................       434
                                                                       ----
   Long-term capital lease obligation............................      $233
                                                                       ====

  As of December 31, 1994, the Company had $1,071,000 outstanding under a note payable with a bank. Borrowings bore interest at the prime rate plus 1%, which was 9.5% at December 31, 1994, and were secured by the assets of the Company. The outstanding balance on this note was paid in June 1995.

  In June 1995, the Company entered into a line of credit agreement with a bank. Borrowings bore interest at the prime rate plus 1%, were secured by the assets of the Company and were due in April 1996. As of December 30, 1995, the Company had $723,000 principal amount outstanding under this agreement, bearing interest at 9.5%. Maximum borrowings during the period were $1,400,000. The outstanding balance on this agreement was paid upon the sale of the Company (Note 8).

5. OWNERS' INVESTMENT

  A dividend to owners of the Company of $381,000 was declared in 1994 and paid in 1995. A dividend to owners of the Company of $356,000 was declared in 1995.

6. SIGNIFICANT CUSTOMER AND EXPORT SALES

  Sales to one customer accounted for 11% of the Company's total revenues in 1995.

  The Company's export sales to the Netherlands were 12% of total revenues in 1995. All other export sales were 32% of total revenues in 1995.

7. RELATED PARTY TRANSACTIONS

  The Company has entered into certain transactions with its owners and affiliated companies. These transactions include sales, purchases, leasing and short-term borrowings. Any amounts related to these related party transactions, which have not been eliminated, have been separately presented or are not material to the financial statements taken as a whole.

8. SALE TO THERMEDICS DETECTION INC.

  On January 25, 1996, the Company was sold to Thermedics Detection Inc.

AUDITOR'S REPORT

 Introduction

  We have audited the accompanying 1995 and 1994 consolidated and parent company financial statements of Rutter & Co. B.V. at Enschede. Our audit procedures also included the disclosures included in the supplementary information under the caption "United States Generally Accepted Accounting Principles (U.S. GAAP)". These financial statements and such supplementary information are the responsibility of the entity's management. Our responsibility is to express an opinion on these financial statements and such supplementary information based on our audits.

 Scope

  We conducted our audit in accordance with auditing standards generally accepted in the Netherlands and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 Opinion

  In our opinion, the above mentioned financial statements of Rutter & Co. B.V. give a true and fair view of the financial position of the entity as of December 31, 1995 and 1994 and of the result for the years then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the legal requirements for financial statements as included in
Part 9, Book 2 of the Netherlands Civil Code.

  Generally accepted accounting principles in the Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected net income for each of the two years in the period ended December 31, 1995 and stockholders' equity as of December 31, 1995 and 1994, to the extent summarized in the supplementary information under the caption "United States Generally Accepted Accounting Principles (U.S. GAAP)". In our opinion, such supplementary information when considered in relationship to the basic financial statements taken as a whole presents fairly in all material respects the information set forth therein.

Deloitte & Touche Registeraccountants

Almelo, The Netherlands

March 13, 1996, except for the
supplementary information under the
caption "United States Generally
Accepted Accounting Principles (U.S.
GAAP)", as to which the date is
December 20, 1996.

                               RUTTER & CO. B.V.

           CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1995 AND 1994

                      (EXPRESSED IN NETHERLANDS GUILDERS)

                                               1995                1994
                                        ------------------- -------------------
                                                        NLG                 NLG
ASSETS
Fixed assets
Tangible fixed assets
  Office furniture and equipment.......   128,504             119,565
  Leasehold improvements...............   152,720               5,200
  Other fixed assets...................    28,000   309,224    11,630   136,395
                                        ---------           ---------
Financial fixed assets
  Participations in group companies....       --              839,241
  Other receivables....................    17,539    17,539    17,381   856,622
                                        ---------           ---------
Current assets
Inventories............................           1,430,415           1,548,100
Receivables
  Accounts receivable, net of allow-
   ances of NLG 32,640 in 1995 and NLG
   33,360 in 1994...................... 2,389,051           1,886,393
  Other receivables and prepayments....   383,728             288,090
                                        ---------           ---------
                                                  2,772,779           2,174,483
Cash at bank and in hand...............           1,061,735             819,783
                                                  ---------           ---------
                                                  5,591,692           5,535,383
                                                  =========           =========
GROUP EQUITY, PROVISIONS AND LIABILI-
 TIES
Group equity
Legal entity share in group equity..... 1,795,569           1,259,669
Minority interest......................    22,063              12,471
                                        ---------           ---------
                                                  1,817,632           1,272,140
PROVISIONS
Pensions...............................             286,313             245,625
Short-term liabilities
Accounts payable....................... 1,078,612             831,278
Taxes and social security..............   121,995             100,899
Other payables and accrued liabili-
 ties.................................. 2,287,140           3,085,441
                                        ---------           ---------
                                                  3,487,747           4,017,618
                                                  ---------           ---------
                                                  5,591,692           5,535,383
                                                  =========           =========

                               RUTTER & CO. B.V.

CONSOLIDATED PROFIT AND LOSS ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND
                                      1994

                      (EXPRESSED IN NETHERLANDS GUILDERS)

                                            1995                  1994
                                    --------------------  --------------------
                                                 NLG                   NLG
Net sales.........................            13,707,261            11,293,027
Cost of materials.................             6,785,566             5,688,601
                                              ----------            ----------
Gross margin......................             6,921,695             5,604,426
Wages and salaries................  1,937,551             1,862,455
Social security costs.............    450,089               493,875
Depreciation and amortization.....    101,537                80,154
Other operating expenses..........  1,476,502             1,448,109
                                    ---------             ---------
Total operating expenses..........             3,965,679             3,884,593
                                              ----------            ----------
Operating result..................             2,956,016             1,719,833
Interest income...................                37,771                26,450
Interest charges..................                57,729                85,288
                                              ----------            ----------
Result on ordinary activities be-
 fore taxation....................             2,936,058             1,660,995
Taxation on result of ordinary
 activites........................             1,057,674               572,478
                                              ----------            ----------
Result on ordinary activities af-
 ter taxation.....................             1,878,384             1,088,517
Minority interest.................                10,522                (7,302)
                                              ----------            ----------
                                               1,888,906             1,081,215
Result non-consolidated companies,
 after taxation...................                  (689)              346,467
                                              ----------            ----------
Net income........................             1,888,217             1,427,682
                                              ==========            ==========

                               RUTTER & CO. B.V.

 NOTES TO THE CONSOLIDATED BALANCE SHEETSAND THE CONSOLIDATED PROFIT AND LOSS
                                   ACCOUNTS

ACTIVITIES

  The principal operations of Rutter & Co. B.V. (the "Company") are commercial activities including the sale of automatic control systems and machinery-equipment to customers in various industries in Western Europe as well as the development of equipment. The Company is also a sales agent in the Netherlands for a number of foreign suppliers.

  The Company was wholly owned by Rutter Holdings B.V. during the periods covered by these financial statements. On January 25, 1996, Thermedics Detection Inc. purchased all of the outstanding shares of the Company.

ACCOUNTING POLICIES

 General

  The Company's financial statements are prepared in accordance with accounting principles generally accepted in the Netherlands, which differ in certain material respects from U.S. GAAP as summarized in the supplementary information.

  The accounting principles are based on the historical cost convention. Assets and liabilities are stated at face value if not mentioned otherwise at the applicable sheet item. Exchange rate differences due to transactions in currencies other than the Netherlands guilder ("foreign currencies") are reflected in the consolidated profit and loss account. From time-to-time, the Company enters into foreign exchange contracts as a hedge against accounts payable denominated in foreign currencies. The financial statements of foreign subsidiaries have been translated into Netherlands guilders at the exchange rate in effect on the respective balance sheet dates.

 Consolidation

  The following companies are included in the consolidation:

              NAME                       PERCENTAGE     STATUTORY DOMICILE
              ----                       ----------     ------------------
     Rutter & Co. B.V...................    100     Enschede (The Netherlands)
     SARL Rutter Instrumentation........     90     Perreux-sur-Marne (France)
     Systech Instruments B.V............     50     Enschede (The Netherlands)

  During 1995 the Company signed a letter of intent with Thermedics Detection
Inc., a U.S. company. The letter of intent stated that three of the Company's subsidiaries would be sold before the date of purchase of the Company's shares. Since each of the following such subsidiaries was spun-off by the Company to its shareholder, Rutter Holdings B.V., prior to December 31, 1995, due to the temporary control of these subsidiaries, the Company has accounted for such subsidiaries using the equity method:

              NAME                       PERCENTAGE     STATUTORY DOMICILE
              ----                       ----------     ------------------
     Unitron Systems Terneuzen B.V......     72     Terneuzen (The Netherlands)
     Rutter & Eichholzer AG.............    100     Zug (Switzerland)
     Rutter & Co. GmbH..................    100     Ahaus (Germany)

  All significant intercompany profits, transactions and balances have been eliminated in consolidation.

                               RUTTER & CO. B.V.

       VALUATION OF ASSETS AND LIABILITIES AND DETERMINATION OF RESULTS

VALUATION OF ASSETS AND LIABILITIES

 Tangible fixed assets

  The tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets. In the case of leasehold improvements, the estimated useful lives of the related assets do not exceed the remaining term of the corresponding lease. The following table presents the assigned economic lives of the Company's equipment and other fixed assets:

               CATEGORY                                  ASSIGNED ECONOMIC LIFE
               --------                                  ----------------------
       Leasehold improvements...........................         6 years
       Office furniture and equipment...................       3-5 years
       Other fixed assets...............................       3-5 years

 Financial fixed assets

  Other receivables are stated at face value.

 Inventories

  Equipment inventories are stated at the lower of cost or market (first-in, first-out method). Allowances are made for slow-moving, obsolete or unsaleable stock.

 Receivables

  Receivables are stated at nominal value, less an allowance for possible uncollectible amounts. Other receivables at December 31, 1995 include the sold participations Rutter & Eichholzer AG at Zug (Switzerland) and Rutter & Co. GmbH at Ahaus (Germany).

 Provisions

  The provision for pension liabilities concerns a past-service liability. The past-service liability is calculated proportionally based on market rate and actuarial principles.

DETERMINATION OF CONSOLIDATED RESULTS

  Determination of the consolidated results is based on the accrual method of accounting. Profits are recognized as far as they are realized at balance sheet date, losses and risks are recognized at the moment they can be ascertained. Sales include the fees charged to customers for delivered goods or services excluding value added tax.

  The cost of materials sold consist of the purchase price of the goods combined with freight, import duties and realized exchange differences on the purchase transactions in foreign currencies. The Company is included in a fiscal unity for corporate income taxes and value added taxes with its parent company Rutter Holdings B.V. and Pover Gemeenschappelijk Bezit B.V. For these financial statements, income and value added tax effects for the Company have been calculated on a stand-alone basis.

                               RUTTER & CO. B.V.

NOTES TO SPECIFIC ITEMS OF THE CONSOLIDATED BALANCE SHEETS AND THE CONSOLIDATED
                            STATEMENT OF OPERATIONS

CONSOLIDATED BALANCE SHEET

                                                     OFFICE     OTHER
                                                    FURNITURE OPERATING
                                        LEASEHOLD      AND      FIXED
                                       IMPROVEMENTS EQUIPMENT  ASSETS    TOTAL
                                       ------------ --------- --------- --------
                                           NLG         NLG       NLG      NLG
FIXED ASSETS
Tangible fixed assets
Book value at January 1, 1994.........     9,695      98,362    19,391   127,448
Additions.............................       --       70,480       --     70,480
                                         -------     -------   -------  --------
                                           9,695     168,842    19,391   197,928
Book value of disposals...............       --          --        --        --
Depreciation..........................     4,495      48,974     7,761    61,230
Foreign currency differences..........       --         (303)      --       (303)
                                         -------     -------   -------  --------
Book value at December 31, 1994.......     5,200     119,565    11,630   136,395
Additions.............................   180,659      66,825    37,395   284,879
                                         -------     -------   -------  --------
                                         185,859     186,390    49,025   421,274
Book value of disposals...............       --          890    11,630    12,520
Depreciation..........................    33,139      59,003     9,395   101,537
Foreign currency differences..........       --        2,007       --      2,007
                                         -------     -------   -------  --------
Book value at December 31, 1995.......   152,720     128,504    28,000   309,224
                                         =======     =======   =======  ========
Accumulated depreciation at December
 31, 1994.............................    83,203     467,416    19,396   570,015
                                         =======     =======   =======  ========
Accumulated depreciation at December
 31, 1995.............................   116,342     524,344     9,395   650,081
                                         =======     =======   =======  ========
FINANCIAL FIXED ASSETS
Participations in group companies
Balance at January 1, 1994............                                   600,199
Net income from subsidiaries..........                                   346,467
Dividends.............................                                  (107,425)
                                                                        --------
Balance at December 31, 1994..........                                   839,241
Net loss from subsidiaries............                                      (689)
                                                                        --------
                                                                         838,552
Less:
  Sale 72%-participation in Unitron
   Systems Terneuzen B.V. at
   Terneuzen..........................                         742,144
  Sale 100%-participation Rutter &
   Eichholzer AG at Zug...............                          41,233
  Sale 100%-participation Rutter & Co.
   GmbH at Ahaus......................                          55,175   838,552
                                                               -------  --------
Balance at December 31, 1995..........                                       --
                                                                        ========
                                                                1995      1994
                                                              --------- --------
Other receivables                                                NLG      NLG
Balance at January 1..................                          17,381    24,489
Addition..............................                             158    (7,108)
                                                               -------  --------
Balance at December 31................                          17,539    17,381
                                                               =======  ========

                               RUTTER & CO. B.V.

CURRENT ASSETS

 Inventories

  The inventories consist of purchased equipment and components.

 Cash at bank and in hand

  This item includes cash and bank balances.

CONTINGENT LIABILITIES

  . The companies are mostly accomodated in rented premises. Expiration dates are varying.

  . At balance sheet dates there were no forward purchase contracts in U.S.
    dollars.

  . On the basis of operational lease a number of cars is rented. The yearly charges are NLG 222,480 (1994: NLG 257,700).

  . The Company has a line of credit with a bank which provides up to a maximum of NLG 2,500,000. As security for borrowings under the line of credit, (assignment of) right of lien is given against:

   --receivables;

   --equipment;

   --company inventories and merchandise inventories;

   --shares Unitron Systems Terneuzen B.V.

   At the balance sheet dates, the Company did not draw on these facilities. The Company, Rutter Holdings B.V., Rutter & Co. GmbH and Pover
   Gemeenschappelijk Bezit B.V. are severally liable.

  . The company is severally liable for tax liabilities which result from the fiscal unity with group companies for the value added tax and corporate tax.

  . At December 31, 1995 and 1994, bank guarantees (letters of credit) to the amount of NLG 123,320 and NLG 181,404 were outstanding. The guarantees, originally expressed in foreign currencies, are converted at the rates of exchange at the balance sheet dates.

  . A former Italian agent has claimed an amount of NLG 200,000 because of the termination of the commercial agency relationship. The concerning contracts were closed by Rutter & Eichholzer AG. No guarantees are given for this subsidiary by Rutter & Co. B.V. Since Eichholzer AG was sold during 1995, management does not believe this matter will materially affect results of operations or the financial position of the Company.

CONSOLIDATED PROFIT AND LOSS ACCOUNTS

 Net-sales

  The sales have increased by 22.6%.

 Wages and salaries

  In 1995, the Company employed 25 people (1994: 24). Under article 383, Book
   2 Civil Code disclosure of the remuneration of the manager is omitted.

 Director's fee

  Paid director's fees amounted to NLG 10,000 (1994: NLG 20,000).

 Social security costs

  The social security costs include pension expenses in the amount of NLG 161,041 (1994: NLG 193,863).

                               RUTTER & CO. B.V.

          PARENT COMPANY BALANCE SHEETS AT DECEMBER 31, 1995 AND 1994
                          (AFTER PROFIT APPROPRIATION)

                      (EXPRESSED IN NETHERLANDS GUILDERS)

                                              1995                1994
                                       ------------------- -------------------
                                                    NLG                 NLG
ASSETS
Fixed assets
Tangible fixed assets
  Leasehold improvements..............   152,720               5,200
  Office furniture and equipment......    98,220              83,146
  Other operating fixed assets........    28,000              11,630
                                       ---------           ---------
                                                   278,940              99,976
Financial fixed assets
  Participations in group companies...              60,476             951,483
Current assets
Inventories
  Merchandise inventory...............           1,046,160           1,162,111
Receivables
  Accounts receivable................. 1,904,891           1,494,440
  Group companies.....................   812,340             798,524
  Other receivables and prepayments...   270,784             141,813
                                       ---------           ---------
                                                 2,988,015           2,434,777
Cash at bank and in hand..............             879,865             662,495
                                                 ---------           ---------
                                                 5,253,456           5,310,842
                                                 =========           =========
SHAREHOLDERS' EQUITY, PROVISIONS AND
 LIABILITIES
Shareholders' equity
  Share capital paid up and called
   up.................................   451,000             451,000
  Legally-required reserves...........       --              440,289
  Other reserves...................... 1,361,711             353,879
                                       ---------           ---------
                                                 1,812,711           1,245,168
Provisions
  Pensions                                         286,313             245,625
Short-term liabilities
  Accounts payable....................   923,165             743,904
  Group companies.....................       --            1,909,847
  Taxes and social security...........    12,935              14,357
  Other creditors and accrued liabili-
   ties............................... 2,218,332           1,151,941
                                       ---------           ---------
                                                 3,154,432           3,820,049
                                                 ---------           ---------
                                                 5,253,456           5,310,842
                                                 =========           =========

                               RUTTER & CO. B.V.

 PARENT COMPANY PROFIT AND LOSS ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1995
                                    AND 1994

                      (EXPRESSED IN NETHERLANDS GUILDERS)

                                                              1995       1994
                                                            ---------  ---------
                                                               NLG        NLG
Result of participations after taxation....................   (72,455)   411,519
Balance of other profits and losses........................ 1,963,313    992,762
                                                            ---------  ---------
Result after taxation...................................... 1,890,858  1,404,281
                                                            =========  =========

                               RUTTER & CO. B.V.

 NOTES TO THE PARENT COMPANY BALANCE SHEETS AND PARENT COMPANY PROFIT AND LOSS
                                   ACCOUNTS

ACCOUNTING POLICIES

 General

  The accounting principles are mentioned in the notes to the consolidated balance and the consolidated profit and loss account.

VALUATION OF ASSETS AND LIABILITIES AND DETERMINATION OF RESULTS

 Financial fixed assets

  The participations are valued on the basis of the net equity method.

 Profit and loss account

  The financial statements of the company are included in the consolidated annual report. Under article 402, title 9 Civil Code it is sufficient to state a summarized profit and loss account.

    NOTES TO SPECIFIC ITEMS OF THE PARENT COMPANY BALANCE SHEETS AND PARENT
                       COMPANY PROFIT AND LOSS ACCOUNTS

BALANCE SHEET


                                                    OFFICE     OTHER
                                                   FURNITURE OPERATING
                                       LEASEHOLD      AND      FIXED
                                      IMPROVEMENTS EQUIPMENT  ASSETS    TOTAL
                                      ------------ --------- --------- -------
                                          NLG         NLG       NLG      NLG
FIXED ASSETS
Tangible fixed assets
Book value at January 1, 1994........     9,695      76,887   19,391   105,973
Additions............................       --       47,159      --     47,159
                                        -------     -------   ------   -------
                                          9,695     124,046   19,391   153,132
Book value of disposals..............       --          --       --        --
Depreciation.........................     4,495      40,900    7,761    53,156
                                        -------     -------   ------   -------
Book value at December 31, 1994......     5,200      83,146   11,630    99,976
Additions............................   180,659      65,341   37,395   283,395
                                        -------     -------   ------   -------
                                        185,859     148,487   49,025   383,371
Book value of disposals..............       --          --    11,630    11,630
Depreciation.........................    33,139      50,267    9,395    92,801
                                        -------     -------   ------   -------
Book value at December 31, 1995......   152,720      98,220   28,000   278,940
                                        =======     =======   ======   =======
Accumulated depreciation at December
 31, 1994............................    83,203     404,863   19,396   507,462
                                        =======     =======   ======   =======
Accumulated depreciation at December
 31, 1995............................   116,342     455,130    9,395   580,867
                                        =======     =======   ======   =======

                               RUTTER & CO. B.V.

                                                                        NLG
                                                                      --------
   FINANCIAL FIXED ASSETS
   Participations in group companies
   Balance at January 1, 1994...............................           647,388
   Dividends................................................          (107,424)
   Results of participations after taxation.................           411,519
                                                                      --------
   Balance at December 31, 1994.............................           951,483
   Add:
     Purchase 50%-participation in Systech Instruments B.V.
      at Enschede...........................................            20,000
                                                                      --------
                                                                       971,483
   Less:
     Sale 72%-participation in Unitron Systems Terneuzen
      B.V. at Terneuzen (realizable value)..................  742,144
     Sale 100%-participation Rutter & Eichholzer AG at Zug
      (realizable value)....................................   41,233
     Sale 100%-participation Rutter & Co. GmbH at Ahaus (re-
      alizable value).......................................   55,175  838,552
                                                              ------- --------
                                                                       132,931
   Add:
     Results of participations after taxation...............           (72,455)
                                                                      --------
   Balance at December 31, 1995.............................            60,476
                                                                      ========

 Specification

     PART OF THE ISSUED CAPITAL   NOMINAL PAID SHARE CAPITAL       NAME AND DOMICILE
     --------------------------   --------------------------       -----------------
                 %
                 90                     Frfrs 900,000        SARL Rutter Instrumentation
                                                              at Perreux-sur-Marne
                 50                        NLG 40,000        Systech Instruments B.V. at
                                                              Enschede

                               RUTTER & CO. B.V.

SHAREHOLDERS' EQUITY

  Differences exist between parent company shareholders' equity and group equity included in the consolidated financial statements. These differences are due to intercompany profits included in the inventory of a subsidiary, which are eliminated in the consolidation.

                                                                1995     1994
                                                              --------- -------
                                                                 NLG      NLG
     Share capital paid up and called up
     The authorized share capital consists of
     500 shares each NLG 1000,
     451 shares were issued and fully paid.
     Legally-required reserves
     Balance at January 1....................................   440,289 136,019
     Proposed appropriation for the year.....................       --  304,270
     Release in favor of the other reserve...................   440,289     --
                                                              --------- -------
     Balance at December 31..................................       --  440,289
                                                              ========= =======
     Other reserve
     Balance at January 1....................................   353,879 272,796
     From legally-required reserves..........................   440,289     --
     Write-off goodwill......................................       --  (18,928)
     Proposed appropriation for the year.....................   567,543 100,011
                                                              --------- -------
     Balance at December 31.................................. 1,361,711 353,879
                                                              ========= =======

PROFIT AND LOSS ACCOUNTS

                                                                 1995     1994
                                                                -------  -------
                                                                  NLG      NLG
     Result of participations after taxation
     Share result group companies.............................. (71,766)  65,052
     Share result other participations.........................    (689) 346,467
                                                                -------  -------
                                                                (72,455) 411,519
                                                                =======  =======

The management board: L.L.A.Pover

Enschede, The Netherlands, March 13, 1996

                               RUTTER & CO. B.V.

                           SUPPLEMENTARY INFORMATION

PROVISIONS OF THE ARTICLES OF ASSOCIATION ON THE SUBJECT OF PROFIT
APPROPRIATION

 Article 14

1. The profits are at the disposal of the general meeting of shareholders.

2. The company can only distribute if the shareholders' equity exceeds the share capital paid up and called up added with the legally-required reserves.

3. Distribution of profits takes place after the adoption of the financial statements from which it appears that distribution is allowed.

4. The general meeting of shareholders can between times decide to make a distribution, if the requirements of Article 2 are met.

POST-BALANCE-SHEET EVENTS

  Due to the sale of the shares of the Company to Thermedics Detection Inc., credit facilities are cancelled at the beginning of 1996. Hereby existing securities are given free.

PROFIT APPROPRIATION 1995

  The profit over the year 1995 in the amount of NLG 1,890,858 is at the disposal of the general meeting of shareholders. The managent board proposes to appropriate the net result as follows:

                                                                          NLG
                                                                       ---------
     Interim dividend.................................................   742,144
     Final dividend...................................................   581,171
     Allocation to other reserves (retained earnings).................   567,543
                                                                       ---------
                                                                       1,890,858
                                                                       =========

  This proposal is comprehended in the financial statements.

                               RUTTER & CO. B.V.

      UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

a. Basis of Presentation

  The accompanying financial statements are presented using Netherlands generally accepted accounting principles (GAAP) and are denominated in Netherlands guilders. The exchange rate at December 31, 1995 was 1.60. Inclusion of separate parent company financial statements as a component of the basic financial statements is a requirement under Netherlands GAAP. No similar requirement exists under U.S. GAAP.

b. Scope of Consolidation and Related Party Transactions

  The Netherlands GAAP financial statements include the accounts of three subsidiaries using the equity method of consolidation during 1994.

  Each of the three subsidiaries was spun-off by the Company to its shareholder, Rutter Holdings B.V., during the year ended December 31, 1995. Such transactions were undertaken in advance of the sale of the ownership interests change in ownership of the Company in 1996. For U.S. GAAP purposes, such subsidiaries represent a change in the reporting entity, since the Company and the subsidiaries, which were spun-off, have been managed and financed historically as if they were autonomous, have no more than incidental common facilities and costs, will be operated and financed autonomously after the spin-off, and will not have material financial commitments, guarantees, or contingent liabilities to each other after the spin-off. Accordingly, the U.S. GAAP financial statements are presented as if the Company never had an investment in these subsidiaries.

  The financial statements of Systech Instruments B.V. are fully consolidated in the financial statements prepared under Netherlands GAAP. Under U.S. GAAP this subsidiary would have been accounted for using the equity method of accounting. Systech Instruments B.V. did not have any activities during 1995. The balances consolidated for Systech Instruments B.V. are immaterial to the consolidated balances.

c. Pension plans

  In the Netherlands, the Company sponsors a defined benefit pension plan for substantially all of its Netherlands employees. SFAS 87, the U.S. accounting principles for pensions, uses accrual assumptions, including estimated future salary increases, when calculating pension expense. For Netherlands GAAP purposes, determination of pension expense does not take future salary increases into account, but does consider prior back service costs and lower discount rates.

  In France, legally required retirement indemnities exist for U.S. GAAP purposes. However, such amounts are immaterial and have not been provided.

d. Income taxes

  Generally, temporary differences between financial statement and tax reporting do not exist in the Netherlands GAAP accounts. Accordingly, deferred income taxes which have been provided relate to the temporary differences resulting from other U.S. GAAP reconciling items.

e. Cumulative translation adjustment

  Translation adjustments for income statement items under Netherlands GAAP were calculated using the exchange rate at the applicable balance sheet dates. Under SFAS 52 of U.S. GAAP, the translation for income statement items is to be calculated using the weighted average exchange rate for the year. For purposes of applying U.S. GAAP, the SFAS 52 approach was applied starting at January 1, 1989. Since this date, the year-end exchange rate has approximated the average rate, resulting in no material differences in any year. Accordingly, no cumulative translation adjustment at December 31, 1995 and 1994 has been recorded.

f. Fair value of financial instruments

  The carrying amount of cash, accounts receivable and accounts payable approximates fair value.

g. Use of estimates

  The preparation of the Company's consolidated financial statements requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets

                               RUTTER & CO. B.V.

and liabilities at the balance sheet dates, and the reported amounts of revenue and expense during the reported periods. Actual results may vary from such estimates.

h. Operating leases

  The Company leases certain facilities and automobiles under operating leases. As of December 31, 1995, the minimum annual rental commitments are as follows:

                                                                          NLG
                                                                       ---------
1996..................................................................   313,230
1997..................................................................   317,561
1998..................................................................   233,316
1999..................................................................   133,032
2000..................................................................    71,629
Thereafter............................................................       --
                                                                       ---------
  Total............................................................... 1,068,768
                                                                       =========

  Rental expense was NLG 339,245 and NLG 306,774 for the years ended December 31, 1995 and 1994, respectively.

i. New accounting pronouncement

  In March 1995, the United States Financial Accounting Standards Board issued SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which is applicable to the Company beginning in 1996. Management believes that application of SFAS 121 will not result in any adjustments to the carrying value of the Company's long-lived assets.

j. Stockholders' equity

  Differences exist between parent company shareholders' equity and group equity included in the consolidated financial statements prepared under Netherlands GAAP due to intercompany profits included in the inventory of a subsidiary, which are eliminated in the consolidation. On a U.S. GAAP basis, parent company equity would be the same as consolidated equity.

k. Dividends

  Management of the Company has proposed a final dividend of NLG 581,171 and NLG 1,000,000 at December 31, 1995 and 1994, respectively. These proposed dividends are accrued in the financial statements prepared under Netherlands GAAP. Since these proposed dividends are subject to the authorization of the general meeting of shareholders, these dividends would not be presented as a liability in the financial statements prepared under U.S. GAAP.

l. Netherlands GAAP--U.S. GAAP reconciliation

  The following is a summary of the significant adjustments to net income for the years ended December 31, 1995 and 1994 and to stockholders' equity as of December 31, 1995 and 1994, which would be required if U.S. GAAP had been applied instead of Netherlands GAAP in the financial statements:

                                                         FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                         --------------------
                                                           1995       1994
                                                         ---------  ---------
                                                            NLG        NLG
Net income according to the consolidated financial
 statements prepared under Netherlands GAAP............. 1,888,217  1,427,682
U.S. GAAP adjustments:
  Increase due to effects of applying SFAS 87,
   "Employers' Accounting for Pensions".................   156,525    177,105
  Decrease due to effects of applying SFAS 109,
   "Accounting for Income Taxes"........................   (54,780)   (61,987)
  Decrease due to elimination of net income of
   subsidiaries spun-off................................       --    (346,467)
                                                         ---------  ---------
  Net income in accordance with U.S. GAAP............... 1,989,962  1,196,333
                                                         =========  =========

                               RUTTER & CO. B.V.
  A reconciliation of legal entity share in group equity in the balance sheet from Netherlands GAAP reporting to stockholder's equity in U.S. GAAP reporting is as follows:

                                                          AS OF DECEMBER 31,
                                                          --------------------
                                                            1995       1994
                                                          ---------  ---------
                                                             NLG        NLG
Legal entity share in group equity according to the
 consolidated financial statements prepared under
 Netherlands GAAP........................................ 1,795,569  1,259,669
U.S. GAAP adjustments:
  Increase due to effects of applying SFAS 87,
   "Employers' Accounting for Pensions"..................   524,379    367,867
  Decrease due to effects of applying SFAS 109,
   "Accounting for Income Taxes".........................  (183,533)  (128,753)
  Increase due to accrual of proposed final dividends....   581,171  1,000,000
  Other..................................................    29,015        --
                                                          ---------  ---------
Stockholder's equity in accordance with U.S. GAAP........ 2,746,601  2,498,783
                                                          =========  =========

  The accompanying consolidated statements of stockholder's equity has been prepared in accordance with U.S. GAAP.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                  NUMBER OF   SHARE
                                  ORDINARY   CAPITAL                  TOTAL
                                   SHARES    AT PAR  ACCUMULATED  STOCKHOLDER'S
                                 OUTSTANDING  VALUE   EARNINGS       EQUITY
                                 ----------- ------- -----------  -------------
                                               NLG       NLG           NLG
Balance January 1, 1994.........     451     451,000  1,651,450     2,102,450
Net income......................     --          --   1,196,333     1,196,333
Dividend paid...................     --          --    (800,000)     (800,000)
                                     ---     ------- ----------    ----------
Balance December 31, 1994.......     451     451,000  2,047,783     2,498,783
Net income......................     --          --   1,989,962     1,989,962
Dividends paid..................     --          --  (1,742,144)   (1,742,144)
                                     ---     ------- ----------    ----------
Balance December 31, 1995.......     451     451,000  2,295,601     2,746,601
                                     ===     ======= ==========    ==========

                            RUTTER & CO. B.V.

  Cash flow data is not required to be prepared under Netherlands GAAP. The accompanying statements of cash flows have been prepared in accordance with U.S. GAAP.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                          1995        1994
                                                       ----------  ----------
                                                          NLG         NLG
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  1,989,962   1,196,333
Adjustment to reconcile net income to net cash flows
 from operating activities:
  Minority interest...................................      9,592      12,471
  Depreciation........................................    101,537      67,433
  Amortization of goodwill............................        --       37,853
Effects of changes in assets and liabilities:
  Increase in accounts receivable.....................   (502,658)   (480,984)
  Decrease (increase) in inventories..................    117,685     (64,264)
  Increase in other current assets....................   (211,462)    (81,492)
  (Decrease) increase in accrued liabilities..........   (408,487)    178,432
  Increase in accounts payable........................    247,334     167,400
  Increase in deferred taxes..........................     54,780      61,987
  Increase in taxes payable...........................     21,096      27,266
                                                       ----------  ----------
Net cash provided by operating activities.............  1,419,379   1,122,435
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..................................   (274,366)    (76,380)
Decrease in investments...............................        --      107,425
Proceeds from sale of subsidiaries....................    839,241         --
Decrease (increase) in other receivables..............       (158)      7,108
                                                       ----------  ----------
Net cash provided by investing activities.............    564,717      38,153
CASH FLOW FROM FINANCING ACTIVITIES:
Payments on long term debt............................        --     (300,000)
Dividends paid........................................ (1,742,144)   (800,000)
                                                       ----------  ----------
Net cash used in financing activities................. (1,742,144) (1,100,000)
NET CASH FLOWS........................................    241,952      60,588
CASH AT BANK AND IN HAND AT BEGINNING OF YEAR.........    819,783     759,195
                                                       ----------  ----------
CASH AT BANK AND IN HAND AT END OF YEAR...............  1,061,735     819,783
                                                       ==========  ==========

                           THERMEDICS DETECTION INC.

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 28, 1996
                                  (UNAUDITED)

  On January 25, 1996, Thermedics Detection Inc. (the "Company") acquired the assets of Moisture Systems Corporation and certain affiliated companies (collectively, "Moisture Systems"), and the stock of Rutter & Co. B.V. ("Rutter") for a total purchase price of $21,668,000 in cash, which included the repayment of $700,000 of debt. To finance these acquisitions, the Company borrowed $21,200,000 from Thermedics Inc. ("Thermedics") pursuant to a promissory note (the "promissory note") due March 1998, and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. These acquisitions have been accounted for using the purchase method of accounting.

  The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the year ended December 28, 1996, as if the acquisitions of Moisture Systems and Rutter had occurred on January 1, 1996. Moisture Systems and Rutter's historical statements of income represent their results for the 25 day period from January 1, 1996 through January 25, 1996, the date of acquisition by the Company. Rutter's historical consolidated statement of income, which is denominated in Netherlands guilders, has been translated at the average exchange rate of .5903 for the year ended December 28, 1996. The pro forma statement of income is not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of Moisture Systems and Rutter been made on January 1, 1996. This statement should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, Moisture Systems and Rutter appearing elsewhere in this Prospectus.

                                        HISTORICAL              PRO FORMA
                                -------------------------- --------------------
                                THERMEDICS MOISTURE
                                DETECTION  SYSTEMS  RUTTER ADJUSTMENTS COMBINED
                                ---------- -------- ------ ----------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.......................  $43,750    $1,141   $593     $(187)   $45,297
                                 -------    ------   ----     -----    -------
Costs and Operating Expenses:
  Cost of revenues.............   22,150       563    267      (187)    22,793
  Selling, general and
   administrative expenses.....   15,525       495    168        45     16,233
  Research and development
   expenses....................    4,608       --     --        --       4,608
                                 -------    ------   ----     -----    -------
                                  42,283     1,058    435      (142)    43,634
                                 -------    ------   ----     -----    -------
Operating Income...............    1,467        83    158       (45)     1,663
Interest Income................      229         1      1       --         231
Interest Expense...............   (1,119)      (18)   --        (83)    (1,220)
Other Income...................       12       --      43       --          55
                                 -------    ------   ----     -----    -------
Income Before Provision for
 Income Taxes..................      589        66    202      (128)       729
Provision for Income Taxes.....      227         6     59       (1)        291
                                 -------    ------   ----     -----    -------
Net Income.....................  $   362    $   60   $143     $(127)   $   438
                                 =======    ======   ====     =====    =======
Earnings per Share.............  $   .04                               $   .04
                                 =======                               =======
Weighted Average Shares........   10,320                                10,320
                                 =======                               =======

                           THERMEDICS DETECTION INC.

            NOTE TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
NOTE 1--PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 28, 1996 (IN THOUSANDS, EXCEPT IN
      TEXT)

                                                                                                DEBIT (CREDIT)
                                                                                                --------------
REVENUES
Elimination of intercompany sales between Moisture Systems and Rutter.........................       $187
                                                                                                     ----
COST OF REVENUES
Elimination of costs associated with intercompany sales between Moisture Systems and Rutter...       (187)
                                                                                                     ----
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Service fee of 1.0% of the revenues of Moisture Systems and Rutter for services provided under
 a services agreement between the Company and Thermo Electron.................................         15
Amortization over 40 years of $11,569,000 and $5,757,000 of cost in excess of net assets of
 acquired companies created by the acquisitions of Moisture Systems and Rutter, respectively..         30
                                                                                                     ----
                                                                                                       45
                                                                                                     ----
INTEREST EXPENSE
Interest expense on the $21,200,000 promissory note issued to Thermedics to finance the acquisitions of Moisture Systems and Rutter, calculated at an average interest rate of
 5.74%........................................................................................         83
                                                                                                     ----
PROVISION FOR INCOME TAXES
Income tax benefit associated with the adjustments above (excluding nondeductible amortization of cost in excess of net assets of acquired companies relating to Rutter), calculated at the
 Company's statutory income tax rate of 38%...................................................        (45)
Income tax provision associated with the earnings of Moisture Systems Corporation, an S
 corporation, calculated at the Company's statutory income tax rate of 38%....................         44
                                                                                                     ----
                                                                                                       (1)
                                                                                                     ----

    At the upper left of the page is a graphic image depicting the Company's SecurScan system. To the right of this graphic is a graphic image of the Company's EGIS system. At the upper right of the page is the following caption:

    The Company's EGIS system (below), which is a highly sensitive trace particle- and vapor-detection system for screening people, baggage, packages, freight, and electronic equipment for explosives, has an installed base of more than 200 units in 21 countries, including more than 100 units in airports. The Company recently introduced a prototype of its new SecurScan system (left) for screening people for traces of explosives.

    Below the image of the SecurScan system is a graphic image depicting a number of moisture analysis instruments manufactured by the Company's Moisture Systems division. To the right of this image is the following caption:

    Equipment manufactured by the Company's Moisture Systems division (left) uses near-infrared light absorption technology to measure moisture and other product constituents in manufacturing processes for the food, pharmaceutical, chemical and other industries.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesman or any other person has been authorized to give any in-formation or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not con-stitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any ju-risdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any cir-cumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
The Company..............................................................  19
The Rights Offering......................................................  20
Selected Financial Information...........................................  28
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29
Business.................................................................  33
Relationship with Thermo Electron and Thermedics.........................  42
Transactions with Affiliates.............................................  43
Management...............................................................  45
Security Ownership of Certain Beneficial Owners and Management...........  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  55
Legal Opinions...........................................................  57
Experts..................................................................  57
Additional Information...................................................  58
Reports to Security Holders..............................................  59
Index to Financial Statements............................................ F-1

                               -----------------

  Until    , 1997 (25 days after the date of this Prospectus), all dealers ef-
fecting transactions in the registered securities, whether or not participat-ing in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,200,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS
                                       , 1997

                               -----------------


                                LEHMAN BROTHERS

                          NATWEST SECURITIES LIMITED

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the "Commission") registration fee, the NASD filing fee and the American Stock Exchange listing fee.

   Securities and Exchange Commission Registration fee................ $ 10,451
   NASD filing fee....................................................    3,949
   American Stock Exchange listing fee................................   37,500
   Legal fees and expenses............................................   20,000
   Accounting fees and expenses.......................................  280,000
   Blue sky fees and expenses (including legal fees and expenses).....   10,000
   Printing and engraving expenses....................................  150,000
   Transfer agent and subscription agent fees.........................   50,000
   Miscellaneous......................................................   98,100
                                                                       --------
       Total.......................................................... $660,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Massachusetts Business Corporation Law and the Company's Articles of Organization and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Articles of Organization, By-Laws and form of Indemnification Agreement for Officers and Directors incorporated by reference as Exhibits 3.1, 3.2 and
10.10 hereto, respectively.

  Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In March and November 1996, pursuant to Securities Purchase Agreements with certain investors, the Registrant sold an aggregate of 683,500 shares of Common Stock for an aggregate gross purchase price of $7,122,625. All of such investors were accredited investors (as defined in Regulation D) who made appropriate investment representations. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof and Regulation D thereunder relative to sales by an issuer not involving any public offering.

  From December 1990 through December 31, 1996, the Registrant granted options under its stock-based compensation plans to purchase an aggregate of 218,217 shares of Common Stock at a weighted average exercise price of $10.41 per share. None of these options have been exercised. Exemption from registration for these grants is claimed under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   ----------- ----------------------------------------------------------------
       1       Form of Standby Underwriting Agreement
       2.1     Asset Purchase Agreement dated as of January 25, 1996 among the
               Registrant, Moisture Systems Corporation and certain Affiliates of Moisture Systems Corporation. Pursuant to Item 601(b)(2) of
               Regulation S-K, schedules to this Agreement have been omitted.
               The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
       2.2     Share Purchase Agreement dated as of January 25, 1996 among the
               Registrant, Rutter Holding B.V. and certain Affiliates of Rutter
               Holding B.V. Pursuant to Item 601(b)(2) of Regulation S-K,
               schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
       3.1     Articles of Organization of the Registrant, as amended
       3.2     By-Laws of the Registrant
      *4.1     Specimen Common Stock Certificate
       4.2     Specimen Rights Certificate
       5       Opinion of Seth H. Hoogasian, Esq. with respect to the validity of the securities being offered
      10.1     Corporate Services Agreement dated as of March 20, 1996 between
               Thermo Electron Corporation ("Thermo Electron") and the
               Registrant
      10.2     Thermo Electron Corporate Charter, as amended and restated
               effective January 3, 1993 (incorporated by reference herein form
               Exhibit 10.1 to Thermo Electron's Annual Report on Form 10-K for
               the fiscal year ended January 2, 1993 (File No. 1-8002))
      10.3     Tax Allocation Agreement dated as of March 20, 1996 between
               Thermedics Inc. ("Thermedics") and the Registrant
      10.4     Master Repurchase Agreement dated as of March 20, 1996 between
               Thermo Electron and the Registrant
      10.5     Master Guarantee Reimbursement Agreement dated as of March 20,
               1996 among Thermo Electron, Thermedics and the Registrant
      10.6     Master Guarantee Reimbursement Agreement dated as of March 20,
               1996 between Thermedics and the Registrant
      10.7     Equity Incentive Plan of the Registrant
      10.8     Deferred Compensation Plan for Directors of the Registrant
      10.9     $21.2 Million Principal Amount Promissory Note due March 1998,
               issued by the Registrant to Thermedics
      10.10    Form of Indemnification Agreement for Officers and Directors
      10.11    Stock Purchase Agreement dated as of March 25, 1996 between
               David H. Fine and the Registrant
      10.12    Stock Purchase Agreement dated as of November 19, 1996 between
               Jeffrey J. Langan and the Registrant

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   ----------- ----------------------------------------------------------------
               In addition to the stock-based compensation plans of the
               Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the
               Registrant's parent, Thermo Electron Corporation, and its
               subsidiaries, for services rendered to the Registrant or to such affiliated corporations. Such plans were filed as Exhibits 10.21
               - 10.44 to the Annual Report on Form 10-K of Thermo Electron for
               the fiscal year ended December 30, 1995 [File No. 1-8002] and as
               Exhibits 10.18 - 10.19, 10.22, and 10.48 - 10.49 to the Annual
               Report on Form 10-K of Thermedics for the fiscal year ended
               December 30, 1995 [File No. 1-9567] and are incorporated herein by reference.
      11       Computation of Earnings per Share
      21       Subsidiaries of the Registrant
     *23.1     Consent of Arthur Andersen LLP
     *23.2     Consent of Arthur Andersen LLP
     *23.3     Consent of Deloitte & Touche Registeraccountants
      23.4     Consent of Seth H. Hoogasian, Esq. (included in Exhibit 5)
      24       Power of Attorney (see page II-5 of the Registration Statement)
      27       Financial Data Schedule
      99.1     Form of Subscription Agency Agreement
     *99.2     Instructions as to use of Thermedics Detection Inc. Subscription
               Certificates and International Holder Subscription Forms
      99.3     International Holder Subscription Form
      99.4     Form of Letter to Thermedics Detection stockholders
      99.5     Form of Letter to Thermedics stockholders

--------

* Filed herewith. All other exhibits previously filed.

  (b) FINANCIAL STATEMENT SCHEDULE

  The financial Statement Schedule as of September 28, 1996 and the Report of Independent Public Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17. UNDERTAKINGS.

  (a) The Registrant hereby undertakes to provide the underwriters at the closing specified in the standby underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  (e) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHELMSFORD, MASSACHUSETTS, ON THIS 18TH DAY OF FEBRUARY, 1997.

                                         Thermedics Detection Inc.


                                                  /s/ Jeffery J. Langan
                                         By:__________________________________
                                                JEFFREY J. LANGAN, CHIEF
                                             EXECUTIVE OFFICERAND PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

         Jeffery J. Langan*           Chief Executive
------------------------------------   Officer, President      February 18,
         JEFFREY J. LANGAN             and Director             1997
                                       (Principal
                                       Executive Officer)

        John N. Hatsopoulos*          Vice President,
------------------------------------   Chief Financial         February 18,
        JOHN N. HATSOPOULOS            Officer and              1997
                                       Director

         Paul F. Kelleher*            Chief Accounting
                                      Officer
                                      (Principal Accounting Officer)

------------------------------------                           February 18,
          PAUL F. KELLEHER                                      1997

         John W. Wood Jr.*            Chairman of the
------------------------------------   Board and Director      February 18,
          JOHN W. WOOD JR.                                      1997

                                                               February  ,
------------------------------------  Director                  1997

        MORTON COLLINS

       /s/  Jonathan W. Painter
*By: _______________________________
         JONATHAN W. PAINTER
           ATTORNEY-IN-FACT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermedics Detection Inc.:

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermedics Detection Inc. included in Thermedics Detection Inc.'s Form S-1 and have issued our report thereon dated February 3, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermedics Detection Inc.'s Schedule of Valuation and Qualifying Accounts, included in
Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          Arthur Andersen LLP

Boston, Massachusetts
February 3, 1997

                                                                     SCHEDULE II

                           THERMEDICS DETECTION INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                         BALANCE AT PROVISION                                   BALANCE
                         BEGINNING  CHARGED TO           ACCOUNTS   ACCOUNTS    AT END
DESCRIPTION              OF PERIOD   EXPENSE   OTHER (A) RECOVERED WRITTEN OFF OF PERIOD
-----------              ---------- ---------- --------- --------- ----------- ---------
YEAR ENDED DECEMBER 31,
 1994
 Allowance for Doubtful
  Accounts..............    $431       $128      $ --      $ --       $ (12)      $547
YEAR ENDED DECEMBER 30,
 1995
 Allowance for Doubtful
  Accounts..............    $547       $ 98      $ --      $ --       $(129)      $516
YEAR ENDED DECEMBER 28,
 1996
 Allowance for Doubtful
  Accounts..............    $516       $582      $122      $167       $(172)    $1,215

--------
(a) Includes allowance of businesses acquired during the year as described in
    Note 2 to Consolidated Financial Statements included elsewhere in this Prospectus and foreign currency translation adjustment.

                                 EXHIBIT INDEX

   EXHIBIT NO.                   DESCRIPTION OF EXHIBIT                    PAGE
   ----------- ---------------------------------------------------------   ----
       1       Form of Standby Underwriting Agreement
       2.1     Asset Purchase Agreement dated as of January 25, 1996
               among the Registrant, Moisture Systems Corporation and
               certain Affiliates of Moisture Systems Corporation.
               Pursuant to Item 601(b)(2) of Regulation S-K, schedules
               to this Agreement have been omitted. The Registrant
               hereby undertakes to furnish supplementally a copy of
               such schedules to the Commission upon request.
       2.2     Share Purchase Agreement dated as of January 25, 1996
               among the Registrant, Rutter Holding B.V. and certain
               Affiliates of Rutter Holding B.V. Pursuant to Item
               601(b)(2) of Regulation S-K, schedules to this Agreement
               have been omitted. The Registrant hereby undertakes to
               furnish supplementally a copy of such schedules to the
               Commission upon request.
       3.1     Articles of Organization of the Registrant, as amended
       3.2     By-Laws of the Registrant
      *4.1     Specimen Common Stock Certificate
       4.2     Specimen Rights Certificate
       5       Opinion of Seth H. Hoogasian, Esq. with respect to the
               validity of the securities being offered
      10.1     Corporate Services Agreement dated as of March 20, 1996
               between Thermo Electron Corporation ("Thermo Electron")
               and the Registrant
      10.2     Thermo Electron Corporate Charter, as amended and
               restated effective January 3, 1993 (incorporated by
               reference herein form Exhibit 10.1 to Thermo Electron's
               Annual Report on Form 10-K for the fiscal year ended
               January 2, 1993 (File No. 1-8002))
      10.3     Tax Allocation Agreement dated as of March 20, 1996
               between Thermedics Inc. ("Thermedics") and the Registrant
      10.4     Master Repurchase Agreement dated as of March 20, 1996
               between Thermo Electron and the Registrant
      10.5     Master Guarantee Reimbursement Agreement dated as of
               March 20, 1996 among Thermo Electron, Thermedics and the
               Registrant
      10.6     Master Guarantee Reimbursement Agreement dated as of
               March 20, 1996 between Thermedics and the Registrant
      10.7     Equity Incentive Plan of the Registrant
      10.8     Deferred Compensation Plan for Directors of the
               Registrant
      10.9     $21.2 Million Principal Amount Promissory Note due March
               1998, issued by the Registrant to Thermedics
      10.10    Form of Indemnification Agreement for Officers and
               Directors
      10.11    Stock Purchase Agreement dated as of March 25, 1996
               between David H. Fine and the Registrant
      10.12    Stock Purchase Agreement dated as of November 19, 1996
               between Jeffrey J. Langan and the Registrant

   EXHIBIT NO.                   DESCRIPTION OF EXHIBIT                    PAGE
   ----------- ---------------------------------------------------------   ----
               In addition to the stock-based compensation plans of the
               Registrant, the executive officers of the Registrant may
               be granted awards under stock-based compensation plans of
               the Registrant's parent, Thermo Electron Corporation, and
               its subsidiaries, for services rendered to the Registrant
               or to such affiliated corporations. Such plans were filed
               as Exhibits 10.21 - 10.44 to the Annual Report on Form
               10-K of Thermo Electron for the fiscal year ended
               December 30, 1995 [File No. 1-8002] and as Exhibits 10.18
               - 10.19, 10.22, and 10.48 - 10.49 to the Annual Report on
               Form 10-K of Thermedics for the fiscal year ended
               December 30, 1995 [File No. 1-9567] and are incorporated
               herein by reference.
      11       Computation of Earnings per Share
      21       Subsidiaries of the Registrant
     *23.1     Consent of Arthur Andersen LLP
     *23.2     Consent of Arthur Andersen LLP
     *23.3     Consent of Deloitte & Touche Registeraccountants
      23.4     Consent of Seth H. Hoogasian, Esq. (included in Exhibit
               5)
      24       Power of Attorney (see page II-5 of the Registration
               Statement)
      27       Financial Data Schedule
      99.1     Form of Subscription Agency Agreement
     *99.2     Instructions as to use of Thermedics Detection Inc.
               Subscription Certificates and International Holder
               Subscription Forms
      99.3     International Holder Subscription Form
      99.4     Form of Letter to Thermedics Detection stockholders
      99.5     Form of Letter to Thermedics stockholders

--------

* Filed herewith. All other exhibits previously filed.